The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell these securities, nor does it solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
Filed Pursuant to Rule 424(b)(5)
Registration No. 333-278027
Subject to Completion, dated August 15, 2024
Preliminary Prospectus Supplement
(to Prospectus dated April 2, 2024)
US$150,000,000

Bitdeer Technologies Group
% Convertible Senior Notes due 2029
Convertible into Class A ordinary shares
We are offering US$150,000,000 principal amount of our   % Convertible Senior Notes due 2029 (the “notes”). The notes will bear interest at a rate of    % per year, payable semiannually in arrears on February 15 and August 15 of each year, beginning on February 15, 2025. The notes will mature on August 15, 2029, unless earlier converted, redeemed or repurchased.
Holders may convert their notes at their option prior to the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, we will pay or deliver, as the case may be, cash, Class A ordinary shares, or a combination of cash and Class A ordinary shares, at our election, as described in this prospectus supplement.
The conversion rate will initially be     Class A ordinary shares per US$1,000 principal amount of notes (equivalent to an initial conversion price of approximately US$    per Class A ordinary share). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date or following our delivery of a notice of optional redemption, cleanup redemption or tax redemption, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event or convert its notes called (or deemed called) for redemption in connection with such notice of optional redemption, cleanup redemption or tax redemption, as the case may be. We will also increase the conversion rate for a holder who elects to convert its notes during the period from, and including, the date that is six months after the last date of original issuance of the notes until the close of business on the business day immediately preceding August 1, 2027 (other than a conversion in connection with a make-whole fundamental change or a cleanup redemption or a tax redemption).
We may redeem for cash all or any part of the notes (subject to the partial redemption limitation described in this prospectus supplement), at our option, on or after August 20, 2027 and prior to the 41st scheduled trading day immediately preceding the maturity date, if the last reported sale price of our Class A ordinary shares has been at least 150% of the conversion price for the notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of optional redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. We refer to the redemption at our option on or after August 20, 2027 as an “optional redemption” in this prospectus supplement. In addition, we may redeem for cash all but not part of the notes at any time prior to the 41st scheduled trading day immediately preceding the maturity date if less than US$25 million aggregate principal amount of notes remains outstanding at such time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. We refer to such redemption at our option as a “cleanup redemption” in this prospectus supplement. We may also redeem for cash all but not part of the notes in the event of certain tax law changes as described herein under “Description of the Notes—Tax Redemption.” We refer to the redemption in the event of such tax law changes as a “tax redemption” in this prospectus supplement. No sinking fund is provided for the notes.
If we undergo a fundamental change, subject to certain conditions and a limited exception described in this prospectus supplement, holders may require us to repurchase for cash all or part of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.
The notes will be our general senior unsecured obligations and will rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes, will rank equal in right of payment with all of our liabilities that are not so subordinated, will rank effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness and will rank structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.
We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. Our Class A ordinary shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “BTDR.” The last reported sale price of our Class A ordinary shares on Nasdaq on August 13, 2024 was US$7.89 per Class A ordinary share.
Investing in the notes involves a high degree of risk. See the “Risk Factors” beginning on page S-10 of this prospectus supplement, in any accompanying prospectus and in any documents incorporated by reference into this prospectus supplement.
Neither the United States Securities and Exchange Commission nor any state securities commission or any regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public(1)	US$	US$
Underwriting discounts and commissions	US$	US$
Proceeds, before expenses, to us	US$	US$
(1)	Plus accrued interest, if any, from August , 2024.
We have granted the underwriters an option to purchase up to an additional US$22,500,000 aggregate principal amount of the notes on the same terms and conditions as set forth above within 30 days of the date of this prospectus supplement solely to cover over-allotments.
The underwriters expect to deliver the notes in book-entry from only through the facilities of The Depository Trust Company for the accounts of its participants against payment in New York, New York on or about August  , 2024, which will be the second business day following the initial trade date for the notes (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day preceding the settlement date should consult their own advisors.
Book-Running Manager
BTIG
Co-Manager
A.G.P.
Prospectus Supplement dated August  , 2024

PROSPECTUS SUPPLEMENT
PROSPECTUS
You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any other offering materials we file with the United States Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on such different or inconsistent information. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any other offering material is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or the behalf of the underwriters, to subscribe for and purchase any of the notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus are part of a shelf registration statement that we filed with the SEC. Under the shelf registration process, from time to time, we may offer and sell any combination of the securities described in the accompanying prospectus in one or more offerings. This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of the notes and supplements information contained in the accompanying prospectus and certain documents incorporated by reference into the accompanying prospectus. The second part consists of the accompanying prospectus dated April 2, 2024 and included in the registration statement on Form F-3 (No. 333-278027), which gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not be applicable to this offering.
To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any previously filed document incorporated by reference into this prospectus supplement or the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.
You should carefully read the accompanying prospectus, this prospectus supplement and the documents incorporated by reference in the accompanying prospectus and this prospectus supplement in their entirety before making an investment decision, together with additional information described below under the heading “Where You Can Find More Information” and “Incorporation of Documents by Reference.”
In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires,
•	“Class A ordinary shares” refers to our Class A ordinary shares, par value US$0.0000001 per share;
•	“Class V ordinary shares” refers to our Class V ordinary shares, par value US$0.0000001 per share;
•	“Form 20-F” refers to our annual report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 28, 2024;
•	“shares” or “ordinary shares” refers to our Class A ordinary shares, par value US$0.0000001 per share, and our Class V ordinary shares, par value US$0.0000001 per share; and
•	“we,” “us,” “the company,” “our group,” “our” or “Bitdeer” refers to Bitdeer Technologies Group, a Cayman Islands exempted company, and its subsidiaries.
Unless otherwise specifically indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their over-allotment option to purchase additional notes in this offering.
S-ii

FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein contain forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors” in this prospectus supplement, the accompanying prospectus and in our Form 20-F, that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.
In some cases, you can identify these forward-looking statements by words or phrases such as “may,” “could,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to,” “potential” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:
•	the price and volatility of Bitcoin and other cryptocurrencies;
•	our ability to maintain competitive positions in proprietary hash rate;
•	our ability to procure and/or manufacture mining machines at a lower cost;
•	our ability to expand mining datacenters;
•	our ability to develop and deploy new generations of mining machines;
•	our ability to control electricity cost;
•	our ability to make effective judgments regarding pricing strategy and resource allocation;
•	our ability to upgrade and expand our product offerings;
•	regulatory changes or actions that may restrict the use of cryptocurrencies or the operation of cryptocurrency networks in a manner that may require us to cease certain or all operations;
•	the risks to our business of earthquakes, fires, floods, and other natural catastrophic events and interruptions by man-made issues such as strikes and terrorist attacks;
•	the volatility of the market price of our Class A ordinary shares, which could cause the value of your investment to decline;
•	the risk that an active trading market for our Class A ordinary shares may never develop or be sustained;
•	our ability to maintain the listing of our Class A ordinary shares on Nasdaq;
•	the trading price of our securities, which has been and may continue to be volatile;
•	unexpected costs or expenses;
•	future issuances, sales or resales of our Class A ordinary shares;
•	our expectation regarding the use of proceeds from our financing activities, including this offering; and
•	general economic and business conditions in our markets.
You should read this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus supplement (including our Form 20-F and the other information incorporated by reference herein) include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus supplement and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect future events or developments.
S-iii

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information more fully described elsewhere in this prospectus supplement and within the materials incorporated by reference herein. Because it is a summary, it does not contain all the information that you should consider before buying the securities offered by this prospectus supplement. You should read the entire prospectus supplement and the materials incorporated by reference in their entirety, including the “Risk Factors” section in this prospectus supplement, the risks outlined under the heading “Risk Factors” in our Form 20-F and our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement before deciding to invest in the securities.
The Company
We are a world-leading technology company for blockchain and high-performance computing. We are committed to providing comprehensive computing solutions for our customers. We handle complex processes involved in computing, such as equipment procurement, transport logistics, datacenter design and construction, equipment management, and daily operations. We also offer advanced cloud capabilities to customers with high demand for artificial intelligence. Headquartered in Singapore, we currently operate six mining datacenters in the United States, Norway and Bhutan with an aggregate electrical capacity of 895MW as of July 31, 2024. From these mining datacenters, we generate hash rate under management which is categorized into proprietary and hosting hash rate. As of July 31, 2024, our proprietary hash rate was 8.6 EH/s. Together with the 12.6 EH/s hosting hash rate generated from mining machines hosted in our mining datacenters, we possessed a total of 21.2 EH/s of hash rate under management as of July 31, 2024. We expect to continue increasing our hash rate through 2024 and beyond through conversion of our existing hosting capacity, executing on pipeline capacity, and pursuing expansion opportunities on a global scale. As of July 31, 2024, we possessed an aggregate pipeline capacity of 1,645MW in the United States, Norway and Bhutan.
We primarily operate three business lines—“self-mining,” “hash rate sharing” and “hosting.” Self-mining refers to cryptocurrency mining for our own account, which allows us to directly capture the high appreciation potential of cryptocurrency. We offer two types of hash rate sharing solutions—Cloud Hash Rate and Hash Rate Marketplace. Through Cloud Hash Rate, our primary hash rate sharing solution, we sell our proprietary hash rate to customers, offering hash rate subscription plans at fixed prices and sharing mining income with them under certain arrangements. Through our Hash Rate Marketplace solution, we connect reliable third-party hash rate suppliers with hash rate users to facilitate hash rate sales and generate revenue from charging service fees. Our hosting services offer customers one-stop mining machine hosting solutions encompassing deployment, maintenance and management services for efficient cryptocurrency mining. Among a wide selection of hosting services, customers can either subscribe to our Cloud Hosting service for the specified mining machines from which they derive computing power under a “group-buying” model, or send their mining machines to our mining datacenters for hosting under the General Hosting option or the Membership Hosting option. All of our three business lines are supported by Minerplus, our self-developed integrated intelligent software platform, which offers software support to significantly reduce time needed for daily maintenance and mining machine upgrade and substantially decrease operations and maintenance headcount.
We source mining machines from a wide variety of manufacturers and traders with whom we have built robust relationships over the years. As a result, the majority of our mining machines are the most recent and most commonly used models procured at a favorable price, which ensures high energy efficiency and stable hash rate supply both in quality and in quantum. We also engage in the sales of mining machines from time to time. We stay at the forefront of technology development. As a market player with our proprietary hash rate slicing technology, we have been successfully maintaining a less than 2% fluctuation for 98% of our hash rate sales contracts as of December 31, 2023. In March 2024, we successfully tested our first Bitcoin mining chip, the SEAL01, which has been seamlessly integrated into our new SEALMINER A1 mining machines. As our inaugural mining machine, the SEALMINER A1 is expected to have a wall-mount power consumption between 20J/TH and 23J/TH. We plan to deploy our proprietary ASIC technology at our mining datacenters in North America and Norway. We also have new generations of mining machines in the pipeline. We expect the wall-mount power consumption of our second-generation, third-generation and fourth-generation SEALMINER mining machines to be in the range of 15J/TH to 16.5J/TH, 11J/TH to 12J/TH and 5.5J/TH to 6J/TH, respectively.

In addition, we offer advanced cloud capabilities and high-performance computing services to customers with high demand for artificial intelligence and computing. Powered by NVIDIA DGX SuperPOD with H100 system, our AI cloud services provide customers with access to NVIDIA AI supercomputing. Our cloud services help customers accelerate their development of generative AI, large language models (LLMs), and other AI workloads.
Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of reduced reporting requirements that are otherwise applicable to public companies. Section 107 of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with those standards. The JOBS Act also exempts us from having to provide an auditor attestation of internal control over financial reporting under Section 404(b) of Sarbanes-Oxley Act of 2002. We expect to lose emerging growth company status on December 31, 2024.
Foreign Private Issuer
As a “foreign private issuer,” we will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that we must disclose differ from those governing U.S. companies pursuant to the Exchange Act. We will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act.
In addition, as a “foreign private issuer,” our officers and directors and holders of more than 10% of the issued and outstanding Class A ordinary shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability. See the section titled “Item 3.D. Key Information—Risk Factors—Risks Related to Our Securities—We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to domestic public companies in the United States” in our Form 20-F.
Controlled Company
Mr. Jihan Wu currently controls a majority of the voting power of our outstanding ordinary shares. As a result, we are a “controlled company” within the meaning of applicable Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company.” For so long as we remain a “controlled company,” we may elect not to comply with certain corporate governance requirements, including the requirements:
•	that a majority of our board of directors consists of independent directors;
•	that we conduct an annual performance evaluation of the nominating and corporate governance and compensation committees;
•	that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;
•	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility; and
•
that director nomination be selected, or recommended for selection by our board of directors, by (i) a majority of our independent directors in a vote in which only our independent directors participate or (ii) a nominations committee composed solely of independent directors.

As of the date of this prospectus supplement, we have elected not to comply with any of the requirements listed above, except that our nominating and corporate governance committee and compensation committee have written charters addressing their respective purposes and responsibilities. We may continue to use all or some of these exemptions in the future. As a result, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Corporate Information
Our principal executive offices are located at 08 Kallang Avenue, Aperia tower 1, #09-03/04, Singapore 339509. Our telephone number at this address is +65 +65 6282-8220. Our registered office in the Cayman Islands is Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009. Our agent for service of process in the United States is Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, New York 10168. Our corporate website is www.bitdeer.com. The information contained on our website is not incorporated by reference in or part of this prospectus supplement or the accompanying prospectus.

THE OFFERING
The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the notes, see the section entitled “Description of the Notes” in this prospectus supplement that supplements the “Description of Securities—Description of Debt Securities, Warrants and Rights and Other Securities—Description of Debt Securities” section of the accompanying prospectus. For a more detailed description of our Class A ordinary shares issuable upon conversion of the notes, see the section entitled “Description of Securities—Description of Ordinary Shares” in the accompanying prospectus. With respect to the discussion of the terms of the notes on the cover page, in this section and in the section entitled “Description of the Notes,” the words “we,” “our,” “us,” “our company” and “Bitdeer” refer to Bitdeer Technologies Group and not to its subsidiaries.
Issuer
Bitdeer Technologies Group, a Cayman Islands exempted company.
Notes Offered
US$150,000,000 principal amount of   % Convertible Senior Notes due 2029 (the “notes”) plus up to an additional US$22,500,000 principal amount of the notes pursuant to the underwriters’ over-allotment option.
Maturity
The notes will mature on August 15, 2029, unless earlier converted, redeemed or repurchased.
Interest Rate
The notes will bear interest at a rate of   % per year. Interest on the notes will accrue from August   , 2024 and will be payable semiannually in arrears on February 15 and August 15 of each year, beginning on February 15, 2025. We will pay additional interest, if any, at our election, as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of the Notes—Events of Default.”
Conversion Rights
Holders may convert their notes at their option prior to the close of business on the second scheduled trading day immediately preceding the maturity date, in integral multiples of US$1,000 principal amount.
The conversion rate for the notes is initially     Class A ordinary shares per US$1,000 principal amount of notes (equivalent to an initial conversion price of approximately US$ per Class A ordinary share), subject to adjustment as described in this prospectus supplement.
Upon conversion, we will pay or deliver, as the case may be, cash, Class A ordinary shares or a combination of cash and Class A ordinary shares, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and Class A ordinary shares, the amount of cash and Class A ordinary shares, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 40 trading day observation period (as described herein). See “Description of the Notes—Conversion Rights—Settlement upon Conversion.”
In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances as described under “Description of the Notes—Conversion Rights—Adjustment to Class A Ordinary Shares Delivered upon Conversion upon a Make-Whole Fundamental Change.”
We will also increase the conversion rate for a holder who elects to convert its notes during the period from, and including, the date that is six months after the last date of original issuance of the notes until the close of business on the business day immediately preceding August 1, 2027 (other than a conversion in connection with a make-whole fundamental change or a cleanup redemption or a tax redemption) as described under “Description of the Notes—Conversion Rights—Interest Make-Whole Conversion Rate Adjustment upon Certain Conversions.”
Moreover, if we deliver a notice of optional redemption, cleanup redemption or tax redemption (each as described below), we will, under certain circumstances, increase the conversion rate for a holder that elects to convert its notes called (or deemed called) for redemption in connection with such notice of optional redemption, cleanup redemption or tax redemption, as described under “Description of the Notes—Conversion Rights—Adjustment to Conversion Rate upon Conversion in Connection with an Optional Redemption, a Cleanup Redemption or a Tax Redemption.”
You will not receive any additional cash payment or additional Class A ordinary shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, Class A ordinary shares or a combination of cash and Class A ordinary shares paid or delivered, as the case may be, to you upon conversion of a note.
Optional Redemption
We may redeem for cash all or any part of the notes (subject to the partial redemption limitation described below), at our option, on or after August 20, 2027 and prior to the 41st scheduled trading day immediately preceding the maturity date, if the last reported sale price of our Class A ordinary shares has been at least 150% of the conversion price for the notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of optional redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. However, we may not redeem less than all of the outstanding notes at our option unless at least US$75.0 million aggregate principal amount of notes are outstanding and not called for optional redemption as of the time we send the related notice of optional redemption (and after giving effect to the delivery of such notice of optional redemption). We refer to the redemption at our option on or after August 20, 2027 as “optional redemption” in this prospectus supplement.

No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.
We will give notice of any optional redemption not less than 45 nor more than 60 scheduled trading days before the redemption date (provided that if we elect physical settlement for conversions that occur during the related redemption period (as defined below under “Description of the Notes—Conversion Rights—General”), we may provide not less than 10 business days’ nor more than 30 business days’ notice before the redemption date) to the trustee, the conversion agent (if other than the trustee), the paying agent (if other than the trustee) and each holder of notes selected for redemption. See “Description of the Notes—Optional Redemption.”
Cleanup Redemption
We may redeem for cash all but not part of the notes at any time prior to the 41st scheduled trading day immediately preceding the maturity date if less than US$25 million aggregate principal amount of notes remains outstanding at such time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. We refer to such redemption at our option as “cleanup redemption” in this prospectus supplement.
We will give notice of any cleanup redemption not less than 45 nor more than 60 scheduled trading days before the redemption date (provided that if we elect physical settlement for conversions that occur during the related redemption period, we may provide not less than 10 business days’ nor more than 30 business days’ notice before the redemption date) to the trustee, the conversion agent (if other than the trustee), the paying agent (if other than the trustee) and each holder of notes. See “Description of the Notes—Cleanup Redemption.”
Tax Redemption
If we have, or on the next interest payment date would, become obligated to pay any additional amounts as a result of (i) any change or amendment on or after the date of this prospectus supplement in the laws or any rules or regulations of a relevant taxing jurisdiction, or (ii) any change on or after the date of this prospectus supplement in an interpretation, administration or application of such laws, rules or regulations, as further described under “Description of the Notes—Tax Redemption,” we may, at our option, redeem all but not part of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date and any additional amounts which would otherwise be payable to such redemption date with respect to such redemption price. We refer to the redemption in the event of such tax law changes as “tax redemption” in this prospectus supplement.
We will give notice of any tax redemption not less than 45 nor more than 60 scheduled trading days before the redemption date (provided that if we elect physical settlement for conversions that occur during the related redemption period, we may provide not less than 10 business days’ nor more than 30 business days’ notice before the redemption date) to the trustee, the conversion agent (if other than the trustee), the paying agent (if other than the trustee) and each holder of notes. See “Description of the Notes—Tax Redemption.”
Upon our giving a notice of tax redemption, a holder may elect not to have its notes redeemed, in which case such holder would not be entitled to receive the additional amounts referred to in “Description of the Notes—Additional Amounts” after the redemption date with respect to the applicable change in tax law, as further described under “Description of the Notes—Tax Redemption.”
Repurchase upon Fundamental Change
If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of the Notes—Repurchase upon Fundamental Change”), subject to certain conditions and a limited exception described in this prospectus supplement, holders may require us to repurchase for cash all or part of their notes in principal amounts of US$1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of the Notes—Repurchase upon Fundamental Change.”
Additional Amounts
All payments and deliveries made by, or on behalf of, us or any successor to us under or with respect to the notes, including, but not limited to, payments of principal (including, if applicable, the redemption price, the fundamental change repurchase price and the specified date repurchase price), payments of interest and payments of cash and/or deliveries of Class A ordinary shares (together with payments of cash for any fractional Class A ordinary shares, if applicable) upon conversion, will be made without withholding or deduction, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required by certain jurisdictions, we will pay such additional amounts as may be necessary to ensure that the net amount received by the holders of the notes after such withholding or deduction (and after deducting any taxes on the additional amounts) will equal the amounts that would have been received by such holders had no such withholding or deduction been required, subject to certain exceptions set forth under “Description of the Notes—Additional Amounts.”
Ranking
The notes will be our general senior unsecured obligations and will rank:

•	senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes;
•	equal in right of payment with all of our liabilities that are not so subordinated;
•	effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and
•	structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.
As of June 30, 2024, the outstanding principal amount of our total consolidated indebtedness for borrowed money was US$38.0 million, approximately US$15.0 million of which was secured indebtedness. As of June 30, 2024, our subsidiaries had an aggregate principal amount of approximately US$206.1 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations, deferred revenue and deferred tax liabilities) to which the notes would have been structurally subordinated. As of June 30, 2024, after giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option), the outstanding principal amount of our total consolidated indebtedness for borrowed money would have been US$188.0 million.
The indenture governing the notes will not limit the amount of debt that we or our subsidiaries may incur.
Use of Proceeds
We estimate the net proceeds from this offering will be approximately US$   million (or approximately US$   million if the underwriters exercise their over-allotment option to purchase additional notes in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering for datacenter expansion, ASIC based mining rig development as well as working capital and other general corporate purposes. See “Use of Proceeds” for additional information.
Book-Entry Form and Settlement
The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.
We expect that delivery of the notes will be made to investors in book-entry form through the DTC on or about August  , 2024, which will be the second business day following the initial trade date for the notes (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day preceding the settlement date should consult their own advisors.
Absence of a Public Market for the Notes
The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.
Tax Considerations
For a discussion of certain Cayman Islands, Singapore and U.S. federal income tax considerations of the ownership, disposition and conversion of the notes, and the ownership and disposition of the Class A ordinary shares issuable upon conversion of the notes. See “Taxation.”
Nasdaq Capital Market Symbol for the Class A Ordinary Shares
Our Class A ordinary shares are listed on Nasdaq Capital Market under the symbol “BTDR.”
Trustee, Paying Agent, Transfer Agent, Conversion Agent and Registrar
U.S. Bank Trust Company, National Association
Governing Law
The indenture governing the notes and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.

RISK FACTORS
An investment in our notes involves risks. Before you decide to buy our notes, you should consider carefully all of the information in this prospectus supplement as well as the section titled “Risk Factors” included in the accompanying prospectus and all the documents incorporated herein by reference, including the risk factors set forth under “Item 3. Key Information—D. Risk Factors” in our Form 20-F. Any of these risks could have a material adverse effect on our business, prospects, financial condition and results of operations. In any such case, the trading price of our Class A ordinary shares and the value of the notes may decline, and you could lose all or part of your investment. Please see “Where You Can Find More Information” and “Incorporation of Documents by Reference” in this prospectus supplement and “Information Incorporated by Reference” in the accompanying prospectus for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus supplement by reference.
Risks Related to the Notes and this Offering
The notes are effectively subordinated to our secured debt and structurally subordinated to any liabilities of our subsidiaries.
The notes will be our general senior unsecured obligations and will rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes, will rank equal in right of payment with all of our liabilities that are not so subordinated, will rank effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness and will rank structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all such secured debt has been repaid in full from such assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.
The indenture governing the notes will not prohibit us from incurring additional senior debt or secured debt, nor will it prohibit any of our consolidated subsidiaries from incurring additional liabilities.
As of June 30, 2024, the outstanding principal amount of our total consolidated indebtedness for borrowed money was US$38.0 million, approximately US$15.0 million of which was secured indebtedness. As of June 30, 2024, our subsidiaries had an aggregate principal amount of approximately US$206.1 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations, deferred revenue and deferred tax liabilities) to which the notes would have been structurally subordinated. As of June 30, 2024, after giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option), the outstanding principal amount of our total consolidated indebtedness for borrowed money would have been US$188.0 million.
The notes are exclusively our obligations and substantially all of our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.
The notes are exclusively our obligations and are not guaranteed by any of our operating subsidiaries. Substantially all of our consolidated assets are held by, and substantially all of our business is conducted through, our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans, service fees or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans, service fees or other distributions to us from such subsidiaries may be subject to regulatory contractual and other restrictions and are subject to other business considerations.
Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.
Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional debt financing or equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations. In addition, any of our future debt agreements may contain restrictive covenants that may prohibit us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our debt.
Regulatory actions, changes in market conditions and other events may adversely affect the trading price and liquidity of the notes and the ability of investors to implement a convertible note arbitrage trading strategy.
We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the Class A ordinary shares underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on Class A ordinary shares in lieu of or in addition to short selling Class A ordinary shares. We cannot assure you that market conditions will permit investors to implement this type of strategy, whether on favorable pricing and other terms or at all. If market conditions do not permit investors to implement this type of strategy, whether on favorable pricing and other terms or at all, at any time while the notes are outstanding, the trading price and liquidity of the notes may be adversely affected.
The SEC and other regulatory and self-regulatory authorities have in the past implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including Class A ordinary shares). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. These circuit breakers have been tripped on several occasions during periods of increased market volatility and are likely to be tripped in the future. Any governmental or regulatory action that restricts or affects the ability of investors in, or potential purchasers of, the notes to effect short sales of Class A ordinary shares, borrow Class A ordinary shares or enter into swaps on Class A ordinary shares could adversely affect the trading price and the liquidity of the notes. Other regulatory actions and events may also impact the trading price and liquidity of the notes and our Class A ordinary shares. For example, in May 2024, our independent registered public accounting firm agreed to a settlement with the PCAOB with respect to identified aspects of quality controls that are in need of improvement. We are actively monitoring the situation but do not currently believe this settlement will affect our financial statements.
In addition, the number of our Class A ordinary shares available for lending in connection with short sale transactions and the number of counterparties willing to enter into an equity swap on our Class A ordinary shares with a note investor may not be sufficient for the implementation of a convertible arbitrage strategy. These and other market events could make implementing a convertible arbitrage strategy prohibitively expensive or infeasible. We cannot assure you that a sufficient number of our Class A ordinary shares will be available to borrow on commercial terms, or at all, to potential purchasers in this offering or holders of the notes. If investors in this offering or potential purchasers of the notes that seek to employ a convertible arbitrage strategy are unable to do so on commercial terms, or at all, then the trading price of, and the liquidity of the market for, the notes may significantly decline.
Volatility in the market price and trading volume of our Class A ordinary shares could adversely impact the trading price of the notes.
The price of our Class A ordinary shares may fluctuate due to a variety of factors, including:
•	changes in the industries in which we operate;
•	developments involving our competitors;
•	changes in laws and regulations affecting our business;
•	variations in our operating performance and the performance of our competitors in general;
•	actual or anticipated fluctuations in our quarterly or annual operating results;
•	publication of research reports by securities analysts about us or our competitors or our industry;
•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	actions by holders in respect of any of their Class A ordinary shares;
•	additions and departures of key personnel;
•	commencement of, or involvement in, litigation involving us;
•	changes in our capital structure, such as future issuances of securities or the incurrence of debt;
•	the volume of Class A ordinary shares available for public sale; and
•
general economic and political conditions, such as the effects of epidemics, pandemics, recessions, volatility in the markets, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability, and acts of war or terrorism.

In particular, the market price of our Class A ordinary shares could be subject to extreme volatility and fluctuations in response to industry-wide developments beyond our control, such as continued industry-wide fallout from the Chapter 11 bankruptcy filings of cryptocurrency exchange FTX (including its affiliated hedge fund Alameda Research LLC), crypto hedge fund Three Arrows, crypto miners Compute North and Core Scientific and crypto lender Celsius Network, Voyager Digital and BlockFi. Although we do not have any exposure to any of the cryptocurrency market participants that previously filed for Chapter 11 bankruptcy or who are known to have experienced excessive redemptions, suspended redemptions or have crypto assets of their customers unaccounted for and although we do not have any assets, material or otherwise, that may not be recovered due to these bankruptcies or excessive or suspended redemptions, the price of our Class A ordinary shares may nevertheless not be immune to unfavorable investor sentiment resulting from these developments in the broader cryptocurrency industry and the price of our Class A ordinary shares may decline as a result.
A decrease in the market price of our Class A ordinary shares would likely adversely impact the trading price of the notes. The market price of our Class A ordinary shares could also be affected by possible sales of Class A ordinary shares by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our Class A ordinary shares. This trading activity could, in turn, affect the trading price of the notes.
An increase in market interest rates could result in a decrease in the value of the notes.
In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.
We may incur substantially more debt or take other actions which would intensify the risks discussed above.
We and our subsidiaries may be able to incur substantial additional debt in the future, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on our debt, including the notes, when due.
We may not have the ability to raise the funds necessary to settle conversions of the notes offered herein, to repurchase the notes upon a fundamental change and our future debt may contain limitations on our ability to pay cash upon conversion or to repurchase the notes.
Holders of the notes will have the right, subject to certain conditions and except as described in this prospectus, to require us to repurchase all or any portion of their notes upon the occurrence of a fundamental change at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date, as described under “Description of the Notes—Repurchase upon Fundamental Change.” In addition, upon conversion of the notes, unless we elect to deliver solely Class A ordinary shares to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the notes being converted as described under “Description of the Notes—Conversion Rights—Settlement upon Conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of the notes surrendered therefor or settle in cash the notes being converted. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase the notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture governing the notes offered hereby could also be a default under our other future outstanding indebtedness (and vice versa) or the fundamental change itself could also lead to a default under agreements governing any outstanding future indebtedness. If the repayment of our other indebtedness or any outstanding future indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase or redeem the notes or make cash payments upon conversions thereof.
Redemption may adversely affect your return on the notes.
Except as described under “Description of the Notes—Cleanup Redemption” and “Description of the Notes—Tax Redemption,” we may not redeem the notes prior to August 20, 2027. We may redeem for cash all or any part of the notes (subject to the partial redemption limitation described in this prospectus supplement), at our option, on or after August 20, 2027 and prior to the 41st scheduled trading day immediately preceding the maturity date, if the last reported price of our Class A ordinary shares has been at least 150% of the conversion price for the notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of optional redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. As a result, we may choose to redeem some or all of the notes, including at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed. In addition, despite the partial redemption limitation, a redemption of less than all of the outstanding notes will likely harm the liquidity of the market for the unredeemed notes following the redemption. Accordingly, if your notes are not redeemed in a partial redemption, then you may be unable to sell your notes at the times you desire or at favorable prices, if at all, and the trading price of your notes may decline. See “Description of the Notes—Optional Redemption.”
We have not determined a specific use for the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.
We have not determined a specific use for the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment and discretion of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase the price of our Class A ordinary shares, nor that these net proceeds will be placed only in investments that generate income or appreciate in value pending their use.
Conversion of the notes may dilute the ownership interest of the holders of our Class A ordinary shares or may otherwise depress the price of our Class A ordinary shares.
The conversion of some or all of the notes may dilute the ownership interests of the holders of our Class A ordinary shares. Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, Class A ordinary shares, or a combination of cash and Class A ordinary shares. If we elect to settle our conversion obligation in Class A ordinary shares or a combination of cash and Class A ordinary shares, any sales in the public market of our Class A ordinary shares issuable upon such conversion could adversely affect prevailing market prices of our Class A ordinary shares. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could be used to satisfy short positions, or anticipated conversion of the notes into Class A ordinary shares could depress the price of our Class A ordinary shares.
The accounting method for the notes could have a material effect on our reported financial results.
The accounting method for reflecting the notes on our consolidated balance sheet, accruing interest expense for the notes and reflecting the underlying shares of our common stock in our reported diluted earnings per share may adversely affect our reported earnings and financial condition.

We expect that the notes will be reflected as a liability on our consolidated balance sheet. Our full accounting assessment may conclude that we are required to separately account for the conversion option or other features as embedded derivatives. Alternatively, we may elect the fair value option to account for the entire instrument at fair value. In either case, we will need to record, on a quarterly basis, gains and losses related to such changes in fair value, which could have a material impact on our net income or loss. It could also depress the trading price of our Class A ordinary shares and the notes.
In addition, the accounting method for reflecting the Class A ordinary shares underlying the notes in our diluted earnings per share may adversely affect our reported earnings and financial condition. We expect that, under applicable accounting principles, the Class A ordinary shares underlying the notes will be reflected in our diluted earnings per share assuming that all the notes were converted into Class A ordinary shares at the beginning of the reporting period (or, if later, the date the notes are first issued), unless the result would be anti-dilutive. Accounting for the notes in this manner may reduce our diluted earnings per share.
Future sales of Class A ordinary shares or equity-linked securities in the public market could lower the trading price for our Class A ordinary shares, adversely impact the trading price of the notes and result in dilution to existing shareholders.
We may in the future sell additional Class A ordinary shares or equity-linked securities to raise capital. In addition, a substantial number of Class A ordinary shares are reserved for issuance upon conversion of the notes and the Class V ordinary shares as well as in connection with the exercise or vesting of awards under our equity incentive plans. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our Class A ordinary shares or equity-linked securities in the public market. The issuance and/or sale of substantial amounts of our Class A ordinary shares, or the perception that such issuances and sales may occur (including due to anticipated conversion of the notes offered hereby, depending on the prevailing trading price of our Class A ordinary shares at the time), could adversely affect the trading price of the notes and Class A ordinary shares and impair our ability to raise capital through the sale of additional equity or equity-linked securities. Any current or future sales of Class A ordinary shares in the public market by us will result in dilution to our existing shareholders. In addition, if one or more holders of the notes elects to convert the notes, unless we elect to satisfy our conversion obligations solely by paying cash, we expect that the settlement of such conversions will result in dilution to our existing shareholders. We are unable to predict the effect that sales, particularly sales by our directors, executive officers, and significant stockholders, may have on the prevailing market price of our Class A ordinary shares or the trading price of the notes.
Holders of notes will not be entitled to any rights with respect to the Class A ordinary shares, but will be subject to all changes made with respect to them to the extent our conversion obligation includes Class A ordinary shares.
Holders of the notes will not be entitled to any rights with respect to our Class A ordinary shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on Class A ordinary shares) prior to the conversion date relating to such notes (if we elect to settle the relevant conversion by delivering solely Class A ordinary shares (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and Class A ordinary shares in respect of the relevant conversion), but holders of the notes will be subject to all changes affecting our Class A ordinary shares. For example, if an amendment is proposed to our amended and restated memorandum and articles of association requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we elect to settle the relevant conversion by delivering solely Class A ordinary shares (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and Class A ordinary shares in respect of the relevant conversion), such holder will not be entitled to vote any shares underlying the notes held by such holder on the amendment, although such holder will nevertheless be subject to any changes affecting our Class A ordinary shares.
Upon conversion of the notes, holders may receive less valuable consideration than expected because the value of our Class A ordinary shares may decline after holders exercise their conversion right and before we settle our conversion obligation.
Under the notes, a converting holder will be exposed to fluctuations in the value of our Class A ordinary shares during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, Class A ordinary shares, or a combination of cash and Class A ordinary shares. If we elect to satisfy our conversion obligation in cash or a combination of cash and Class A ordinary shares, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average price of our Class A ordinary shares for each trading day in a 40-trading-day observation period described under “Description of the Notes—Conversion Rights—Settlement upon Conversion.” Accordingly, if the price of our Class A ordinary shares decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our Class A ordinary shares at the end of such period is below the average volume-weighted average price of our Class A ordinary shares during such period, the value of any Class A ordinary shares that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of Class A ordinary shares that you will receive.
If we elect to satisfy our conversion obligation solely in Class A ordinary shares upon conversion of the notes, we will be required to deliver Class A ordinary shares, together with cash for any fractional share, as described in “Description of the Notes—Conversion Rights—Settlement upon Conversion.” Accordingly, if the price of the Class A ordinary shares decreases prior to our delivery of Class A ordinary shares to you, the value of our Class A ordinary shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.
The notes are not protected by restrictive covenants.
The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture will not contain any covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of the Notes—Repurchase upon Fundamental Change,” “Description of the Notes—Conversion Rights—Adjustment to Class A Ordinary Shares Delivered upon Conversion upon a Make-Whole Fundamental Change” and “Description of the Notes—Consolidation, Merger and Sale of Assets.”
The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change, an optional redemption, a cleanup redemption or a tax redemption may not adequately compensate you for any lost value of your notes as a result of such transaction or redemption.
If a make-whole fundamental change occurs prior to the maturity date or we elect to call the notes for an optional redemption, a cleanup redemption or a tax redemption, under certain circumstances, we will increase the conversion rate by a number of additional Class A ordinary shares for notes converted in connection with such make-whole fundamental change or such redemption. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective or we deliver notice of such redemption and the price paid (or deemed to be paid) per Class A ordinary share in such transaction or the average market price per Class A ordinary share prior to such notice, as described below under “Description of the Notes—Conversion Rights—Adjustment to Class A Ordinary Shares Delivered upon Conversion upon a Make-Whole Fundamental Change” and “—Adjustment to Conversion Rate upon Conversion in Connection with an Optional Redemption, a Cleanup Redemption or a Tax Redemption.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change or such redemption may not adequately compensate you for any lost value of your notes as a result of such transaction or such redemption. Furthermore, if we call only a portion of the outstanding notes for optional redemption, only those notes called (or deemed called) for optional redemption will become convertible as a result of such call for optional redemption and only the conversion rate of notes converted in connection with such notice of redemption will be increased. Accordingly, notes not called (or not deemed called) for optional redemption will not become convertible if not otherwise convertible at such time and will remain outstanding, and may have reduced liquidity and a resulting reduced trading price. In addition, if the price paid (or deemed paid) per Class A ordinary share in the transaction or the market price prior to such redemption is greater than US$   per Class A ordinary share or less than US$   per Class A ordinary share (in each case, subject to adjustment), no additional Class A ordinary shares will be added to the conversion rate for the notes. Moreover, in no event will the conversion rate per US$1,000 principal amount of notes as a result of this adjustment exceed    Class A ordinary shares, subject to adjustments in the same manner as the conversion rate as set forth under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change or notes called (or deemed called) for redemption that are converted during the related redemption period could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.
For conversions from, and including, the date that is six months after the last date of original issuance of the notes until the close of business on the business day immediately preceding August 1, 2027, we will be required to increase the conversion rate by a number of additional Class A ordinary shares, which could result in significant dilution to our stockholders.
We will increase the conversion rate by a number of additional Class A ordinary shares for a holder who elects to convert its notes during the period from, and including, the date that is six months after the last date of original issuance of the notes until the close of business on the business day immediately preceding August 1, 2027 (other than a conversion in connection with a make-whole fundamental change or a cleanup redemption or a tax redemption). The increase in the conversion rate per $1,000 principal amount of notes to be converted will be a number of additional Class A ordinary shares equal to (i) the sum of the remaining scheduled payments of interest that would have been made on $1,000 principal amount of the notes to be converted had such notes remained outstanding from the conversion date through August 15, 2027, divided by (ii) the greater of (x) the conversion price as of the applicable conversion date and (y) the simple average of the daily VWAP (as defined under “Description of Notes—Settlement upon Conversion”) of the Class A ordinary shares for the ten consecutive trading days ending on and including the trading day immediately preceding such conversion date, which could result in significant dilution to our shareholders.
Notwithstanding the foregoing, if in connection with a conversion of notes, the conversion rate is adjusted as described under “Description of Notes—Adjustment to Class A Ordinary Shares Delivered upon Conversion upon a Make-Whole Fundamental Change” or “Description of Notes—Adjustment to Conversion Rate upon Conversion in Connection with an Optional Redemption, a Cleanup Redemption or a Tax Redemption,” then such converting holder will not receive the interest make-whole conversion rate adjustment (as defined under “Description of Notes—Conversion Rights—Interest Make-Whole Conversion Rate Adjustment upon Certain Conversions”) with respect to such notes. See “Description of Notes—Conversion Rights—Interest Make-Whole Conversion Rate Adjustment upon Certain Conversions.”
Upon any optional redemption, cleanup redemption or tax redemption of the notes or any conversion of the notes in connection with a related redemption notice, the cash comprising the redemption price, in the case of an optional redemption, a cleanup redemption or a tax redemption, or the applicable conversion rate, in the case of a conversion in connection with a redemption notice, as applicable, may not fully compensate you for future interest payments or lost time value of your notes.
On or after August 20, 2027, we may optionally redeem for cash all or any part of the notes, at our option, if the last reported sale price of our Class A ordinary shares has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. We may also redeem for cash all but not part of the notes at any time if less than US$25 million aggregate principal amount of notes remains outstanding at such time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. In addition, if we have, or on the next interest payment date would, become obligated to pay any additional amounts in event of certain tax law changes as described under “Description of the Notes—Tax Redemption,” we may, at our option, redeem all but not part of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but not including, the redemption date and any additional amounts with respect to such redemption price. If we call the notes for an optional redemption, a cleanup redemption or a tax redemption, you may convert all or any portion of your notes called for redemption at any time prior to the close of business on the second business day immediately preceding the redemption date. Upon such redemption or conversion, the cash comprising the redemption price, in the case of an optional redemption, a cleanup redemption or a tax redemption, or the applicable conversion rate, in the case of a conversion in connection with a related redemption notice, in either case, may not fully compensate you for any future interest payments that you would have otherwise received or any other lost time value of your notes. See “Description of the Notes—Optional Redemption,” “—Cleanup Redemption” and “—Tax Redemption.”

The conversion rate of the notes may not be adjusted for all dilutive events.
The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain share dividends on Class A ordinary shares, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as repurchases of Class A ordinary shares pursuant to an open market share repurchase program or other buy-back transaction, a third-party tender or exchange offer or an issuance of ordinary shares for cash or other events, that may adversely affect the trading price of the notes or Class A ordinary shares. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.
Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.
Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to offer to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.
Furthermore, holders would not have the right to require us to repurchase the notes in circumstances involving solely a significant change in the composition of our board.
Certain shareholders have substantial influence over certain matters requiring shareholders’ vote and the fundamental change provisions may not afford protection to holders of notes in the event such shareholders increase their voting power.
We have adopted a dual-class voting structure such that our ordinary shares consist of Class A ordinary shares and Class V ordinary shares. Based on our dual-class voting structure, in respect of matters requiring a shareholders’ vote, holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class V ordinary shares will be entitled to ten votes per share. Due to the different voting powers associated with our two classes of ordinary shares, as of August 13, 2024, our founder, Jihan Wu, beneficially owned an aggregate of approximately 83.0% of the total voting power of our ordinary shares. Our founder may take actions that are not aligned with the interests of the holders of notes. The terms of the notes may not afford any protection to holders of notes in the event that our founder takes those actions.
Certain provisions in the indenture governing the notes may delay or prevent an otherwise beneficial takeover attempt of us.
Certain provisions in the indenture governing the notes may make it more difficult or expensive for a third party to acquire us. For example, the indenture governing the notes will require us, except as described in this prospectus, to repurchase the notes for cash upon the occurrence of a fundamental change and, in certain circumstances, to increase the conversion rate for a holder that converts its notes in connection with a make-whole fundamental change. A takeover of us may trigger the requirement that we repurchase the notes and/or increase the conversion rate, which could make it more costly for a potential acquirer to engage in such takeover. Such additional costs may have the effect of delaying or preventing a takeover of us that would otherwise be beneficial to investors.
We cannot assure you that an active or liquid trading market will develop for the notes.
The notes are a new issue of securities for which there is currently no public market, and no active trading market (public or otherwise) might ever develop. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our Class A ordinary shares, our performance and other factors.
We do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.
Any adverse rating of the notes may cause their trading price to fall.
We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.
If you are a U.S. investor, you may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.
The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our shareholders, such as a cash dividend, then, if you are a U.S. investor, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you if you are a U.S. investor. If a make-whole fundamental change occurs on or prior to the maturity date or if we elect to call the notes for an optional redemption, a cleanup redemption or a tax redemption, or if the interest make-whole provision applies, we will, under some circumstances, increase the conversion rate for notes converted in connection with such circumstances. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. It is unclear whether any such dividend deemed paid to non-corporate U.S. investors would be “qualified dividend income” eligible for preferential tax treatment. Proposed U.S. Treasury regulations have been issued addressing the amount and timing of deemed distributions, obligations of withholding agents, and filing and notice obligations of issuers, which, if adopted, could affect the U.S. federal income tax treatment of a U.S. holder of notes deemed to receive such a distribution. See “Description of Notes—Conversion Rights—Conversion Rate Adjustments,” “Description of Notes—Conversion Rights—Interest Make-Whole Conversion Rate Adjustment Upon Certain Conversions,” and “Taxation—United States Federal Income Tax Considerations.”
We intend to take the position that the notes are not contingent payment debt instruments, which position is not free from doubt.
We may be required to deliver additional cash or Class A ordinary shares in respect of notes that are converted in certain circumstances, including as described in “Description of Notes—Conversion Rights—Interest Make-Whole Conversion Rate Adjustment Upon Certain Conversions.” Due to a lack of relevant authority regarding certain of these payments, the applicability to the notes of Treasury Regulations governing contingent payment debt instruments is uncertain. In particular, the effect of the interest make-whole conversion rate adjustment on the tax treatment of the notes is unclear. Although the matter is not free from doubt, we intend to take the position for U.S. federal income tax purposes that the notes are not contingent payment debt instruments. Our position that the notes should not be treated as contingent payment debt instruments is binding on the holders of the notes unless a contrary position is disclosed to the Internal Revenue Service (but is not binding on the Internal Revenue Service). If the Internal Revenue Service were to successfully challenge our position, and the notes were treated as contingent payment debt instruments, U.S. holders would be required, among other potential adverse consequences, to accrue interest income at a rate substantially higher than the stated interest rate on the notes (regardless of such U.S. holder’s regular method of accounting for U.S. federal income tax purposes), and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note. In addition, conversion of the notes would be a taxable event, and any gain realized upon conversion would be required to be treated as ordinary income.
Investors are urged to consult with their own tax advisors regarding the tax consequences of purchasing, owning and disposing of the notes and the Class A ordinary shares that may be received upon conversion of the notes. See “Taxation— United States Federal Income Tax Considerations.”

Because under certain attribution rules our non-U.S. subsidiaries may be treated as controlled foreign corporations for U.S. federal income tax purposes, there could be adverse U.S. federal income tax consequences to certain U.S. Holders of Class A ordinary shares who own, directly or indirectly, ten percent or more of our Class A ordinary shares.
For U.S. federal income tax purposes, each “Ten Percent Shareholder” (as defined below) in a non-U.S. corporation that is classified as a “controlled foreign corporation” (a “CFC”) generally is required to include in income such Ten Percent Shareholder’s pro rata share of the CFC’s “Subpart F income,” investment of earnings in U.S. property, and “global intangible low-taxed income,” even if the CFC has made no distributions to its shareholders. Subpart F income generally includes dividends, interest, rents, royalties, gains from the sale of securities and income from certain transactions with related parties, and “global intangible low-taxed income” generally consists of net income of the CFC, other than Subpart F income and certain other types of income, in excess of certain thresholds. A non-U.S. corporation generally will be classified as a CFC if Ten Percent Shareholders own, directly, indirectly or constructively (through attribution), more than 50% of either the total combined voting power of all classes of stock entitled to vote of such corporation or of the total value of the stock of such corporation. A “Ten Percent Shareholder” is a United States person, as defined by the Internal Revenue Code of 1986, as amended (the “Code”), who owns or is considered to own, directly, indirectly or constructively, 10% or more of either the total combined voting power of all classes of stock entitled to vote of such corporation or the total value of the stock of such corporation. The determination of CFC status is complex and includes certain “downward attribution” rules pursuant to which our non-U.S. subsidiaries may be treated as constructively owned by our U.S. subsidiaries and, therefore, our non-U.S. subsidiaries may be treated as CFCs. Prospective U.S. investors of the notes should consult their tax advisors with respect to the potential application of the CFC rules in their particular circumstances.
We may be or become a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders of the Notes or Class A ordinary shares.
In general, a non-U.S. corporation is a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on the basis of a weighted quarterly average) during such year consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income for such year consists of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, investment gains, net gains from the sales of property that does not give rise to any income and net gains from the sale of commodities (subject to certain exceptions, such as an exception for certain income derived in the active conduct of a trade or business). Cash and cash equivalents are, and cryptocurrency balances are likely, passive assets. The value of goodwill generally will be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly indirectly or constructively, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.
Based on our analysis of our income, assets, activities, and market capitalization, we do not believe that we were a PFIC, for U.S. federal income tax purposes, for the taxable year ended December 31, 2023. However, our PFIC status for any taxable year is a factual annual determination that can be made only after the end of the year and will depend on the composition of our income and assets and the value of our assets from time to time (including the value of our goodwill, which may be determined in large part by reference to the market price of the Class A ordinary shares from time to time, which could be volatile). In addition, the risk of us being a PFIC for any taxable year will increase if our market capitalization declines substantially during that year. Furthermore, whether and to which extent our income and assets, including goodwill, will be characterized as active or passive will depend on various factors that are subject to uncertainty, including our future business plan and the application of laws that are subject to varying interpretation. For example, there is no authority that directly addresses the proper treatment of certain items of our income, such as income from cryptocurrency self-mining, hash rate sharing, or hosting for purposes of the PFIC rules and, although we currently treat these items of income as active, such treatment is uncertain. Moreover, certain of our business activities generate passive income and, although the amount of such income is currently small, our risk of being a PFIC will increase if the proportion of our revenue earned from such business activities increases in future taxable years. Accordingly, there can be no assurances that we will not be a PFIC for its current or any future taxable year, and our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year.
If we are (or are treated with respect to a U.S. investor as) a PFIC for any taxable year during which a U.S. investor owns the notes or Class A ordinary shares, the U.S. investor generally will be subject to adverse U.S.

federal income tax consequences, including increased tax liability on disposition gains and certain “excess distributions” and additional reporting requirements. Prospective U.S. investors of the notes should consult their tax advisers regarding the application of the PFIC rules in their particular circumstances.
Each U.S. Holder is strongly urged to consult its tax advisor regarding these issues. See “Taxation—Material U.S. Federal Income Tax Considerations.”
If we are classified as a Singapore tax resident, interest payments in relation to the notes to holders of the notes may be subject to Singapore withholding tax
Under the Income Tax Act 1947 of Singapore (“SITA”), a company established outside Singapore could be considered tax resident in Singapore if the control and management of its business is exercised in Singapore. “Control and management” typically refers to the making of decisions on strategic matters, such as those concerning the company’s policy and strategy. Where the control and management of a company is exercised is a question of fact. Usually, the location of the company’s board of directors meetings determines where the control and management of a company’s business is exercised. Therefore, such control and management of business should not be considered to be exercised in Singapore if physical board meetings are conducted outside of Singapore.
The Inland Revenue Authority of Singapore (“IRAS”) has issued guidance indicating that a board meeting which involves the use of virtual meeting technology will generally be regarded as having strategic decisions made in Singapore if either of the following conditions is met: (i) at least 50% of the directors with the authority to make strategic decisions are physically in Singapore during the meetings; or (ii) the chairman of the board is physically in Singapore during the meeting.
On the other hand, the IRAS guidance has also indicated that where (i) no board meetings are held in Singapore and board resolutions are merely passed by circulation; (ii) the Singapore director is a nominee director while the rest of the directors are based outside Singapore; (iii) no strategic decisions are made by the Singapore director; or (iv) no key employees are based in Singapore, the control and management of the business of a company may be considered not exercised in Singapore.
We believe that we are not a Singapore tax resident for Singapore income tax purposes. However, our tax residence status is subject to determination by the IRAS and uncertainties remain with respect to the interpretation of the term “control and management” for the purposes of the SITA.
If IRAS determines that we are a Singapore tax resident for Singapore income tax purposes, interest payments in relation to the notes to holders of the notes who are not known to be tax resident in Singapore may be subject to Singapore withholding tax. See “Taxation—Singapore Taxation—Interest and Dividends.”
Because the notes will initially be issued in book-entry form, holders must rely on DTC’s procedures to receive communications relating to the notes and exercise their rights and remedies.
We will initially issue the notes in the form of one or more global notes registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue certificated notes. See “Description of the Notes—Book-Entry, Settlement and Clearance.” Accordingly, if you own a beneficial interest in a global note, you will not be considered an owner or holder of the notes. Instead, DTC or its nominee will be the sole holder of global notes. Unlike persons who have certificated notes registered in their names, owners of beneficial interests in global notes will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from holders. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global notes to vote on any requested actions on a timely basis. In addition, notices and other communications relating to the notes will be sent to DTC. We expect DTC to forward any such communications to DTC participants, which in turn would forward such communications to indirect DTC participants. But we can make no assurances that you timely will receive any such communications.

USE OF PROCEEDS
We estimate the net proceeds from this offering will be approximately US$  million (or US$  million if the underwriters exercise their over-allotment option to purchase additional notes in full), after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us.
We intend to use the net proceeds from this offering for datacenter expansion, ASIC based mining rig development as well as working capital and other general corporate purposes.
The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. We may use the proceeds of this offering differently than as described in this prospectus supplement. To the extent that a certain portion or all of the net proceeds we receive from this offering are not immediately applied for the above purposes, we plan to invest the net proceeds differently than as described in this prospectus supplement.

CAPITALIZATION
The following table sets forth our capitalization as of June 30, 2024:
•	on an actual basis; and
•
on an as adjusted basis to give effect to the issuance and sale of notes from this offering (assuming the underwriters do not exercise their over-allotment option to purchase additional notes, and after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us).

You should read this table together with our audited consolidated financial statements and the related notes incorporated by reference in this prospectus supplement, the accompanying prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Unaudited Interim Condensed Consolidated Financial Statements, both for the six months ended June 30, 2023 and 2024, incorporated by reference in this prospectus supplement and accompanying prospectus.
	As of June 30, 2024
	Actual	As Adjusted
	(unaudited) (US$ in thousands, except for share and per share data)
Principal amount of convertible promissory note(1)	23,000	23,000
Principal amount of % Convertible Senior Notes due 2029 offered hereby(2)	-	150,000
Principal amount of senior secured notes(4)	15,000	15,000
Shareholders’ equity(1)(3):
Class A ordinary shares (par value of US$0.0000001 per share; authorized: 499,600,000,000 shares; issued and outstanding: 90,692,121 shares	*	*
Class V ordinary shares (par value of US$0.0000001 per share; authorized: 200,000,000 shares; issued and outstanding: 48,399,922 shares)	*	*
Reserves	546,389	546,389
Accumulated deficit	(66,990)	(66,990)
Total shareholders’ equity	479,399	479,399
Total capitalization(1)(2)	517,399	667,399
* denotes amount less than US$1,000
(1)
Convertible promissory note refers to the US$30 million 8% coupon unsecured convertible note due July 2023 issued pursuant to such subscription agreement dated July 23, 2021, between Bitdeer and VENTE Technology Growth Investments L.P. (“VENTE”) as the noteholder, as amended by the First Amendment to Definitive Certificate for the Convertible Notes, dated December 15, 2021, by the same parties, and further amended by the Second Amendment to Definitive Certificate for the Convertible Notes, dated July 22, 2023, by the same parties, as a result of which we have repaid US$7 million in principal (and interest accrued thereon from July 1, 2023) of the then outstanding note, and extended the maturity of such convertible promissory note to July 21, 2025, by when we will pay the remainder of the note. The figures in the above table do not reflect conversions of a portion of the convertible promissory note after June 30, 2024. Subsequent to June 30, 2024, VENTE converted a total principal amount of US$3 million of our convertible promissory note. These conversions were settled with Class A ordinary shares. The figures in the above table for our convertible promissory note represent their outstanding principal amount. However, the equity and debt components of the convertible promissory note are separately accounted for on our balance sheet as of June 30, 2024 prepared in accordance with IFRS. As of June 30, 2024, the carrying value of the debt component of our convertible promissory note was approximately US$22.7 million and the carrying value of the equity component, which is reflected in reserves in the table above, was approximately US$0.7 million.

(2)	Reflects the aggregate principal amount of the notes without reflecting debt discount or issuance costs that we are required to recognize.
(3)
The outstanding share information is as of June 30, 2024 and excludes as of that date (i) 6,926,743 Class A ordinary shares issuable upon the exercise of or stock options outstanding; (ii) 8,326,078 Class A ordinary shares reserved for future issuance under our 2023 Share Incentive Plan; (iii) 1,112,886 Class A ordinary shares reserved for future issuance under our 2023 Performance Share Plan; (iv) any Class A ordinary shares that become available subsequent to this offering under our 2023 Share Incentive Plan and 2023 Performance Share Plan pursuant to provisions thereof that automatically increase the share reserves under such plans each year; and (v) the Class A ordinary shares reserved for issuance upon conversion of the notes offered hereby. Additionally, the figures in the above table do not reflect (i) Class A ordinary shares issued upon exercise or vesting of share incentive awards under the 2023 Share Incentive Plan and the 2023 Performance Share Plan after June 30, 2024; and (ii) the effect of shareholding changes in certain subsidiaries after June 30, 2024.

(4)
Senior secured notes refer to the US$15 million 6% coupon secured notes due April 2029 issued pursuant to such purchase agreement dated April 15, 2024, among us, various investors from time to time, Norwegian AI Technology AS and Nordic Trustee AS. The figures in the above table for our senior secured notes represent their outstanding principal amount. However, the senior secured notes were initially measured at fair value as they were issued as part of the purchase consideration in connection with a business combination transaction. As of June 30, 2024, the carrying value of the of our senior secured notes was approximately US$15.1 million.

DESCRIPTION OF THE NOTES
We will issue the notes under a base indenture dated as of August  , 2024 between us and U.S. Bank Trust Company, National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture with respect to the notes. In this section, and throughout this prospectus supplement, we refer to the base indenture (the “base indenture”), as supplemented by the supplemental indenture (the “supplemental indenture”), collectively as the “indenture.” This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
You may request a copy of the indenture from us as described under “Where you can find additional information.”
The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.
For purposes of this description, references to “we,” “our” and “us” refer only to Bitdeer Technologies Group and not to its subsidiaries.
General
The notes will:
•	be our general unsecured, senior obligations;
•	initially be limited to an aggregate principal amount of US$150,000,000 (or US$172,500,000 if the underwriters exercise their over-allotment option;
•	bear cash interest from, and including, August , 2024 at an annual rate of % payable on February 15 and August 15 of each year, beginning on February 15, 2025;
•
be subject to redemption at our option, in whole or in part (subject to the partial redemption limitation described below), on or after August 20, 2027 and prior to the 41st scheduled trading day immediately preceding the maturity date, if the last reported sale price of the Class A ordinary shares has been at least 150% of the conversion price for the notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of optional redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date;

•
be subject to redemption at our option, in whole but not in part prior to the 41st scheduled trading day immediately preceding the maturity date, at any time if less than US$25 million aggregate principal amount of notes remains outstanding at such time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date;

•
be subject to redemption at our option upon the occurrence of certain tax-related events as described under “—Tax Redemption” at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date and any additional amounts with respect to such redemption date;

•
be subject to repurchase by us at the option of the holders of the notes following a fundamental change (as defined below under “—Repurchase at the Option of the Holders—Repurchase upon Fundamental Change”), at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the relevant fundamental change repurchase date;

•	mature on August 15, 2029, unless earlier converted, redeemed or repurchased;

•	be issued in minimum denominations of US$1,000 and integral multiples of US$1,000 in excess thereof; and
•	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-Entry, Settlement and Clearance.”
Subject to satisfaction of certain conditions, the notes may be converted at an initial conversion rate of    Class A ordinary shares per US$1,000 principal amount of notes (equivalent to an initial conversion price of approximately US$   per Class A ordinary share). The conversion rate is subject to adjustment if certain events occur.
We will also increase the conversion rate for a holder who elects to convert its notes during the period from, and including, the date that is six months after the last date of original issuance of the notes until the close of business on the business day immediately preceding August 1, 2027 (other than a conversion in connection with a make-whole fundamental change or a cleanup redemption or a tax redemption) as described under “Description of the Notes—Conversion Rights—Interest Make-Whole Conversion Rate Adjustment upon Certain Conversions.”
We will settle conversions of notes by paying or delivering, as the case may be, cash, Class A ordinary shares or a combination of cash and Class A ordinary shares, at our election, as described under “—Conversion Rights—Settlement upon Conversion.” You will not receive any separate cash payment for interest accrued and unpaid to the conversion date except under the limited circumstances described below. Instead, interest will be deemed to be paid in full (rather than cancelled, extinguished or forfeited) by the cash, Class A ordinary shares or a combination of cash and Class A ordinary shares paid or delivered, as the case may be, to you upon conversion of a note.
The indenture will not limit the amount of debt, including secured debt, that may be issued by us and our subsidiaries under the indenture or otherwise. The indenture will not contain any financial covenants and will not restrict us from paying dividends or issuing or repaying, prepaying or repurchasing our other securities or indebtedness. Other than restrictions described under “—Conversion Rights—Repurchase upon Fundamental Change” and “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Adjustment to Class A Ordinary Shares Delivered upon Conversion upon a Make-Whole Fundamental Change,” the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. The notes will not be guaranteed by any of our subsidiaries.
We may, without the consent of, or notice to, the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby (except for any differences in the issue price, issue date, interest accrued, if any, and, if applicable, restrictions on transfer in respect of such additional notes) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax or securities law purposes, such additional notes will have one or more separate CUSIP numbers. The notes offered by this prospectus supplement and any additional notes would rank equally and ratably and would be treated as a single series for all purposes under the indenture (except to the extent set forth in the immediately preceding sentence).
No sinking fund is provided for the notes.
We do not intend to list the notes on any securities exchange or any automated dealer quotation system.
Except to the extent the context otherwise requires, we use the term “notes” in this prospectus supplement to refer to each US$1,000 principal amount of notes. References in this prospectus supplement to a “holder” or “holders” of notes that are held through The Depository Trust Company (“DTC”) are references to owners of beneficial interests in such notes, unless the context otherwise requires. However, we and the trustee will treat the person in whose name the notes are registered (Cede & Co., in the case of notes held through DTC) as the owner of such notes for all purposes. Except to the extent the context otherwise requires, references herein to “DTC” include references to any other applicable securities depositary. References herein to the “close of business” refer to 5:00 P.M., New York City time, and to the “open of business” refer to 9:00 A.M., New York City time.

Purchase and Cancellation
We will cause all notes surrendered for payment at maturity, repurchase upon a fundamental change, redemption, registration of transfer or exchange or conversion, if surrendered to us or any of our agents or subsidiaries, to be delivered to the trustee for cancellation and they will no longer be considered “outstanding” under the indenture upon their payment at maturity, repurchase upon a fundamental change, redemption, registration of transfer or exchange or conversion, as the case may be. All notes delivered to the trustee shall be cancelled promptly by the trustee in accordance with its customary procedures. Except for notes surrendered for registration of transfer or exchange, no notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.
We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether ourselves or through our subsidiaries or through a privately negotiated transaction or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives, in each case, without the consent of or notice to the holders of the notes. We will cause any notes so repurchased (other than notes repurchased pursuant to cash settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their cancellation. For the avoidance of doubt, any notes underlying such cash-settled swaps or other derivatives will not be required to be surrendered to the trustee for cancellation and will continue to be considered “outstanding” under the indenture.
Payments on the Notes; Paying Agent, Transfer Agent, Conversion Agent and Registrar; Transfer
and Exchange
We will pay, or cause the paying agent to pay (to the extent funded by us), the principal of, and interest on, notes in global form registered in the name of or held by DTC or its nominee by wire transfer in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.
We will pay, or cause the paying agent to pay (to the extent funded by us), the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent, transfer agent and conversion agent and registrar and its office in the contiguous United States as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of US$5,000,000 or less, by check mailed (at our expense) to the holders of these notes and (ii) to holders having an aggregate principal amount of more than US$5,000,000, either by check mailed (at our expense) to each holder or, upon application by such a holder to the trustee not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States if such holder has provided us, the trustee or the paying agent (if other than the trustee) with the requisite information necessary to make such wire transfer, which application shall remain in effect until the holder notifies, in writing, the trustee to the contrary.
A holder of certificated notes may transfer or exchange such notes at the office of the trustee in accordance with the indenture. The registrar and the transfer agent may require a holder, among other things, to offer indemnity and/or security satisfactory to it and to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the transfer agent or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption or surrendered for conversion or required repurchase upon a fundamental change. A holder of a beneficial interest in a note in global form may transfer or exchange such beneficial interest in accordance with the indenture and the applicable procedures of DTC. See “—Book-Entry, Settlement and Clearance.”
The registered holder of a note will be treated as its owner for all purposes.
Interest
The notes will bear cash interest at a rate of   % per year until maturity. Interest on the notes will accrue from, and including, August   , 2024 or from, and including, the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on February 15 and August 15 of each year (each, an “interest payment date”), beginning on February 15, 2025.
Interest will be paid to the person in whose name a note is registered at the close of business on February 1 and August 1 (whether or not a business day), as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.
If any interest payment date, the maturity date, any redemption date or any fundamental change repurchase date falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on such scheduled payment date and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the State of New York, Singapore, the Cayman Islands or, in the case of a payment under the indenture, place of payment are authorized or obligated by law or executive order to close or be closed.
Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”
Optional Redemption
No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically. Except as described under “—Cleanup Redemption” and “—Tax Redemption” below, prior to August 20, 2027, the notes will not be redeemable. On or after August 20, 2027 and prior to the 41st scheduled trading day immediately preceding the maturity date, we may redeem for cash all or any part of the notes, at our option, if the last reported sale price of the Class A ordinary shares has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of optional redemption. However, we may not call less than all of the outstanding notes for optional redemption unless at least $75.0 million aggregate principal amount of notes are outstanding and not called for redemption as of the time we send the related notice of optional redemption (and after giving effect to the delivery of such notice of optional redemption) (such limitation, the “partial redemption limitation”). We refer to the redemption at our option on or after August 20, 2027 as “optional redemption” in this prospectus supplement.
In the case of any optional redemption, we will provide not less than 45 scheduled trading days’ nor more than 60 scheduled trading days’ notice before the redemption date (provided that if we elect physical settlement for conversions of notes called (or deemed called) for redemption that occur from the applicable redemption notice date until the close of business on the second business day immediately preceding the applicable redemption date (any such period, a “redemption period”), we may provide not less than 10 business days’ nor more than 30 business days’ notice before the redemption date) to the trustee, the conversion agent (if other than the trustee), the paying agent (if other than the trustee) and each holder, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed). The redemption date must be a business day. We may not specify a redemption date that falls on or after the 41st scheduled trading day immediately preceding the maturity date.
We will send to each holder (with a copy to the trustee and the conversion agent (if other than the trustee)) written notice of the optional redemption containing certain information set forth in the indenture, including the redemption price, the redemption date, the settlement method that will apply to all conversions with a conversion date that occurs during the related redemption period and the applicable conversion rate determined pursuant to “—Conversion Rights—Adjustment to Conversion Rate Upon Conversion in Connection with an Optional Redemption, a Cleanup Redemption or a Tax Redemption.” Simultaneously with providing such notice, we will publish a notice containing this information on our website or through such other public medium as we may use at that time. Trustee shall have no obligation to make any determination in connection with the foregoing.
If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of US$1,000 or multiples thereof) by lot, on a pro rata basis (subject to rounding to the nearest US$1,000 principal amount) or by another method the trustee considers to be fair and appropriate and, in the case of a global note, in accordance with, and subject to, DTC’s applicable procedures.

If your notes are selected for partial redemption and you convert a portion of such notes, the converted portion will be deemed to be from the portion selected for redemption.
If we elect to redeem less than all of the outstanding notes, and the holder of any note, or any owner of a beneficial interest in any global note, is reasonably not able to determine, before the close of business on the 44th scheduled trading day immediately before the relevant redemption date (or, if we elect physical settlement for conversions that occur during the related redemption period, on the fourth business day immediately preceding the relevant redemption date), whether such note or beneficial interest, as applicable, is to be redeemed pursuant to such redemption, then the conversion of such note or beneficial interest, as applicable, will be deemed to be of a note called for redemption for purposes of the these redemption provisions and the provisions described below under the caption “—Conversion Rights—Adjustment to Conversion Rate Upon Conversion in Connection with an Optional Redemption, a Cleanup Redemption or a Tax Redemption.”
In the event of any redemption in part, we will not be required to register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.
With respect to any notes that are called (or deemed called) for optional redemption and converted during the related redemption period, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional Class A ordinary shares as described under “— Conversion Rights—Adjustment to Conversion Rate upon Conversion in Connection with an Optional Redemption, a Cleanup Redemption or a Tax Redemption.”
No notes may be optionally redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price).
The “last reported sale price” of the Class A ordinary shares (or other security for which a closing sale price must be determined) on any date means the closing sale price per Class A ordinary share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Class A ordinary shares (or such other security) are traded. If the Class A ordinary shares (or such other security) are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for the Class A ordinary shares (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Class A ordinary shares (or such other security) are not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for the Class A ordinary shares (or such other security) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. The “last reported sale price” will be determined without regard to after-hours trading or any other trading outside of regular trading session hours.
“Trading day” means a day on which (i) trading in the Class A ordinary shares (or other security for which a closing sale price must be determined) generally occurs on The Nasdaq Capital Market or, if the Class A ordinary shares (or such other security) are not then listed on The Nasdaq Capital Market, on the principal other U.S. national or regional securities exchange on which the Class A ordinary shares (or such other security) are then listed or, if the Class A ordinary shares (or such other security) are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Class A ordinary shares (or such other security) are then traded, and (ii) a last reported sale price for the Class A ordinary shares (or closing sale price for such other security) is available on such securities exchange or market. If the Class A ordinary shares (or such other security) are not so listed or traded, “trading day” means a “business day.”
Cleanup Redemption
We may redeem for cash all but not part of the notes at any time prior to the 41st scheduled trading day immediately preceding the maturity date if less than US$25 million aggregate principal amount of notes remains outstanding at such time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. We refer to such redemption at our option as “cleanup redemption” in this prospectus supplement.
Notwithstanding the foregoing, if the redemption date occurs after a regular record date and on or prior to the corresponding interest payment date, we will pay on the interest payment date the full amount of accrued and unpaid interest, if any, due on such interest payment date to the record holder of the notes on the regular record date corresponding to such interest payment date, and the redemption price payable to the holder who presents a note for cleanup redemption will be equal to 100% of the principal amount of such note.
In the case of any cleanup redemption, we will provide not less than 45 scheduled trading days’ nor more than 60 scheduled trading days’ notice before the redemption date (provided that if we elect physical settlement for conversions that occur during the related redemption period, we may provide not less than 10 business days’ nor more than 30 business days’ notice before the redemption date) to the trustee, the conversion agent (if other than the trustee), the paying agent (if other than the trustee) and each holder of notes. The redemption date must be a business day. We may not specify a redemption date that falls on or after the 41st scheduled trading day immediately preceding the maturity date.
We will send to each holder (with a copy to the trustee and the conversion agent (if other than the trustee)) written notice of the cleanup redemption containing certain information set forth in the indenture, including the redemption price, the redemption date, the settlement method that will apply to all conversions with a conversion date that occurs during the related redemption period and the applicable conversion rate determined pursuant to “—Conversion Rights—Adjustment to Conversion Rate Upon Conversion in Connection with an Optional Redemption, a Cleanup Redemption or a Tax Redemption.” Simultaneously with providing such notice, we will publish a notice containing this information on our website or through such other public medium as we may use at that time.
With respect to any notes that are called for a clean-up redemption and converted during the related redemption period, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional Class A ordinary shares as described under “— Conversion Rights—Adjustment to Conversion Rate upon Conversion in Connection with an Optional Redemption, a Cleanup Redemption or a Tax Redemption.”
No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes).
Additional Amounts
All payments and deliveries made by, or on behalf of, us or any successor to us under or with respect to the notes, including payments of principal (including, if applicable, the redemption price and the fundamental change repurchase price), payments of interest and payments of cash and/or deliveries of Class A ordinary shares (together with payments of cash for any fractional Class A ordinary shares) upon conversion, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which we or any successor to us are, for tax purposes, organized or resident or doing business (each, as applicable, a “relevant taxing jurisdiction”) or from or through which payment is made or deemed made (together with each relevant taxing jurisdiction, a “relevant jurisdiction,” and in each case, any political subdivision or taxing authority thereof or therein), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, we will pay to the holder of each note such additional amounts (the “additional amounts”) as may be necessary to ensure that the net amount received by the holders of the notes after such withholding or deduction (and after deducting any taxes on the additional amounts) will equal the amounts that would have been received by such holders had no such withholding or deduction been required; provided that no additional amounts will be payable:
(1)	for or on account of:
(a)	any tax, duty, assessment or other governmental charge that would not have been imposed but for:
(i)
the existence of any present or former connection between the holder or beneficial owner of such note and the relevant jurisdiction, other than merely holding such note or the receipt of payments thereunder, including such holder or beneficial owner being or having been a national, domiciliary or resident of such relevant jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(ii)	the presentation of such note (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of (including the redemption price and the fundamental change repurchase price, if applicable) and interest on such note or the payment of cash and/or the delivery of Class A ordinary shares (together with payment of cash for any fractional share) upon conversion of such note became due and payable or deliverable pursuant to the terms thereof or was made or duly provided for;
(iii)
the failure of the holder or beneficial owner to comply with a timely request from us or any successor of us, addressed to the holder, to provide certification, information, documents or other evidence concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with the relevant jurisdiction, or to make any declaration or satisfy any other reporting requirement relating to such matters, if and to the extent that due and timely compliance with such request is required by statute, regulation or administrative practice of the relevant jurisdiction in order to reduce or eliminate any withholding or deduction as to which additional amounts would have otherwise been payable; or

(iv)	the presentation of such note (in cases in which presentation is required) for payment in the relevant jurisdiction, unless such note could not have been presented for payment elsewhere;
(b)
any tax, duty, assessment, withholding, deduction or other governmental charge assessed on any cash or shares payable or deliverable as a result of the conversion rate adjustment described under “—Conversion Rights—Interest Make-Whole Conversion Rate Adjustment Upon Certain Conversions”;

(c)	any estate, inheritance, gift, sale, transfer, excise, personal property or similar tax, assessment or other governmental charge;
(d)	any tax, duty, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payments or deliveries under or with respect to the notes;
(e)
any tax, assessment, withholding or deduction required by sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (“FATCA”), any current or future Treasury Regulations or rulings promulgated thereunder, any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA, any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA or any law enacted by such other jurisdiction to give effect to such agreement, or any agreement with the U.S. Internal Revenue Service under FATCA; or

(f)	any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (a), (b), (c), (d) or (e),
(2)
with respect to any payment of the principal of (including the redemption price and the fundamental change repurchase price, if applicable) and interest on such note or the payment of cash and/or the delivery of Class A ordinary shares (together with payment of cash for any fractional share) upon conversion of such note (other than with respect to any amounts payable or deliverable as a result of the interest make-whole conversion rate adjustment) to a holder, if the holder is a fiduciary, partnership or person other than the sole beneficial owner of that payment, to the extent that such payment would be required to be included in the income under the laws of the relevant jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a partner or member of that partnership or a beneficial owner, in each case that would not have been entitled to such additional amounts had that beneficiary, settlor, partner, member or beneficial owner been the holder thereof.

As a result of these provisions, there are circumstances in which taxes could be withheld or deducted but additional amounts would not be payable with respect to notes held for some or all beneficial owners of notes.
The trustee and the paying agent shall also be entitled to make any withholding or deduction pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to FATCA and any regulations or agreements thereunder or official interpretations thereof.
Whenever there is mentioned in any context the payment of cash and/or the delivery of Class A ordinary shares (together with payment of cash for any fractional share) upon conversion of any note (other than with respect to any amounts payable or deliverable as a result of the interest make-whole conversion rate adjustment) or the payment of principal of (including the redemption price and the fundamental change repurchase price, if applicable) and interest on any note or any other amount payable with respect to such note , such mention shall be deemed to include payment of additional amounts provided for in the indenture to the extent that, in such context, additional amounts are, were or would be payable in respect thereof.
If we or our successor are required to make any deduction or withholding from any payments or deliveries with respect to the notes, we will deliver to the trustee official tax receipts evidencing the remittance to the relevant tax authorities of the amounts so withheld or deducted or, if such receipts are not obtainable, other evidence of payments reasonably satisfactory to the trustee. Upon request, copies of those receipts or other evidence of payments, as the case may be, will be made available by the paying agent to the holders or beneficial owners of the notes.
The trustee shall have no obligation to determine whether any additional amounts are payable under the indenture or the amount thereof.
Tax Redemption
If we have, or on the next interest payment date would, become obligated to pay to the holder of any note additional amounts, as a result of:
•
any change or amendment on or after the date of this prospectus supplement (or, in the case of a jurisdiction that becomes a relevant taxing jurisdiction after such date, on or after such later date) in the laws or any rules or regulations of a relevant taxing jurisdiction; or

•
any change on or after the date of this prospectus supplement (or, in the case of a jurisdiction that becomes a relevant taxing jurisdiction after such date, on or after such later date) in an interpretation, administration or application of such laws, rules or regulations by any legislative body, court, governmental agency, taxing authority or regulatory or administrative authority of such relevant taxing jurisdiction (including the enactment of any legislation and the announcement or publication of any judicial decision or regulatory or administrative interpretation or determination);

(each, a “change in tax law”), we may, at our option, redeem all but not part of the notes (except in respect of certain holders that elect otherwise as described below) at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the redemption date, including any additional amounts with respect to such redemption price; provided that we may only redeem the notes if:
•
we cannot avoid these obligations by taking commercially reasonable measures available to us (provided that changing the jurisdiction of incorporation, organization or domicile of our company shall be deemed not to be a commercially reasonable measure); and

•
we deliver to the trustee an opinion of outside legal counsel or other qualified tax advisor, in each case, of recognized standing in the relevant taxing jurisdiction and an officers’ certificate attesting to such change in tax law and obligation to pay additional amounts.

We refer to the redemption in the event of such tax law changes as “tax redemption” in this prospectus supplement.
Notwithstanding the foregoing, if the redemption date occurs after a regular record date and on or prior to the corresponding interest payment date, we will pay on the interest payment date the full amount of accrued and unpaid interest, if any, due on such interest payment date to the record holder of the notes on the regular record date corresponding to such interest payment date, and the redemption price payable to the holder who presents a note for tax redemption will be equal to 100% of the principal amount of such note, including, for the avoidance of doubt, any additional amounts with respect to such redemption price.
In the case of any tax redemption, we will provide not less than 45 scheduled trading days’ nor more than 60 scheduled trading days’ notice before the redemption date (provided that if we elect physical settlement for conversions that occur during the related redemption period, we may provide not less than 10 business days’ nor more than 30 business days’ notice before the redemption date) to the trustee, the conversion agent (if other than the trustee), the paying agent (if other than the trustee) and each holder of notes. The redemption date must be a business day. We may not specify a redemption date that falls on or after the 41st scheduled trading day immediately preceding the maturity date.

We will send to each holder (with a copy to the trustee and the conversion agent (if other than the trustee)) written notice of the redemption containing certain information set forth in the indenture, including the redemption price, the redemption date, the settlement method that will apply to all conversions with a conversion date that occurs during the related redemption period and the applicable conversion rate determined pursuant to “—Conversion Rights—Adjustment to Conversion Rate Upon Conversion in Connection with an Optional Redemption, a Cleanup Redemption or a Tax Redemption.” Simultaneously with providing such notice, we will publish a notice containing this information on our website or through such other public medium as we may use at that time.
Upon receiving such notice of tax redemption, each holder will have the right to elect to not have its notes redeemed, in which case we will not be obligated to pay any additional amounts on any payment with respect to such notes solely as a result of such change in tax law that resulted in the obligation to pay such additional amounts (whether upon conversion, required repurchase in connection with a fundamental change, maturity or otherwise, and whether in cash, Class A ordinary shares, or a combination thereof, reference property or otherwise) after the redemption date (or, if we fail to pay the redemption price on the redemption date, such later date on which we pay the redemption price), and all future payments with respect to such notes will be subject to the deduction or withholding of such relevant taxing jurisdiction and taxes required by law to be deducted or withheld as a result of such change in tax law; provided that, notwithstanding the foregoing, if a holder electing not to have its notes redeemed converts its notes in connection with our election to redeem the notes in respect of such change in tax law as described under “—Conversion Rights—Adjustment to Conversion Rate upon Conversion in Connection with an Optional Redemption, a Cleanup Redemption or a Tax Redemption,” we will be obligated to pay additional amounts, if any, with respect to such conversion.
Subject to the applicable procedures of DTC in the case of global notes, a holder electing to not have its notes so redeemed must deliver to us, with a copy to the paying agent a written notice of election so as to be received by us and the paying agent or otherwise by complying with the requirements for conversion described under “—Conversion Rights—Conversion Procedures” prior to the close of business on the second business day immediately preceding the redemption date. A holder may withdraw any notice of election (other than such a deemed notice of election in connection with a conversion) by delivering to us and the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the redemption date (or, if we fail to pay the redemption price on the redemption date, such later date on which we pay the redemption price). If no election is made, the holder will have its notes redeemed without any further action.
With respect to any notes that are called for a tax redemption and converted during the related redemption period, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional Class A ordinary shares as described under “— Conversion Rights—Adjustment to Conversion Rate upon Conversion in Connection with an Optional Redemption, a Cleanup Redemption or a Tax Redemption.”
No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes).
Ranking
The notes will be our general senior unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of our liabilities that are not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. The notes will rank structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.
As of June 30, 2024, the outstanding principal amount of our total consolidated indebtedness for borrowed money was US$38.0 million, approximately US$15.0 million of which was secured indebtedness. As of June 30, 2024, our subsidiaries had an aggregate principal amount of approximately US$206.1 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations, deferred revenue and deferred tax liabilities) to which the notes would have been structurally subordinated. As of June 30, 2024, after giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option), the outstanding principal amount of our total consolidated indebtedness for borrowed money would have been US$[188.0] million.
Conversion Rights
General
Holders may convert all or any portion of their notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date.
The conversion rate for the notes will initially be    Class A ordinary shares per US$1,000 principal amount of notes (equivalent to an initial conversion price of approximately US$    per share). Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, Class A ordinary shares or a combination of cash and Class A ordinary shares, at our election, all as set forth below under “—Settlement upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and Class A ordinary shares, the amount of cash and Class A ordinary shares, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 40 trading day observation period (as defined below under “—Settlement upon Conversion”). The trustee will initially act as the conversion agent.
A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of US$1,000 principal amount.
Upon conversion of your notes, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. Our payment and delivery, as the case may be, to you upon conversion of the cash, Class A ordinary shares or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:
•	the principal amount of the note; and
•	accrued and unpaid interest, if any, to, but not including, the relevant conversion date.
As a result, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and Class A ordinary shares, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.
Notwithstanding the immediately preceding two paragraphs, if notes are converted after the close of business on a regular record date for the payment of interest and prior to the open of business on the immediately following interest payment date, holders of such notes at the close of business on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. However, notes surrendered for conversion during the period from the close of business on any regular record date to the open of business on the immediately following interest payment date must be accompanied by an amount in U.S. dollars equal to the amount of interest payable on the notes so converted (regardless of whether the converting holder was the holder of record on the corresponding regular record date); provided that no such payment need be made:
•	for conversions following the close of business on the regular record date immediately preceding the maturity date;
•
if we have specified a redemption date that is after a regular record date and on or prior to the second business day immediately succeeding the corresponding interest payment date (or, if such interest payment date is not a business day, the third business day immediately succeeding such interest payment date);

•
if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the business day immediately succeeding the corresponding interest payment date (or, if such interest payment date is not a business day, the second business day immediately succeeding such interest payment date); or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, for the avoidance of doubt, all record holders on the regular record date immediately preceding the maturity date, any fundamental change repurchase date or redemption date, in each case, described above, will receive the full interest payment due on the maturity date or other applicable interest payment date in cash, regardless of whether their notes have been converted following such regular record date.
We will not cause to be delivered fractional Class A ordinary shares upon conversion of notes. Instead, we will pay cash in lieu of any fractional share as described under “—Settlement upon Conversion.”
Certain Distributions Notice
If, prior to the close of business on the business day immediately preceding May 15, 2029, we elect to:
•
distribute to all or substantially all holders of our Class A ordinary shares any rights, options or warrants (other than in connection with a shareholder rights plan prior to separation of such rights from our Class A ordinary shares) entitling them, for a period of not more than 45 calendar days after the announcement date of such distribution, to subscribe for or purchase Class A ordinary shares at a price per share that is less than the average of the last reported sale prices of the Class A ordinary shares for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution; or

•
distribute to all or substantially all holders of our Class A ordinary shares our assets, securities or rights to purchase our securities (other than in connection with a shareholder rights plan prior to separation of such rights from our Class A ordinary shares), which distribution has a per share value, as determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price of the Class A ordinary shares on the trading day preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the notes, the trustee and the conversion agent (if other than the trustee) in writing at least 48 scheduled trading days prior to the ex-dividend date for such distribution (or, if later in the case of any such separation of rights issued pursuant to a shareholder rights plan, as soon as reasonably practicable after we become aware that such separation or triggering event has occurred or will occur); provided that if we elect physical settlement for conversions that occur at any time from, and including, the date we provide such notice until the earlier of the close of business on the second business day immediately preceding the ex-dividend date for such distribution and our announcement that such issuance or distribution will not take place, we may provide not less than 10 business days’ nor more than 30 business days’ notice before such ex-dividend date.
Conversion Procedures
If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled, and if required, pay all transfer or similar taxes, if any. As such, if you are a beneficial owner of the notes, you must allow for sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights.
If you hold a certificated note, to convert you must:
•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;
•	deliver the duly completed conversion notice, which is irrevocable, and the note to the conversion agent;
•	if required, furnish appropriate endorsements and transfer documents; and
•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.
We will pay any documentary, stamp, issue, transfer or similar tax due on the delivery of the Class A ordinary shares upon conversion of the notes, unless the tax is due because the holder requests such Class A ordinary shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.
We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”
If a holder has already delivered a repurchase notice as described under “Repurchase at the Option of Holders” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the second business day immediately preceding the relevant fundamental change repurchase date.
Settlement upon Conversion
Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), Class A ordinary shares (“physical settlement”) or a combination of cash and Class A ordinary shares (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”
All conversions of notes called (or deemed called) for redemption for which the relevant conversion date occurs during the related redemption period, and all conversions for which the relevant conversion date occurs on or after May 15, 2029 will be settled using the same settlement method. Except for any conversions for which the relevant conversion date occurs during a redemption period, and any conversions for which the relevant conversion date occurs on or after May 15, 2029, and except to the extent we have irrevocably elected physical settlement as described under “—Certain Distributions Notice” in the related notice described therein or previously made an irrevocable election with respect to all subsequent conversions of notes as described below, we will use the same settlement method for all conversions with the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions with different conversion dates. That is subject to the immediately preceding sentence, we may choose for notes converted on one conversion date to settle conversions using one settlement method (for example, physical settlement), and choose for notes converted on another conversion date to use a different settlement method (for example, cash settlement or combination settlement).
If we elect a settlement method, we will deliver a written notice to holders so converting, the trustee and the conversion agent (if other than the trustee) of the settlement method so elected no later than the close of business on the trading day immediately following the related conversion date (or in the case of (i) any conversions of notes called (or deemed called) for redemption for which the relevant conversion date occurs during the related redemption period, in the relevant notice of redemption, (ii) any conversions of notes for which the relevant conversion date occurs on or after May 15, 2029, no later than May 15, 2029, or (iii) any conversions for which we have irrevocably elected physical settlement as described under “—Certain Distributions Notice,” in the related notice described therein) (in each case, the “settlement method election deadline”). If we do not timely elect a settlement method as described in the preceding sentence, we will no longer have the right to elect a settlement method with respect to any conversion on such conversion date or during such period and we will be deemed to have elected the default settlement method (as defined below) with respect to such conversion. If we elect combination settlement (or are deemed to have elected combination settlement), but we do not timely notify converting holders of the specified dollar amount per US$1,000 principal amount of notes, such specified dollar amount will be deemed to be US$1,000. For the avoidance of doubt, our failure to timely elect a settlement method or specify as applicable a specified dollar amount will not constitute a default under the indenture.
The “default settlement method” will initially be physical settlement. By notice to holders of the notes, the trustee and the conversion agent (if other than the trustee), we may, from time to time, change the default settlement method prior to May 15, 2029. In addition, by notice to holders, we may, prior to May 15, 2029, at our option, irrevocably elect to fix the settlement method to any settlement method that we are then permitted to elect, including combination settlement with a specified dollar amount per US$1,000 principal amount of notes of US$1,000 or with an ability to continue to set the specified dollar amount per US$1,000 principal amount of notes at or above a specific amount set forth in such election notice. If we change the default settlement method or we irrevocably elect to fix the settlement method, in either case, to combination settlement with an ability to continue to set the specified dollar amount per US$1,000 principal amount of notes at or above a specific amount, we will, after the date of such change or election, as the case may be, inform holders converting their notes, the trustee and the conversion agent (if other than the trustee) of such specified dollar amount no later than the relevant settlement method election deadline, or, if we do not timely notify holders, such specified dollar amount will be the specific amount set forth in the election notice or, if no specific amount was set forth in the election notice, such specified dollar amount will be US$1,000 per US$1,000 principal amount of notes. A change in the default settlement method or an irrevocable election will apply to all note conversions on conversion dates occurring subsequent to delivery of such notice; provided, however, that no such change or election will affect any settlement method theretofore elected (or deemed to be elected) with respect to any note. For the avoidance of doubt, such an irrevocable election, if made, will be effective without the need to amend the indenture or the notes, including pursuant to the provisions described in clause (9) of the second paragraph under “—Modification and Amendment” below. However, we may nonetheless choose to execute such an amendment at our option.
If we change the default settlement method or we irrevocably fix the settlement method pursuant to the provisions described in the preceding paragraph, then, concurrently with providing notice to holders of notes, the trustee and the conversion agent (if other than the trustee) of such change or election, we will either post the default settlement method or fixed settlement method, as the case may be, on our website or disclose the same in a current report on Form 6-K or 8-K (or any successor form) that is filed with the SEC.
Settlement amounts will be computed as follows:
•
if we elect (or are deemed to have elected) physical settlement, we will deliver to the converting holder in respect of each US$1,000 principal amount of notes being converted a number of Class A ordinary shares equal to the conversion rate in effect immediately after the close of business on the relevant conversion date;

•
if we elect (or are deemed to have elected) cash settlement, we will pay to the converting holder in respect of each US$1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 40 consecutive trading days during the related observation period; and

•
if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each US$1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 40 consecutive trading days during the related observation period.

The “daily settlement amount,” for each of the 40 consecutive trading days during the observation period, shall consist of:
•
cash equal to the lesser of (i) the maximum cash amount per US$1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen settlement method (or deemed specified as set forth above) (the “specified dollar amount”), if any, divided by 40 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•
if the daily conversion value exceeds the daily measurement value, a number of Class A ordinary shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 40 consecutive trading days during the observation period, 2.5% of the product of (1) the conversion rate in effect immediately after the close of business on such trading day and (2) the daily VWAP for such trading day.
The “daily VWAP” means, for each of the 40 consecutive trading days during the relevant observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “BTDR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one Class A ordinary share on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
The “observation period” with respect to any note surrendered for conversion means:
•
subject to the immediately succeeding bullet, if the relevant conversion date occurs prior to May 15, 2029, the 40 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date;

•
with respect to any notes called for redemption (or deemed called for redemption), if the relevant conversion date occurs during the related redemption period, the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding such redemption date; and

•
subject to the immediately preceding bullet, if the relevant conversion date occurs on or after May 15, 2029, the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion, including with respect to an interest make-whole conversion rate adjustment, only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in the Class A ordinary shares generally occurs on the Nasdaq Capital Market or, if the Class A ordinary shares are not then listed on the Nasdaq Capital Market, on the principal other U.S. national or regional securities exchange on which the Class A ordinary shares are then listed or, if the Class A ordinary shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Class A ordinary shares are then listed or admitted for trading. If the Class A ordinary shares are not so listed or admitted for trading, “trading day” means a “business day.”
“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which the Class A ordinary shares are listed or admitted for trading. If the Class A ordinary shares are not so listed or admitted for trading, “scheduled trading day” means a “business day.”
For the purposes of determining amounts due upon conversion, including with respect to an interest make-whole conversion rate adjustment, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which the Class A ordinary shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for the Class A ordinary shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Class A ordinary shares or in any options contracts or futures contracts relating to the Class A ordinary shares.
Except as described under “—Adjustment to Class A Ordinary Shares Delivered upon Conversion upon a Make-Whole Fundamental Change” and “—Recapitalizations, Reclassifications and Changes of the Class A Ordinary Shares,” we will deliver the consideration due in respect of conversion, including any applicable interest make-whole conversion rate adjustment, on the second business day immediately following the relevant conversion date, if we elect physical settlement, or on the second business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method; provided that, with respect to any conversion date occurring during a redemption period, we will settle any such conversion for which physical settlement is applicable on the relevant redemption date; provided further that, notwithstanding the foregoing, with respect to any conversion date occurring after the regular record date immediately preceding the maturity date, we will settle any such conversion for which physical settlement is applicable on the maturity date.
We will pay cash in lieu of delivering any fractional share issuable upon conversion based on the daily VWAP for the relevant conversion date (in the case of physical settlement) or based on the daily VWAP for the last trading day of the relevant observation period (in the case of combination settlement).
Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any Class A ordinary shares shall be issuable upon such conversion will become the holder of record of such Class A ordinary shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).
Interest Make-Whole Conversion Rate Adjustment upon Certain Conversions
If you surrender your notes for conversion at any time on or after the date that is six months after the last date of original issuance of the notes but prior to the close of business on [August 1], 2027 (other than a conversion in connection with a make-whole fundamental change or a cleanup redemption or a tax redemption), we will increase the conversion rate per $1,000 principal amount of notes to be converted by a number of additional Class A ordinary shares (such increase, an “interest make-whole conversion rate adjustment”) equal to (i) the sum of the remaining scheduled payments of interest that would have been made on $1,000 principal amount of the notes to be converted had such notes remained outstanding from the conversion date through August 15, 2027, divided by (ii) the greater of (x) the conversion price as of the applicable conversion date and (y) the simple average of the daily VWAP (as defined under “Description of Notes—Settlement upon Conversion”) of the Class A ordinary shares for the ten consecutive trading days ending on and including the trading day immediately preceding such conversion date.

Notwithstanding the foregoing, if a conversion date occurs after the close of business on a regular record date but prior to the open of business on the interest payment date corresponding to such regular record date, the interest make-whole conversion rate adjustment shall be reduced by an amount per $1,000 principal amount of notes to be converted equal to (i) the scheduled payment of interest that would have been made on $1,000 principal amount of the notes to be converted on such interest payment date, divided by (ii) the greater of (x) the conversion price as of the applicable conversion date and (y) the simple average of the daily VWAP (as defined under “Description of Notes—Settlement upon Conversion”) of the Class A ordinary shares for the ten consecutive trading days ending on and including the trading day immediately preceding such conversion date.
Notwithstanding the foregoing, if in connection with a conversion of notes, the conversion rate is adjusted as described under “Description of Notes—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” or “Description of Notes—Adjustment to Conversion Rate upon Conversion in Connection with an Optional Redemption, a Cleanup Redemption or a Tax Redemption,” then such converting holder will not receive the interest make-whole conversion rate adjustment with respect to such notes. None of the trustee, paying agent or conversion agent shall be responsible for determining or calculating the interest make-whole conversion rate adjustment. Holders who convert their notes on or after the close of business on [August 1], 2027 will not receive any interest make-whole conversion rate adjustment with respect to such notes.
Exchange in Lieu of Conversion
When a holder surrenders its notes for conversion, we may, at our election (an “exchange election”), direct the conversion agent to deliver, on or prior to the business day immediately following the conversion date, such notes to one or more financial institutions designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated financial institution(s) must agree to timely pay or deliver, as the case may be, in exchange for such notes, cash, Class A ordinary shares, or a combination of cash and Class A ordinary shares, at our election, that would otherwise be due upon conversion as described above under “—Settlement upon Conversion” or such other amount agreed to by the holder and the designated financial institution(s) (the “conversion consideration”). If we make an exchange election, we will, by the close of business on the business day following the relevant conversion date, notify in writing the trustee, the conversion agent (if other than the trustee) and the holder surrendering its notes for conversion that we have made the exchange election and we will notify the designated financial institution(s) of the relevant deadline for delivery of the consideration due upon conversion and the type of conversion consideration to be paid and/or delivered, as the case may be.
Any notes delivered to the designated financial institution(s) will remain outstanding, subject to applicable DTC procedures. If the designated financial institution(s) agree(s) to accept any notes for exchange but does not timely pay and/or deliver, as the case may be, the related conversion consideration, or if such designated financial institution does not accept the notes for exchange, we will pay and/or deliver, as the case may be, the relevant conversion consideration, as, and at the time, required pursuant to the indenture as if we had not made the exchange election.
Our designation of any financial institution(s) to which the notes may be submitted for exchange does not require such financial institution(s) to accept any notes.
Conversion Rate Adjustments
The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of the Class A ordinary shares and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of Class A ordinary shares equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder. Neither the trustee nor the conversion agent shall have any responsibility to monitor the accuracy of any calculation of any adjustment to the conversion rate and the same shall be conclusive and binding on the holders, absent manifest error. Notice of such adjustment to the conversion rate will be given by us promptly in writing to the holders, the trustee and the conversion agent and shall be conclusive and binding on the holders, absent manifest error.
(1)
If we exclusively issue Class A ordinary shares as a dividend or distribution on the Class A ordinary shares, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

where,
CR0	=
the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date, as applicable;

OS0	=
the number of Class A ordinary shares issued and outstanding immediately prior to the open of business on such ex-dividend date or effective date, as applicable (before giving effect to any such dividend, distribution, split or combination); and

OS1	=	the number of Class A ordinary shares issued and outstanding immediately after giving effect to such dividend, distribution, share split or share combination.
Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.
(2)
If we distribute to all or substantially all holders of the Class A ordinary shares any rights, options or warrants (other than in connection with a stockholders rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase Class A ordinary shares at a price per Class A ordinary share that is less than the average of the last reported sale prices of the Class A ordinary shares , for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution, the conversion rate will be increased based on the following formula:

where,
CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0	=	the number of Class A ordinary shares issued and outstanding immediately prior to the open of business on such ex-dividend date;

X	=	the total number of Class A ordinary shares deliverable pursuant to such rights, options or warrants; and

Y	=
the number of Class A ordinary shares equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of the Class A ordinary shares over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the distribution of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the ex-dividend date for such distribution. To the extent that the Class A ordinary shares are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of Class A ordinary shares actually delivered. To the extent such rights, options or warrants are not so distributed, the conversion rate shall be decreased to the conversion rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made.
For the purpose of this clause (2) and for the purpose of the first bullet point under ‘‘—Certain Distributions Notice,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase Class A ordinary shares at a price per Class A ordinary share that is less than such average of the last reported sale prices of the Class A ordinary shares for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such Class A ordinary shares, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by us in good faith.
(3)
If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of the Class A ordinary shares, excluding:

•
dividends, distributions or issuances (including share splits) as to which an adjustment was effected (or would have been effected but for the 1% exception (as defined below)) pursuant to clause (1) or (2) above;

•	except as otherwise described below, rights issued pursuant to any stockholder rights plan of ours then in effect;
•
distributions of reference property issued in exchange for, or upon conversion of, our common stock as described under “—Recapitalizations, Reclassifications and Changes of the Class A Ordinary Shares;”

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and
•	spin-offs as to which the provisions set forth below in this clause (3) shall apply; then the conversion rate will be increased based on the following formula:

where,
CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0	=
the average of the last reported sale prices of the Class A ordinary shares over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV	=
the fair market value (as determined by us in good faith) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding Class A ordinary share on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. To the extent such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each US$1,000 principal amount thereof, at the same time and upon the same terms as holders of the Class A ordinary shares, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of Class A ordinary shares equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on the Class A ordinary shares of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of ours, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

where,
CR0	=	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1	=	the conversion rate in effect immediately after the end of the valuation period;

FMV0	=
the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of the Class A ordinary shares applicable to one Class A ordinary share (determined by reference to the definition of last reported sale price set forth under “—Optional Redemption” as if references therein to the Class A ordinary shares were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0	=	the average of the last reported sale prices of the Class A ordinary shares over the valuation period.
The increase to the conversion rate under the preceding paragraph will occur at the close of business on the last trading day of the valuation period; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, such trading day in determining the conversion rate as of such trading day. If the dividend or other distribution constituting the spin-off is declared but not so paid or made, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or other distribution, to the conversation rate that would be in effect if such dividend or distribution had not been declared or announced.
(4)	If any cash dividend or distribution is made to all or substantially all holders of the Class A ordinary shares, the conversion rate will be adjusted based on the following formula:

where,
CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date for such dividend or distribution;

SP0	=	the last reported sale price of the Class A ordinary shares on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C	=	the amount in cash per Class A ordinary share we distribute to all or substantially all holders of the Class A ordinary shares.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. To the extent such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.
Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each US$1,000 principal amount of notes, at the same time and upon the same terms as holders of the Class A ordinary shares, the amount of cash that such holder would have received if such holder owned a number of Class A ordinary shares equal to the conversion rate on the ex-dividend date for the Class A ordinary shares for such cash dividend or distribution.
(5)
If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for the Class A ordinary shares that is subject to the then applicable tender offer rules under the Exchange Act (other than any odd lot tender offer), to the extent that the cash and value of any other consideration included in the payment per Class A ordinary share exceeds the average of the last reported sale prices of the Class A ordinary shares over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires, the conversion rate will be increased based on the following formula:

where,
CR0	=
the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1	=
the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC	=
the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for Class A ordinary shares purchased in such tender or exchange offer;

OS0	=
the number of Class A ordinary shares issued and outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all Class A ordinary shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=
the number of Class A ordinary shares issued and outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all Class A ordinary shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=
the average of the last reported sale prices of the Class A ordinary shares over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding such expiration date of such tender or exchange offer to, and including, such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding such the expiration date of such tender or exchange offer to, and including, such trading day in determining the conversion rate as of such trading day.
To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of the Class A ordinary shares in such tender or exchange offer are rescinded, the conversion rate will be readjusted to the conversion rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of the Class A ordinary shares, if any, actually made, and not rescinded, in such tender or exchange offer.
Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of Class A ordinary shares as of the related conversion date as described under “—Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the Class A ordinary shares on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.
Notwithstanding the foregoing, we will not be required to adjust the conversion rate unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided, further, that any such adjustment of less than one percent that has not been made shall be made upon the occurrence of (i) the effective date for any fundamental change or make-whole fundamental change and (ii) in the case of any note to which physical settlement applies, the relevant conversion date, and, in the case of any note to which cash settlement or combination settlement applies, each trading day of the applicable observation period. In addition, we shall not account for such deferrals when determining whether any of the conditions to the conversion have been satisfied or what number of Class A ordinary shares a holder would have held on a given day had it converted its notes. We refer to the provisions described in the preceding sentence as the “1% exception.”
Except as stated herein, we will not adjust the conversion rate for the issuance of Class A ordinary shares or any securities convertible into or exchangeable for Class A ordinary shares or the right to purchase Class A ordinary shares or such convertible or exchangeable securities.
As used in this section, “ex-dividend date” means the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of the Class A ordinary shares on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of our Class A ordinary shares under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.
As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Class A ordinary shares (or other applicable security) have the right to receive any cash, securities or other property or in which the Class A ordinary shares (or such other security) are exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of security holders entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).
To the extent permitted by law and the rules of the Nasdaq Capital Market and any other securities exchange on which any of our securities are then listed, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if we determine that such increase would be in our best interest, and we may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of the Class A ordinary shares or rights to purchase Class A ordinary shares in connection with a dividend or distribution of Class A ordinary shares (or rights to acquire Class A ordinary shares) or similar event.
If we have a rights plan in effect upon conversion of the notes into Class A ordinary shares, you will receive, in addition to the Class A ordinary shares received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the Class A ordinary shares in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of the Class A ordinary shares, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
Notwithstanding the foregoing, the conversion rate will not be adjusted:
•	upon the issuance of shares of our common stock at a price below the conversion price or otherwise, other than any such issuance described in clause (1), (2), (3) or (5) above;
•
upon the issuance of any Class A ordinary shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in Class A ordinary shares under any plan;

•
upon the issuance of any Class A ordinary shares or options or rights to purchase those Class A ordinary shares pursuant to any present or future employee, director or consultant benefit plan or program (including pursuant to any evergreen plan) of or assumed by us or any of our subsidiaries;

•
upon the repurchase of any Class A ordinary shares pursuant to an open-market share repurchase program or other buyback transaction that is not a tender offer or exchange offer of the nature described in clause (5) above;

•	for a third-party tender offer by any party other than a tender offer by one or more of our subsidiaries as described in clause (5) above;
•
upon the issuance of any Class A ordinary shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued (other than any rights under a rights plan);

•	solely for a change in the par value (or lack of par value) of the Class A ordinary shares; or
•	for accrued and unpaid interest, if any.
Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a Class A ordinary share.
Recapitalizations, Reclassifications and Changes of the Class A Ordinary Shares
In the case of:
•
any recapitalization, reclassification or change of the Class A ordinary shares (other than a change in par value, or from par value to no par value, or changes resulting from a subdivision or combination);

•	any consolidation, merger, combination or similar transaction involving us;
•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety; or
•	any statutory share exchange,
in each case, as a result of which the Class A ordinary shares would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “share exchange event”), then we or the successor or purchasing company, as the case may be, will execute with the trustee a supplemental indenture providing that, at and after the effective time of the share exchange event, the right to convert each US$1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of Class A ordinary shares equal to the conversion rate immediately prior to such share exchange event would have owned or been entitled to receive (the “reference property”) upon such share exchange event. However, at and after the effective time of the share exchange event, (i) we or the successor or purchasing company, as the case may be, will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement upon Conversion” will continue to be payable in cash, (y) any Class A ordinary shares that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of Class A ordinary shares would have received in such share exchange event and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one Class A ordinary share would have received in such share exchange event. If the share exchange event causes the Class A ordinary shares to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of holder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of the Class A ordinary shares. We will provide written notification to holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made.
If the reference property in respect of any such share exchange event includes, in whole or in part, shares of common equity or depositary receipts (or other interests) in respect thereof, the supplemental indenture providing that the notes will be convertible into reference property will also provide for anti-dilution and other adjustments that are as nearly equivalent as practicable to the adjustments described under “—Conversion Rate Adjustments” above (it being understood that no such adjustments shall be required with respect to any portion of the reference property that does not consist of shares of common equity (however evidenced) or depositary receipts (or other interests) in respect thereof). If the reference property in respect of any such share exchange event or event includes shares of stock, securities or other property or assets (other than cash and/or cash equivalents) of a company other than us or the successor or purchasing company, as the case may be, in such share exchange event or event, such other company, if an affiliate of us or the successor or acquiring company, will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to repurchase their notes upon a fundamental change as described under “—Repurchase upon Fundamental Change” below, as we in good faith reasonably consider necessary by reason of the foregoing. We will agree in the indenture not to become a party to any such share exchange event unless its terms are consistent with the foregoing.
Adjustments of Prices
Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts the “Class A ordinary share price” for purposes of a make-whole fundamental change or the “redemption reference price” for purposes of an optional redemption, a cleanup redemption or a tax redemption over a span of multiple days, we will make appropriate adjustments in good faith and in a commercially reasonable manner to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs at any time during the period when such last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts or Class A ordinary share prices are to be calculated.
Adjustment to Class A Ordinary Shares Delivered upon Conversion upon a Make-Whole Fundamental Change
If a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, including in the paragraph immediately succeeding clause (4) of the definition thereof, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date of the notes and a holder elects to convert its notes (or any portion thereof) in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional Class A ordinary shares (the “additional Class A ordinary shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the relevant notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the second business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof or that constitutes an exempted fundamental change, the 35th business day immediately following the effective date of such make-whole fundamental change). We will provide written notification to holders, the trustee and the conversion agent (if other than the trustee) of the effective date of any make-whole fundamental change and publish a notice on our website or through such other public medium as we may use at that time announcing such effective date no later than five business days after such effective date.
Upon surrender of notes for conversion in connection with a make-whole fundamental change we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under “—Settlement upon Conversion.” However, if the consideration for the Class A ordinary shares in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “Class A ordinary share price” (as defined below) for the transaction and will be deemed to be an amount of cash per US$1,000 principal amount of converted notes equal to the conversion rate (including any increase as described in this section), multiplied by such Class A ordinary share price. In such event, the conversion obligation will be determined and paid to holders in cash on the second business day following the conversion date.
The number of additional Class A ordinary shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “Class A ordinary share price”) paid (or deemed to be paid) per Class A ordinary shares in the make-whole fundamental change. If the holders of the Class A ordinary shares receive in exchange for their Class A ordinary shares only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the Class A ordinary share price shall be the cash amount paid per Class A ordinary share. Otherwise, the Class A ordinary share price shall be the average of the last reported sale prices of the Class A ordinary shares over the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.
The Class A ordinary share prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted Class A ordinary share prices will equal the Class A ordinary share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the Class A ordinary share price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional Class A ordinary shares will be adjusted in the same manner and at the same time as the conversion rate as set forth under “— Conversion Rate Adjustments.”
The following table sets forth the number of additional Class A ordinary shares by which the conversion rate will be increased per US$1,000 principal amount of the notes for each Class A ordinary share price and effective date set forth below:
Class A Ordinary Share price
	US$	US$	US$	US$	US$	US$	US$	US$	US$	US$	US$	US$	US$
Effective Date
August , 2024
August 15, 2025
August 15, 2026
August 15, 2027
August 15, 2028
August 15, 2029
The exact Class A ordinary share prices and effective dates may not be set forth in the table above, in which case:
•
If the Class A ordinary share price is between two Class A ordinary share prices in the table or the effective date is between two effective dates in the table, the number of additional Class A ordinary shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional Class A ordinary shares set forth for the higher and lower Class A ordinary share prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•
If the Class A ordinary share price is greater than US$    per Class A ordinary share (subject to adjustment in the same manner as the Class A ordinary share prices set forth in the column headings of the table above), no additional Class A ordinary shares will be added to the conversion rate.

•
If the Class A ordinary share price is less than US$    per Class A ordinary shares (subject to adjustment in the same manner as the Class A ordinary share prices set forth in the column headings of the table above), no additional Class A ordinary shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per US$1,000 principal amount of the notes exceed    Class A ordinary shares, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”
Notwithstanding the foregoing, if the conversion rate is increased for notes converted in connection with a make-whole fundamental change then the holder of such converted notes will not receive the interest make-whole conversion rate adjustment with respect to such notes.
Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies. Neither the trustee nor any of the agents shall have any duty to monitor the accuracy of any of the calculations made by us which will be conclusive and binding on the holders, absent manifest error.
Adjustment to Conversion Rate upon Conversion in Connection with an Optional Redemption, a Cleanup Redemption or a Tax Redemption
If you elect to convert your notes called (or deemed called) for redemption in connection with an optional redemption, a cleanup redemption or a tax redemption, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional Class A ordinary shares as described below. We will settle conversions of notes as described above under “—Settlement upon Conversion” and, for the avoidance of doubt, pay additional amounts, if any, with respect to any such conversion.
A conversion of notes called (or deemed called) for redemption shall be deemed to be in connection with an optional redemption, a cleanup redemption or a tax redemption if such conversion occurs during the related redemption period. In the event that a conversion of notes called (or deemed called) for redemption in connection with an optional redemption, a cleanup redemption or a tax redemption would also be deemed to be in connection with a make-whole fundamental change or any other redemption, a holder of the notes to be converted will be entitled to a single increase to the conversion rate with respect to the first to occur of the applicable notice of redemption and the effective date of the applicable make-whole fundamental change, and the later event will be deemed not to have occurred for purposes of this section and the adjustments described under “—Adjustment to Class A Ordinary Shares Delivered upon Conversion upon a Make-Whole Fundamental Change.” For the avoidance of doubt, if we issue a notice of redemption as set forth under “—Optional Redemption,” we will increase the conversion rate hereunder during the related redemption period only with respect to conversions of notes called (or deemed called) for redemption. Accordingly, if we elect to redeem fewer than all of the outstanding notes as described under “—Optional Redemption,” holders will not be entitled to convert the notes that are neither called for redemption nor deemed to be called for redemption on account of the notice of redemption and will not be entitled to an increased conversion rate for conversions of such notes on account of the notice of redemption during the related redemption period, even if such notes are otherwise convertible.
The number of additional Class A ordinary shares by which the conversion rate will be increased in the event of conversion of notes called for redemption in connection with an optional redemption, a cleanup redemption or a tax redemption will be determined by reference to the table under “—Adjustment to Class A Ordinary Shares Delivered upon Conversion upon a Make-Whole Fundamental Change,” based on the redemption reference date and the redemption reference price (each as defined below), but determined for purposes of this section as if (x) the holder had elected to convert its notes called for redemption in connection with a make-whole fundamental change, (y) the applicable redemption reference date were the “effective date” and (z) the applicable redemption reference price were the “Class A ordinary share price” (and subject, for the avoidance of doubt, to the two paragraphs immediately following such table). For this purpose, the date on which we deliver notice of redemption is the “redemption reference date” and the average of the last reported sale prices of the Class A ordinary shares over the five consecutive trading day period ending on, and including, the trading day immediately preceding the date we deliver such notice of redemption is the “redemption reference price.”

Notwithstanding the foregoing, if the conversion rate is increased for notes converted in connection with a clean-up redemption or tax redemption then the holder of such converted notes will not receive the interest make-whole conversion rate adjustment with respect to such notes.
Our obligation to increase the conversion rate for notes converted in connection with an optional redemption, a cleanup redemption or a tax redemption could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies. Neither the trustee nor any of the agents shall have any duty to monitor the accuracy of any of the calculations made by us which will be conclusive and binding on the holders, absent manifest error.
Repurchase at the Option of the Holders
Repurchase upon Fundamental Change
If a “fundamental change” (as defined below in this section) (other than an exempted fundamental change) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal amount thereof that is equal to US$1,000 or a multiple of US$1,000. The fundamental change repurchase date will be a business day notified in writing by us that is not less than 20 or more than 35 business days following the date of our fundamental change notice as described below. The fundamental change purchase date will be subject to postponement to comply with applicable law.
The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).
A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:
(1)
Except as described in clause (2) below, (A) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us and our wholly owned subsidiaries, our and any such wholly owned subsidiary’s employee benefit plans and any permitted holder (as defined below), becomes and files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become, the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our ordinary share capital representing more than 50% of the voting power of our ordinary share capital, or (B) the permitted holders, individually or in the aggregate, file a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of our then outstanding Class A ordinary shares; provided, however, that for purposes of clause (B), in calculating the beneficial ownership percentage of the Class A ordinary shares held by any permitted holder, any Class A ordinary shares (1) beneficially owned directly or indirectly by any permitted holder on the date hereof (including any Class A ordinary shares issued or issuable under employee benefit plans or upon conversion of the Class V ordinary shares) shall be excluded from both the numerator and denominator, and (2) deemed to be beneficially owned directly or indirectly by any permitted holder at any time solely because of voting proxy or agreements shall be excluded from the numerator; provided, further, that for purposes of both clause (A) and clause (B), no “person” or “group” shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” until such tendered securities are accepted for purchase or exchange under such offer or if such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act regardless of whether such a filing has actually been made;

(2)
the consummation of (A) any recapitalization, reclassification or change of the Class A ordinary shares (other than a change to par value, or from par value to no par value, or changes resulting from a subdivision or combination) as a result of which the Class A ordinary shares would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us, or any similar transaction, pursuant to which the Class A ordinary shares will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one or more of our direct or indirect wholly owned subsidiaries; provided, however, that a transaction described in clause (A) or clause (B) in which the holders of all classes of our ordinary share capital immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions vis-a-vis each other as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);
(3)	our shareholders approve any plan or proposal for the liquidation or dissolution of us; or
(4)
the Class A ordinary shares (or other common equity in respect of reference property) cease to be listed or quoted on any of The New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (or any of their respective successors) and none of the Class A ordinary shares (or other common equity in respect of reference property) is listed or quoted on one of The New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (or any of their respective successors) within one trading day of such cessation.

A transaction or transactions described in clause (1) or (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by holders of the Class A ordinary shares, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of common equity interests that are listed or quoted on any of The New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration, excluding cash payments for fractional shares and in respect of dissenters’ appraisal rights, becomes the reference property for the notes.
The term “permitted holder” means (i) Jihan Wu and (ii) the “Founder Entities” as defined in our Amended and Restated Memorandum and Articles of Association as of the date of the indenture.
On or before the 20th business day after the occurrence of a fundamental change, we will provide to all holders of the notes, the trustee and the paying agent (if other than the trustee) a written notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:
•	the events causing a fundamental change;
•	the effective date of the fundamental change;
•	the last date on which a holder may exercise the repurchase right;
•	the fundamental change repurchase price;
•	the fundamental change repurchase date;
•	the name and address of the trustee;
•	if applicable, the conversion rate and any adjustments to the conversion rate as a result of the fundamental change (or related make-whole fundamental change);
•
that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.
Simultaneously with providing such notice, we will publish a notice containing this information on our website or through such other public medium as we may use at that time.
The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

Notwithstanding the foregoing, we will not be required to repurchase, or to make an offer to repurchase, the notes upon a fundamental change if a third party makes such an offer in the same manner, at the same time, for the same or greater price and otherwise in compliance with the requirements for an offer made by us as set forth above and such third party purchases all notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time, for the same or greater price and otherwise in compliance with the requirements for an offer made by us as set forth above.
Notwithstanding anything to the contrary, we will not be required to send a fundamental change notice, or offer to repurchase or repurchase any notes, as described above, in connection with a fundamental change occurring pursuant to clause (2)(A) or (B) (or, for the avoidance of doubt, pursuant to clause (1) that also constitutes a fundamental change occurring pursuant to clause (2)(A) or (B)) of the definition thereof), if:
•	such fundamental change constitutes a share exchange event for which the resulting reference property consists entirely of cash in U.S. dollars;
•
immediately after such fundamental change, the notes become convertible (pursuant to the provisions described above under “—Conversion Rights—Recapitalizations, Reclassifications and Changes of the Class A Ordinary Shares” and, if applicable, “—Conversion Rights—Adjustment to Class A Ordinary Shares Delivered upon Conversion upon a Make-Whole Fundamental Change”) into consideration that consists solely of U.S. dollars in an amount per US$1,000 principal amount of notes that equals or exceeds the fundamental change repurchase price per US$1,000 principal amount of notes (calculated assuming a fundamental change repurchase date that results in a fundamental change repurchase price that includes the maximum amount of accrued interest); and

•
we timely send the notice relating to make-whole fundamental change associated with such fundamental change required pursuant to the provisions described above under “—Adjustment to Class A Ordinary Shares Delivered upon Conversion upon a Make-Whole Fundamental Change.”

We refer to any fundamental change with respect to which, in accordance with the provisions described above, we do not offer to repurchase any notes as an “exempted fundamental change.”
Notwithstanding anything to the contrary, to the extent that provisions of any federal or state securities laws or other applicable laws or regulations adopted after the date on which the notes are first issued conflict with the provisions of the indenture relating to our obligations to repurchase the notes upon a fundamental change, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under such provisions of the indenture by virtue of such conflict.
The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our consolidated assets may be uncertain.
Repurchase Procedures
To exercise a repurchase right, you must deliver, on or before the second business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a duly completed written repurchase notice, to the paying agent. Each repurchase notice must state:
•	if certificated, the certificate numbers of your notes to be delivered for repurchase or if not certificated, the notice must comply with applicable DTC procedures;
•	the portion of the principal amount of notes to be repurchased, which must be US$1,000 or an integral multiple thereof; and
•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

Holders may withdraw any repurchase notice (in whole or in part) by a duly completed written notice of withdrawal delivered to the paying agent prior to the close of business on the second business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:
•	the principal amount of the withdrawn notes, which must be US$1,000 or an integral multiple thereof;
•	if certificated notes have been issued, the certificate numbers of the withdrawn notes or, if not certificated, the notice must comply with applicable DTC procedures; and
•	the principal amount, if any, which remains subject to the repurchase notice, which must be US$1,000 or an integral multiple thereof.
We will be required to repurchase the notes on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the applicable repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the applicable repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase to the paying agent and not validly withdrawn:
•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the trustee); and
•	all other rights of the holder will terminate (other than the right to receive the repurchase price).
In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:
•	comply with the tender offer rules under the Exchange Act that may then be applicable;
•	file a Schedule TO or any other required schedule under the Exchange Act; and
•	otherwise comply in all material respects with all federal and state securities laws in connection with any offer by us to repurchase the notes;
in each case, so as to permit the rights and obligations under “Repurchase upon Fundamental Change” to be exercised in the time and in the manner specified in the indenture.
No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the applicable repurchase price with respect to such notes).
If a fundamental change were to occur, we may not have enough funds to settle conversions of the notes or to pay the applicable repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes and this Offering— We may not have the ability to raise the funds necessary to settle conversions of the notes offered herein in cash or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or to repurchase the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we may in the future incur other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.
Consolidation, Merger and Sale of Assets
The indenture will provide that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person (a “business combination event”) (other than any such sale, conveyance, transfer or lease to one or more of our direct or indirect wholly owned subsidiaries), unless (i) the resulting, surviving or transferee person (if not us) is a “qualified successor entity” (as defined below) (such qualified successor entity, the “successor entity”) organized and existing under the laws of the United States of America, any State thereof, the District of Columbia, the Cayman Islands, the British Virgin Islands, Bermuda, Singapore or Hong Kong and such corporation (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture (including, for the avoidance of doubt, the obligation to pay additional amounts as set forth above under “—Additional Amounts”); and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the successor entity (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.
Although these types of transactions will be permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.
“Qualified successor entity” means, with respect to a business combination event, a corporation; provided, however, that (i) if such business combination event is an exempted fundamental change, then a limited liability company, limited partnership or other similar entity also will constitute a qualified successor entity with respect to such business combination event; and (ii) a limited liability company or limited partnership that is the resulting, surviving or transferee person of such business combination event also will constitute a qualified successor entity with respect to such business combination event, provided that, in the case of this clause (ii), (1) if such limited liability company or limited partnership is not treated as a corporation or an entity disregarded as separate from a corporation, in each case for U.S. federal income tax purposes, (x) we have received an opinion of a nationally recognized tax counsel to the effect that such business combination event will not be treated as an exchange under Section 1001 of the Code for holders or beneficial owners of the notes and (y) such limited liability company or limited partnership is a direct or indirect, wholly owned subsidiary of a corporation duly organized and existing under the laws of the United States of America, any State thereof, the District of Columbia, the Cayman Islands, the British Virgin Islands, Bermuda, Singapore or Hong Kong and (2) such business combination event constitutes a share exchange event whose reference property consists solely of any combination of U.S. dollars and shares of common stock or other corporate common equity interests of a corporation described in clause (1)(y).
Events of Default
The “Description of Debt Securities—Events of Default” section of the accompanying prospectus will not apply to the notes. Each of the following is an event of default with respect to the notes:
(1)	default in any payment of interest or additional amounts, if any, on any note when due and payable and the default continues for a period of 30 days;
(2)	default in the payment of principal of any note when due and payable at its stated maturity, upon redemption, upon any required repurchase, upon declaration of acceleration or otherwise;
(3)
our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right, including any interest make-whole conversion rate adjustment, and such failure continues for a period of five business days;

(4)
our failure to give a fundamental change notice as described under “—Repurchase upon Fundamental Change” or notice of a make-whole fundamental change as described under “—Conversion Rights—Adjustment to Class A Ordinary Shares Delivered upon Conversion upon a Make-Whole Fundamental Change,” or notice of a specified corporate transaction as described under “— Certain Distributions Notice,” in each case, when due and such failure continues for a period of five business days;

(5)	our failure to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;
(6)
our failure for 60 days after written notice from the trustee or by the trustee at the request of the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or the indenture;

(7)
default by us or any of our “significant subsidiaries,” with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed with a principal amount in excess of US$25.0 million (or the foreign currency equivalent thereof) in the aggregate by us and/or any such significant subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise and in each case, such failure to pay or default shall not have been cured or waived, such indebtedness is not paid or discharged, or such acceleration is not otherwise cured, annulled or rescinded, within 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of notes then outstanding in accordance with the indenture; or
(8)	certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries.
For the avoidance of doubt, for purposes of clause (7) above, “indebtedness for money borrowed” shall not include any obligations due under any foreign exchange, currency option, currency swap or other similar transaction.
A “significant subsidiary,” for purposes of clauses (7) and (8) above, is a subsidiary that is a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(1) of Regulation S-X promulgated by the SEC (or any successor rule); provided that, if and to the extent paragraph (w)(1)(iii)(A)(2) does not apply to the determination of whether the income test in paragraph (w)(1)(iii) is met, in the case of a subsidiary that meets the criteria of clause (iii) of the definition thereof but not clause (i) or (ii) thereof, in each case as such rule is in effect on the date hereof, such subsidiary shall not be deemed to be a significant subsidiary unless the subsidiary’s income or loss from continuing operations before income taxes, exclusive of amounts attributable to any non-controlling interests, for the last completed fiscal year prior to the date of such determination exceeds $25,000,000. For the avoidance of doubt, to the extent any such subsidiary would not be deemed to be a “significant subsidiary” under the relevant definition set forth in Article 1, Rule 1-02(w)(1) of Regulation S-X (or any successor rule) as in effect on the relevant date of determination, such subsidiary shall not be deemed to be a “significant subsidiary” under the indenture irrespective of whether such subsidiary would otherwise be deemed to be a “significant subsidiary” after giving effect to the proviso in the immediately preceding sentence.
The trustee shall not be deemed to have knowledge of an event of default unless and until an officer within the corporate trust department of the trustee responsible for the administration of the indenture (a “responsible officer of the trustee”) receives written notification of such event of default describing the circumstances of such, and identifying the circumstances constituting such event of default and stating that such notification is a “notice of default.”
If an event of default (other than an event of default described in clause (8) above with respect to us) occurs and is continuing, the trustee by written notice to us may, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee may, and the trustee at the request of such holders accompanied by security and/or indemnity satisfactory to the trustee and otherwise subject to the limitations set forth in the indenture shall, declare 100% of the principal of and accrued and unpaid interest on all the outstanding notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving us, described in clause (8) above with respect to us, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will automatically be due and payable immediately without any action on part of the trustee. If an event of default occurs and is continuing, the trustee may pursue, in its own name or as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the notes or to enforce the performance of any provision of the notes or the indenture. The trustee may maintain a proceeding even if it does not possess any of the notes or does not produce any of them in the proceeding.
Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Reports” below will, after the occurrence of such an event of default (which will be the 60th day after written notice is provided to us in accordance with an event of default pursuant to clause (6) above), consist exclusively of the right to receive additional interest on the notes at a rate equal to:
•
0.25% per annum of the principal amount of the notes outstanding for each day during the period beginning on, and including, the date on which such an event of default first occurs and ending on the earlier of (i) the date on which such event of default is cured or validly waived or (ii) the 180th day immediately following, and including, the date on which such event of default first occurred; and

•
if such event of default has not been cured or validly waived prior to the 181st day immediately following, and including, the date on which such event of default first occurred, 0.50% per annum of the principal amount of the notes outstanding for each day during the period beginning on, and including, the 181st day immediately following, and including, the date on which such event of default first occurred and ending on the earlier of (i) the date on which such event of default is cured or validly waived or (ii) the 365th day immediately following, and including, the date on which such event of default first occurred.
If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 366th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 366th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above as a result of the event of default pursuant to clause (6) of the definition thereof if such event of default is then continuing.
In order to elect to pay the additional interest as the sole remedy during the first 365 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the two immediately preceding paragraph, we must notify in writing all holders of notes, the trustee and the paying agent (if other than the trustee) of such election prior to the beginning of such 365-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.
If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.
The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to any continuing defaults relating to nonpayment of principal or interest, with respect to the failure to repurchase any notes when required or with respect to the failure to deliver or cause to be delivered, as the case may be, the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.
Each holder shall have the right to receive payment or delivery, as the case may be, of:
•	the principal (including the redemption price and the fundamental change repurchase price, if applicable) of;
•	accrued and unpaid interest, if any, on; and
•
the consideration due upon conversion of, its notes, on or after the respective due dates expressed or provided for in the notes or the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

If an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered, and if requested, provided, to the trustee indemnity and/or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:
(1)	such holder has previously given the trustee written notice that an event of default is continuing;
(2)	holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;
(3)	such holders have offered, and if requested, provided, to the trustee security and/or indemnity satisfactory to the trustee against any loss, liability or expense;
(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security and/or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such request within such 60-day period.
Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or if it is not provided with security and/or indemnity to its satisfaction and may take any other action it deems proper that is not inconsistent with any such direction received from holders. In addition, the trustee will not be required to expend its own funds under any circumstances.
The indenture will provide that in the event an event of default has occurred and is continuing, and if a responsible officer of the trustee has written notice or actual knowledge of such event, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to security and/or indemnification satisfactory to the trustee in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.
The indenture will provide that if an event of default occurs and is continuing and is notified in writing to a responsible officer of the trustee, the trustee shall send to each holder notice of the default within 90 days after it receives written notice or obtains such knowledge. The trustee shall not be deemed to have knowledge of any occurrence of a default unless a responsible officer of the trustee has received written notice thereof. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as the trustee (in its sole discretion) in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether our authorized officers thereof know of any event of default under the indenture that occurred during the previous year that is then continuing. We are also required to deliver to the trustee, within 30 days after obtaining knowledge of the occurrence thereof if such events are then continuing, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposing to take in respect thereof.
Payments of the redemption price, the fundamental change repurchase price or the principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.
Modification and Amendment
The “Description of the Debt Securities—Modification and Waiver” section of the accompanying prospectus will not apply to the notes.
Subject to certain exceptions, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment or supplement may, among other things:
(1)	reduce the principal amount of notes whose holders must consent to an amendment;
(2)	reduce the rate of or extend the stated time for payment of interest on any note;
(3)	reduce the principal of or extend the stated maturity of any note;
(4)	make any change that adversely affects the conversion rights of any notes, except as required by the indenture;
(5)
reduce the redemption price or the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note payable in money other than U.S. dollars;

(7)	change the ranking of the notes;
(8)
impair the right of any holder to receive payment of principal and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(9)	change our obligation to pay additional amounts on any note; or
(10)	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.
Notwithstanding the foregoing and in addition to the other permitted amendments described in “Description of the Debt Securities—Modification and Waiver,” we and the trustee may amend or supplement the indenture or the notes without notice to or the consent of any holder of the notes to:
(1)	cure any ambiguity, omission, defect or inconsistency;
(2)	provide for the assumption by a successor corporation of our obligations under the indenture;
(3)	add guarantees with respect to the notes;
(4)	secure the notes;
(5)	add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;
(6)
upon the occurrence of any transaction or event described in the list of bullets under the heading “—Conversion Rights—Recapitalizations, Reclassifications and Changes of the Class A Ordinary Shares” above, (x) provide that the notes are convertible into reference property, subject to “— Conversion Rights—Settlement upon Conversion” above, and (y) effect the related changes to the terms of the notes described under “Conversion Rights—Recapitalizations, Reclassifications and Changes of the Class A Ordinary Shares” above, in each case, in accordance with the applicable provisions of the indenture;

(7)	adjust the conversion rate as provided in the indenture;
(8)
provide for the appointment of and acceptance of appointment by a successor trustee, registrar, paying agent, bid solicitation agent or conversion agent to facilitate the administration of the trusts under the indenture by more than one trustee;

(9)
irrevocably elect a settlement method and/or a specified dollar amount (or minimum specified dollar amount), or eliminate our right to elect a settlement method (including at our option upon an irrevocable election as provided under “—Conversion Rights—Settlement upon Conversion”); provided, however, that no such election or elimination will affect any settlement method theretofore elected (or deemed to be elected) with respect to any note pursuant to the provisions described above under “—Conversion Rights.”

(10)	comply with the rules of any applicable securities depositary, including DTC;
(11)	make any change that does not adversely affect this rights of any holder in any material respect;
(12)	conform the provisions of the indenture to the “Description of the Notes” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet; or
(13)	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.
Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to send to the holders (with a copy to the trustee) a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.
Voting
In determining whether the holders of the requisite aggregate principal amount of notes have concurred in any direction, consent, waiver or other action under the indenture, notes that are owned by us, by any of our consolidated subsidiaries or by any person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with us or any of our consolidated subsidiaries shall be disregarded and deemed not to be outstanding for the purpose of any such determination. Notes so owned that have been pledged in good faith may be regarded as outstanding for such purposes if the pledgee shall establish its right to so act with respect to such notes and that the pledgee is not us, one of our consolidated subsidiaries or a person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with us and our consolidated subsidiaries.
Discharge
We may satisfy and discharge our obligations under the indenture and the notes (except, in each case, for surviving rights of the trustee and our obligations with respect thereto) by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, on a redemption date, on any repurchase date, upon conversion or otherwise, cash and/or (in the case of conversion) Class A ordinary shares, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.
Calculations in Respect of Notes
Except as otherwise provided above, we will be responsible for making all calculations called for under the indenture and the notes. These calculations include, but are not limited to, determinations of the Class A ordinary share price, the last reported sale prices of the Class A ordinary shares, any interest make-whole conversion rate adjustment, the daily VWAPs, the daily conversion values, the daily settlement amounts, accrued interest payable on the notes, any additional interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the paying agent and conversion agent, and each of the trustee, the paying agent and conversion agent has no duty to verify such calculations and is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any registered holder of notes upon the request of that holder.
Reports
The indenture will provide that a copy of any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding any such information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the SEC) must be provided by us to the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act (or any successor rule)). Documents or reports filed by us with the SEC via the EDGAR system or any successor thereof will be deemed to be provided to the trustee as of the time such documents are filed via EDGAR or such successor, it being understood that the trustee shall not be responsible for determining whether such filings have been made. If the notes become convertible into reference property consisting in whole or in part of shares of capital stock of any parent company of ours pursuant to the terms of the indenture described under “— Conversion Rights— Recapitalizations, Reclassifications and Changes of the Class A Ordinary Shares” and such parent company provides a full and unconditional guarantee of the notes, the SEC reports of such parent company shall be deemed to satisfy the foregoing reporting requirements of the indenture.
Trustee
U.S. Bank Trust Company, National Association is the trustee, registrar, paying agent, transfer agent and conversion agent. The trustee, in each of its capacities, including without limitation as trustee, registrar, paying agent, transfer agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.
Acknowledgment of Senior Notes
By accepting any note, each holder acknowledges to us and the “Investors” (as defined below) that the senior secured notes (Series A1-A30), each with the principal amount of US$500,000 issued pursuant to that certain Senior Secured Note Purchase Agreement, dated April 15, 2024, by and among various investors (the “Investors”) from time to time party thereto, us, Norwegian AI Technology AS as security provider, and Nordic Trustee AS as collateral agent, constitute bona fide indebtedness of our company. Such acknowledgment is part of the consideration for the issuance of the notes.

Governing Law
The indenture will provide that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.
Book-Entry, Settlement and Clearance
The Global Notes
The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.
Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:
•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and
•
ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.
Book-Entry Procedures for the Global Notes
All interests in the global notes will be subject to the operations and procedures of DTC and, therefore, you must allow for sufficient time in order to comply with these procedures if you wish to exercise any of your rights with respect to the notes. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we, the trustee, the agents nor the underwriters are responsible for those operations or procedures.
DTC has advised us that it is:
•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of the New York State Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “clearing agency” registered under Section 17A of the Exchange Act.
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:
•	will not be entitled to have notes represented by the global note registered in their names;
•	will not receive or be entitled to receive physical, certificated notes; and

•
will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest). Neither we nor the trustee, paying agent or conversion agent has any responsibility or liability for any act or omission of DTC.
Payments of principal and interest with respect to the notes represented by a global note will be made by the paying agent (to the extent funded by us) to DTC’s nominee as the registered holder of the global note.
Neither we nor the trustee (or our or its agents) nor the paying agent will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.
Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.
Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.
Certificated Notes
Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:
•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;
•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or
•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

TAXATION
The following discussion is a summary of Cayman Islands, Singapore and U.S. federal income tax considerations of an investment in the notes or Class A ordinary shares based upon laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change. This summary does not deal with all possible tax considerations relating to an investment in the notes or Class A ordinary shares, such as the tax considerations under state, local and other tax laws.
Cayman Islands Taxation
The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.
Payments of interest and principal on the notes and dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of the notes or our ordinary shares, as the case may be, nor will gains derived from the disposal of the notes or our ordinary shares be subject to Cayman Islands income or corporation tax.
No stamp duty is payable in respect of the issue of the notes or our ordinary shares or on an instrument of transfer in respect of our ordinary shares. The notes themselves will be stampable if they are executed in or brought into the Cayman Islands.
Singapore Taxation
The following discussion is a summary of Singapore income tax and stamp duty considerations relevant to the ownership, conversion and disposition of the notes or our Class A ordinary shares. The statements made herein regarding taxation are general in nature and based upon certain aspects of the current tax laws of Singapore and administrative guidelines and e-tax guides issued by the relevant authorities in force as of the date hereof and are subject to any changes in such laws or administrative guidelines or e-tax guides, or in the interpretation of such laws or guidelines or e-tax guides, occurring after such date, which changes could be made on a retrospective basis. These laws, administrative guidelines and e-tax guides are also subject to various interpretations and the relevant tax authorities or the courts could later disagree with the explanations or conclusions set out below. Neither these statements nor any other statements in this prospectus supplement are intended or are to be regarded as advice on the tax position of any holder of the notes or of any person acquiring, disposing or otherwise dealing with the notes or on any tax implications arising from the acquisition, holding, conversion or disposing of the notes. The statements made herein do not purport to be a comprehensive or exhaustive description of all of the tax considerations that may be relevant to a decision to acquire, own, convert or dispose of the notes or our Class A ordinary shares and do not purport to deal with the tax considerations applicable to all categories of investors, some of which (such as dealers in securities or financial institutions in Singapore which have been granted the relevant Financial Sector Incentive(s)) may be subject to special rules. Prospective investors are advised to consult their own tax advisors as to Singapore or other tax considerations of the acquisition, ownership, conversion or disposal of the notes and our Class A ordinary shares, taking into account their own particular circumstances. We emphasize that neither we nor any other persons involved in this prospectus supplement accept responsibility for any tax effects or liabilities resulting from the acquisition, holding, conversion or disposal of the notes or our Class A ordinary shares.
Income Tax
Under the Income Tax Act 1947 of Singapore (“SITA”), a company established outside Singapore could be considered a tax resident in Singapore if the control and management of its business is exercised in Singapore. “Control and management” typically refers to the making of decisions on strategic matters, such as those concerning the company’s policy and strategy. Where the control and management of a company is exercised is a question of fact. Usually, the location of the company’s board of directors meetings determines where the control and management of a company’s business is exercised. Therefore, such control and management of business should not be considered to be exercised in Singapore if physical board meetings are conducted outside of Singapore.
The Inland Revenue Authority of Singapore (“IRAS”) has issued guidance indicating that a board meeting which involves the use of virtual meeting technology will generally be regarded as having strategic decisions made in Singapore if either of the following conditions is met: (i) at least 50% of the directors with the authority to make strategic decisions are physically in Singapore during the meetings; or (ii) the chairman of the board is physically in Singapore during the meeting.
On the other hand, the IRAS guidance has also indicated that where (i) no board meetings are held in Singapore and board resolutions are merely passed by circulation; (ii) the Singapore director is a nominee director while the rest of the directors are based outside Singapore; (iii) no strategic decisions are made by the Singapore director; or (iv) no key employees are based in Singapore, the control and management of the business of a company may be considered not exercised in Singapore.
We believe that we are not a Singapore tax resident for Singapore income tax purposes. However, our tax residence status is subject to determination by the IRAS and uncertainties remain with respect to the interpretation of the term “control and management” for the purposes of the SITA. The statements below are based on the assumption that we are not a tax resident in Singapore for Singapore income tax purposes.
Interest and Dividends
Subject to the following paragraphs, under Section 12(6) of the SITA, the following payments are deemed to be derived from Singapore:
(a)
any interest, commission, fee or any other payment in connection with any loan or indebtedness or with any arrangement, management, guarantee, or service relating to any loan or indebtedness which is (i) borne, directly or indirectly, by a person resident in Singapore or a permanent establishment in Singapore (except in respect of any business carried on outside Singapore through a permanent establishment outside Singapore or any immovable property situated outside Singapore); or (ii) deductible against any income accruing in or derived from Singapore; or

(b)	any income derived from loans where the funds provided by such loans are brought into or used in Singapore.
Such payments, where made to a person not known to the paying party to be a resident in Singapore for tax purposes, are generally subject to withholding tax in Singapore. The rate at which tax is to be withheld for such payments (other than those subject to the 15% final withholding tax described below) to non-resident persons (other than non-resident individuals) is the prevailing corporate tax rate, currently 17%, and the applicable rate for non-resident individuals is currently 24%. However, if the payment is derived by a person not resident in Singapore otherwise than from any trade, business, profession or vocation carried on or exercised by such person in Singapore and is not effectively connected with any permanent establishment in Singapore of that person, the payment is subject to a final withholding tax of 15%. The rate of 15% may be reduced by applicable tax treaties.
We believe that the interest payments in connection with the notes are not subject to Singapore withholding tax as we believe that the aforementioned provisions under Section 12(6) of the SITA will not be triggered.
Singapore currently does not impose withholding tax on dividends. Accordingly, even if we were considered a Singapore tax resident, dividends paid to the holders of our Class A ordinary shares would not be subject to withholding tax in Singapore.
Sales and Conversion
Any gains deemed to be in the nature of capital made from the conversion of notes, or the disposition of notes or Class A ordinary shares, will generally not be taxable in Singapore. However, any gains derived by any person from the conversion of notes, or the disposition of notes or Class A ordinary shares, which are gains from any trade, business, profession or vocation carried on by that person, if accruing in or derived from Singapore, may be taxable as such gains are considered revenue in nature. Such gains may also be taxable if they constitute any gains or profits of an income nature under Section 10(1)(g) of the SITA, such as if the notes or Class A ordinary shares were purchased with the intention or purpose of making a profit rather than holding for long-term investment purposes in Singapore.
There are no specific laws or regulations that deal with the characterization of capital gains. The characterization of the gains arising from the conversion of notes, or the disposition of notes or Class A ordinary shares, will depend on the individual facts and circumstances of the investors and relating to the conversion of notes, or the disposition of notes or Class A ordinary shares. Investors are advised to seek their own accounting and tax advisors on the Singapore income tax consequences of their conversion of the notes or disposition of the notes or Class A ordinary shares.

Holders of the notes or Class A ordinary shares who apply or who are required to apply the Singapore Financial Reporting Standard (“FRS”) 109 or Singapore Financial Reporting Standard (International) 9 (“SFRS(I) 9”) (as the case may be) may for Singapore income tax purposes be required to recognize gains or losses (not being gains or losses in the nature of capital) on the notes or Class A ordinary shares, irrespective of disposal, in accordance with FRS 109 or SFRS(I) 9 (as the case may be) even though no sale or disposal of the notes or Class A ordinary shares is made. For more information, please see the discussion below under “—Adoption of FRS 109 or SFRS(I) 9 Treatment for Singapore Income Tax Purposes.”
Gains received in Singapore from the sale or disposal of foreign assets may also be subject to Singapore income tax under Section 10L of the SITA. For more information, please see the discussion below under “—Income Tax on Gains Received in Singapore from the Sale or Disposal of Foreign Assets.”
Notwithstanding the above, foreign investors who do not receive their gains from the conversion of notes, or the disposition of their notes or Class A ordinary shares, in Singapore should not be subject to Singapore income tax if (i) the foreign investor is not tax resident in Singapore, (ii) the foreign investor does not maintain a permanent establishment in Singapore, to which the gains may be effectively connected, and (iii) the entire process (including the negotiation, deliberation, execution of the acquisition, conversion and sale, etc.) leading up to the actual transaction is performed outside of Singapore.
For Singapore resident investors, if the gain from conversion of the notes or disposal of the notes or Class A ordinary shares is considered income in nature and is accrued in or derived from Singapore, such gain should be subject to Singapore income tax. However, such gain would generally not be taxable in Singapore if the gain is considered as capital in nature, or is exempt under Section 13W of the SITA, subject to the application of Section 10L of the SITA.
Section 13W of the SITA provides a safe harbor in the form of an exemption of gains or profits arising from the disposal of ordinary shares for disposals made up to December 31, 2027. To qualify for the tax exemption, the divesting company must have legally and beneficially held at least 20% of the ordinary shares of the company whose shares are being disposed (“investee company”) for a continuous period of at least 24 months immediately prior to the date of disposal such shares.
The above-mentioned “safe harbor rule” is not applicable under the following scenarios:
•
the disposal of shares during the period from June 1, 2012 to May 31, 2022 of an unlisted investee company which is in the business of trading or holding Singapore immovable properties (other than the business of property development);

•
the disposal of shares from June 1, 2022 of an unlisted investee company which is in the business of trading, holding or developing immovable properties in Singapore or abroad, subject to certain exceptions;

•	the disposal of shares by a divesting company in the insurance business industry (as referred to under Section 26 of the SITA); and
•	the disposal of shares by a partnership, limited partnership or limited liability partnership where one or more of the partners is a company or are companies.
Adoption of FRS 109 or SFRS(I) 9 Treatment for Singapore Income Tax Purposes
Section 34AA of the SITA requires taxpayers who comply or who are required to comply with FRS 109 or SFRS(I) 9 (as the case may be) for financial reporting purposes to calculate their profit, loss or expense for Singapore income tax purposes in respect of financial instruments in accordance with FRS 109 or SFRS(I) (as the case may be), subject to certain exceptions. The IRAS has issued an e-tax guide entitled “Income Tax: Income Tax Treatment Arising from Adoption of FRS 109—Financial Instruments.”
Holders of the notes or Class A ordinary shares who may be subject to the tax treatment under Section 34AA of the SITA should consult their own accounting and tax advisors regarding the Singapore income tax considerations of their acquisition, holding, redemption, conversion or disposal of the notes or Class A ordinary shares.
Income Tax on Gains Received in Singapore from the Sale or Disposal of Foreign Assets
Under Section 10L of the SITA, gains received or deemed received in Singapore from the sale or disposal by an entity of a relevant group of any foreign asset (i.e. any movable or immovable property situated outside Singapore at the time of such sale or disposal or any rights or interest thereof) is treated as income chargeable to tax, if such gains would not otherwise be chargeable to tax as income or would otherwise be exempt from income tax under the SITA.
Income is deemed to be received in Singapore under Section 10(25) of the SITA if it is:
•	remitted to, transmitted or brought into Singapore;
•	applied in or towards the satisfaction of any debt incurred in respect of a trade or business carried on in Singapore; or
•	applied to purchase any movable property which is brought into Singapore.
Section 10L applies to sales or disposals that occur on or after January 1, 2024. Under this section, shares or debt securities issued by a company that is incorporated outside Singapore would likely be considered as “foreign assets.”
Broadly, a seller entity would be a member of a “relevant group” if (i) its assets, liabilities, income, expenses and cash flows (a) are included in the consolidated financial statements of the parent entity of the group, or (b) are excluded from the consolidated financial statements of the parent entity of the group solely on size or materiality grounds or on the grounds that the entity is held for sale, and (ii) the entities of the group are not all incorporated in a single jurisdiction or any entity of the group has a place of business in more than one jurisdiction.
There are certain exclusions in this regard. The taxation of such gains would not apply to a sale or disposal that is:
•
carried out as part of, or incidental to, the business of a “prescribed financial institution”, which includes licensed banks, licensed finance companies and holders of a capital markets services license;

•	carried out as part of, or incidental to, the relevant business activities or operations of an entity enjoying certain tax incentives, such as the financial sector incentive; or
•	carried out by an excluded entity that has adequate economic substance in Singapore (as defined and provided for under Section 10L of the SITA).
The IRAS has also issued an e-tax guide titled “Income Tax: Tax Treatment of Gains or Losses from the Sale of Foreign Assets.”
Holders of the notes or Class A ordinary shares who may be subject to the tax treatment under Section 10L of the SITA should consult their own accounting and tax advisors regarding the Singapore income tax consequences of their sale or disposal of the notes or Class A ordinary shares.
Stamp Duty with respect to the Notes and Class A Ordinary Shares
No stamp duty is payable on acquisition of the notes or issuance of Class A ordinary shares. As we are incorporated in the Cayman Islands and the notes and Class A ordinary shares are not registered in any register kept in Singapore, no stamp duty is payable in Singapore on any instrument of transfer upon a sale or gift of the notes or Class A ordinary shares.
United States Federal Income Tax Considerations
The following discussion is a summary of certain material U.S. federal income tax considerations to U.S. Holders (as defined below) generally applicable to the ownership, disposition and conversion of the notes and to the ownership and disposition of the Class A ordinary shares received upon the conversion of such notes. This discussion applies only to U.S. Holders that purchased the notes at original issuance for cash at their “issue price” (the first price at which a substantial portion of the notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), hold the notes or Class A ordinary shares as capital assets (generally, property held for investment) and have the U.S. dollar as their functional currency. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder (“Regulations”), published positions of the Internal Revenue Service (the “IRS”), court decisions and other applicable authorities, all as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect).

This discussion does not address all U.S. federal income tax considerations that may be applicable to U.S. Holders in light of their particular circumstances or U.S. Holders subject to special treatment under U.S. federal income tax law, such as:
•	banks, insurance companies, investment companies, and other financial institutions;
•
partnerships or other entities or arrangements treated as partnerships, S corporations or other pass-through entities, or disregarded entities (including hybrid entities) for U.S. federal income tax purposes (and investors therein);

•	“controlled foreign corporations” within the meaning of Section 957(a) of the Code;
•	“passive foreign investment companies” within the meaning of Section 1297(a) of the Code;
•	corporations that accumulate earnings to avoid U.S. federal income tax;
•	tax-qualified retirement plans;
•	“qualified foreign pension funds” within the meaning of as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;
•	tax-exempt organizations (including private foundations), governmental organizations or international organizations;
•	real estate investment trusts;
•	regulated investment companies;
•	brokers, dealers, traders in securities that elect to use a mark-to-market method of accounting;
•	certain former citizens or long-term residents of the United States;
•	persons that elect to mark their securities to market;
•	persons who hold notes or Class A ordinary shares as part of a hedging, integrated, straddle, conversion or constructive sale transaction for U.S. federal income tax purposes;
•	persons holding Class V ordinary shares;
•	persons that have a functional currency other than the U.S. dollar;
•	persons that acquired ordinary shares pursuant to an exercise of employee stock options or otherwise as compensation; and
•	persons that actually or constructively own 10% or more of our stock by vote or value.
This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax or Medicare contribution tax considerations or the consequences of special tax accounting rules under Section 451(b) of the Code.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the notes or Class A ordinary shares that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
a trust, (i) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the notes or Class A ordinary shares, the tax treatment of a partner will generally depend on the status and the activities of the partnership. Partners in a partnership holding the notes or Class A ordinary shares should consult their tax advisors regarding the tax considerations of an investment in the notes or Class A ordinary shares.
Interest on the Notes
It is anticipated, and this discussion assumes, that the notes will be issued with less than a de minimis amount of original issue discount, if any (as determined under the Code). In such case, interest paid on the notes will be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with such holder’s method of accounting and will include amounts withheld in respect of any foreign taxes and any additional amounts paid in respect thereof. Interest income on the notes will generally constitute non-U.S. source income and will generally be treated as “passive category income” for foreign tax credit limitation purposes. The rules governing the foreign tax credit are complex. U.S. Holders should consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.
Additional Payments
We may be required to make additional payments on the notes in excess of stated principal and interest in certain circumstances. See discussions above under “Description of Notes—Events of Default,” and “Description of Notes—Additional Amounts.” We believe that the possibility of such payments should not cause the notes to be treated as “contingent payment debt instruments” under applicable U.S. Treasury regulations because there is only a remote possibility that we will be obligated to make such payments of additional amounts; if such additional amounts were required to be paid, they would be in an incidental amount; or the possibility of such additional payments is otherwise disregarded for purposes of the applicable rules. Assuming our position is respected, any such additional payments generally would be taken into account by a U.S. Holder at the time such payments are received or accrued, in accordance with the U.S. Holder’s usual method of accounting for tax purposes.
In addition, as described under the headings “Description of the Notes—Conversion Rights—Adjustment to Class A Ordinary Shares Delivered upon Conversion upon a Make-Whole Fundamental Change,” Description of Notes—Adjustment to Conversion Rate upon Conversion in Connection with an Optional Redemption, a Cleanup Redemption or a Tax Redemption,” and “Description of Notes—Conversion Rights—Interest Make-Whole Conversion Rate Adjustment Upon Certain Conversions,” upon certain conversions of the notes we may be required to pay additional cash or deliver additional Class A ordinary shares. Due to a lack of relevant authority regarding certain of these payments and deliveries, the applicability to the notes of Treasury Regulations governing contingent payment debt instruments is uncertain. In particular, the effect of the conversion rate increase described in “Description of Notes—Conversion Rights—Interest Make-Whole Conversion Rate Adjustment Upon Certain Conversions,” on the tax treatment of the notes is unclear. Although not free from doubt, we intend to take the position that the possibility of such payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. This position is based in part of the fact that the payments will be made only to holders who are converting their notes under certain circumstances and as result are most appropriately treated as a change in conversion rate, however denominated or measured. Depending upon the circumstances, such additional cash or shares may be taxed as deemed dividends to you as described under “—Constructive Distributions.”
Our position that the notes are not contingent payment debt instruments is binding on each U.S. Holder unless such U.S. Holder discloses its contrary position to the IRS in the manner required by applicable Treasury Regulations. Our position that the notes are not contingent payment debt instruments is not, however, binding on the IRS. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments because of the possibility of such payments, U.S. Holders would, among other things, be required to accrue interest income at a higher rate than the stated interest rate on the notes and to treat as taxable ordinary income, rather than capital gain, any gain on a sale, exchange or redemption of a note and the entire amount of realized gain upon a conversion of a note (including all gain upon conversion, even if the U.S. Holder receives solely Class A ordinary shares). The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments. U.S. Holders are urged to consult their tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

Sale, Exchange, Redemption, Repurchase or other Taxable Disposition of the Notes
Except as provided below under “—Conversion of the Notes” and subject to the discussion below under “—Passive Foreign Investment Company Rules,” upon a sale, taxable exchange (including an exchange in lieu of conversion), repurchase or other taxable disposition of a note, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received on such sale, exchange, redemption, repurchase or other taxable disposition (other than to the extent, if any, attributable to accrued interest, which generally will be taxable as such to the extent not already included in income by such holder) and (2) such holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally equal to the amount that the U.S. Holder paid for the note, plus the amount, if any, included in income on an adjustment to the conversion rate of the notes, as described in “—Constructive Distributions” below.
Such gain or loss will generally be long-term capital gain or loss if such holder’s holding period of the note is more than one year at the time of such sale, exchange, redemption, repurchase or other taxable disposition. Long-term capital gain of non-corporate taxpayers is generally subject to tax at a lower tax rate than the tax rate applicable to ordinary income. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder will generally be treated as U.S.-source gain or loss for foreign tax credit limitation purposes. Consequently, a U.S. Holder may not be able to use any foreign tax credit arising from any foreign tax imposed on the disposition of a note unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from non-U.S. sources. Certain proposed Treasury regulations would impose additional limitations on the creditability of any foreign taxes on gains from dispositions, although recent IRS notices provide temporary relief from these additional limitations. You are urged to consult your tax advisor regarding the tax consequences if a non-U.S. tax is imposed on a disposition of our notes, including the availability of the foreign tax credit under your particular circumstances and your ability to claim an exemption under the provisions of an applicable treaty.
Conversion of the Notes
Subject to the discussion below under “—Passive Foreign Investment Company Rules,” upon conversion of a note, a U.S. Holder will receive cash, Class A ordinary shares or a combination of cash and Class A ordinary shares, at our election.
If a U.S. Holder receives solely cash in exchange for a note upon conversion, the U.S. Holder’s gain or loss will be determined in the same manner as if the U.S. Holder had disposed of the note in a taxable disposition described under “—Sale, Exchange, Redemption, Repurchase or Taxable Disposition of the Notes” above, subject to the discussion in the section titled “—Constructive Distributions” below regarding the possibility that an adjustment to the conversion rate of a note converted in connection with a make-whole fundamental change or during a redemption period or for which the interest make-whole provision applies may be treated as a taxable stock dividend.
If a U.S. Holder receives solely Class A ordinary shares (and cash in lieu of a fractional share) in exchange for a note upon conversion, the U.S. Holder generally will not recognize any gain or loss upon the conversion, (except with respect to cash received in lieu of fractional Class A ordinary shares, as described in “Description of the Notes—Conversion Rights—Settlement upon Conversion,” and except that Class A ordinary shares received with respect to accrued interest will be subject to tax as such to the extent not previously included in income), subject to the discussion in the section titled “—Constructive Distributions” below regarding the possibility that an adjustment to the conversion rate of a note converted in connection with a make-whole fundamental change or during a redemption period or for which the interest make-whole provision applies may be treated as a taxable stock dividend. The U.S. Holder’s tax basis in the Class A ordinary shares received on conversion of a note (other than Class A ordinary shares received with respect to accrued interest) will be the same as such U.S. Holder’s adjusted tax basis in the note at the time of conversion, reduced by any tax basis allocable to any fractional Class A ordinary shares plus the amount, if any, included in income on an adjustment to the conversion rate of the notes, as described in “—Constructive Distributions.” The U.S. Holder’s holding period for the Class A ordinary shares received on conversion will generally include the holding period of the note converted. The tax basis in Class A ordinary shares received with respect to accrued interest will equal the fair market value of such Class A ordinary shares upon receipt, and the holding period of such Class A ordinary shares will not include the holding period of the notes converted.
A U.S. Holder of a note will generally recognize capital gain or loss for U.S. federal income tax purposes upon the receipt of cash in lieu of a fractional Class A ordinary shares in an amount equal to the difference between the amount of cash received and the holder’s tax basis in such fractional Class A ordinary share. A U.S. Holder’s tax basis in a fractional Class A ordinary share will be determined by allocating the holder’s tax basis in the Class A ordinary shares between the Class A ordinary shares received upon conversion and the fractional Class A ordinary share, in accordance with their respective fair market value. This gain or loss should be capital gain or loss, and should be taxable as described above under “—Sale, Exchange, Redemption, Repurchase or Taxable Disposition of the Notes.”
If a U.S. Holder receives a combination of Class A ordinary shares and cash (other than cash received in lieu of fractional Class A ordinary share which will be subject to tax as described above) in exchange for a note upon conversion, it is possible that the conversion will be treated as a recapitalization for U.S. federal income tax purposes, although the tax treatment is uncertain.
The conversion can be treated as a recapitalization only if the notes are treated as “securities” for U.S. federal income tax purposes. An instrument is a “security” for these purposes if, based on all the facts and circumstances, the instrument constitutes a meaningful investment in the issuer of the instrument. Although there are a number of factors that may affect the determination of whether a debt instrument is a “security,” one of the most important factors is the original term of the instrument, or the length of time between the issuance of the instrument and its maturity. In general, instruments with an original term of more than ten years are likely to be treated as “securities,” and instruments with an original term of less than five years are less likely to be treated as “securities.” In addition, the convertibility of a debt instrument into stock of the issuer may argue in favor of “security” treatment because of the holder’s possible equity participation in the issuer.
Assuming recapitalization treatment, a U.S. Holder will recognize gain, but not loss, equal to the excess of the sum of the fair market value of the Class A ordinary shares and cash received (other than amounts attributable to accrued interest, which will be treated as ordinary income to the extent not previously included in income as described under “—Interest on the Notes” above) over the holder’s adjusted tax basis in the note, but in no event will the gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest), subject to the discussion in the section titled “—Constructive Distributions” below regarding the possibility that an adjustment to the conversion rate of a note converted in connection with a make-whole fundamental change or during a redemption period or for which the interest make-whole provision applies may be treated as a taxable stock dividend. Under recapitalization treatment, a U.S. Holder’s tax basis in the Class A ordinary shares received upon a conversion of a note (other than Class A ordinary shares received with respect to accrued interest, but including any fractional Class A ordinary share deemed received) will equal the tax basis of the note that was converted, reduced by the amount of cash received (excluding cash received in lieu of a fractional Class A ordinary share and cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional Class A ordinary share). The tax basis in Class A ordinary shares received with respect to accrued interest will equal the fair market value of such Class A ordinary shares upon receipt, and the holding period of such Class A ordinary shares will not include the holding period of the notes converted.
An alternative characterization would treat the cash payment received on conversion as proceeds from a sale of a portion of the note, and would tax the sale portion in the manner described under “—Sale, Exchange, Redemption, Repurchase or Taxable Disposition of the Notes” above, subject to the discussion in the section titled “—Constructive Distributions” below regarding the possibility that an adjustment to the conversion rate of a note converted in connection with a make-whole fundamental change or during a redemption period or for which the interest make-whole provision applies may be treated as a taxable stock dividend. Under this alternative characterization, a U.S. Holder would not recognize gain or loss with respect to Class A ordinary shares received (other than Class A ordinary shares attributable to accrued interest which will be subject to tax as such to the extent not previously included in income), and the U.S. Holder’s holding period for such Class A ordinary shares would include the period during which such holder held the notes. In such case, the U.S. Holder’s basis in the note would be allocated pro rata between the Class A ordinary shares received upon conversion and the portion of the note treated as exchanged for cash, in accordance with their fair market values. The tax basis in Class A ordinary shares received with respect to accrued interest will equal the fair market value of such Class A ordinary shares upon receipt, and the holding period of such Class A ordinary shares will not include the holding period of the notes converted.
A U.S. holder that converts a note between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest, as described above in the section titled “Description of Notes—Conversion Rights—General,” should consult its own tax advisor concerning the appropriate treatment of such payments.

As described in “Description of Notes—Conversion Rights—General,” our delivery of cash, Class A ordinary shares or a combination of cash and Class A ordinary shares will be deemed to satisfy our obligation with respect to accrued and unpaid interest on the notes. We intend to take the position that, upon a conversion of notes, accrued and unpaid interest is paid first by any cash paid upon such conversion (other than cash paid in lieu of a fractional share) and then by any Class A ordinary shares.
U.S. Holders should consult their tax advisors regarding the tax treatment of the receipt of cash and Class A ordinary shares for notes upon conversion.
Exchange in Lieu of Conversion
If a U.S. Holder surrenders notes for conversion, we direct the notes to be offered to a financial institution for exchange in lieu of conversion, and the designated institution accepts the notes and delivers Class A ordinary shares (and cash in lieu of a fractional share, if applicable), cash or a combination of cash and Class A ordinary shares in exchange for the notes, the U.S. holder will be taxed on the transfer as a sale or exchange of the notes, as described above in the section titled “—Sale, Exchange, Redemption, Repurchase, or Other Taxable Disposition of Notes.” In such case, the U.S. holder’s tax basis in the Class A ordinary shares received will equal the fair market value of the stock on the date of the exchange and its holding period in the Class A ordinary shares received will begin the day after the date of the exchange.
Possible Effect of the Change in Conversion Consideration
In the event we undergo certain of the events described in the section titled “Description of Rights—Recapitalizations, Reclassifications and Changes of the Class A Ordinary Shares” or “Description of Notes—Consolidation, Merger and Sale of Assets,” the conversion rate and the related conversion consideration may be adjusted such that a U.S. Holder would be entitled to convert its notes into shares, property or assets other than our Class A ordinary shares.
Depending on the facts and circumstances at the time of such event, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes. Whether or not such an adjustment results in a deemed exchange of the outstanding notes, a subsequent conversion of the notes might be treated as a fully taxable disposition of the notes if the property into which the notes are convertible is no longer stock of the notes’ obligor. A U.S. Holder should consult its tax advisor regarding the U.S. federal income tax consequences of such an adjustment.
Constructive Distributions
The conversion rate of the notes will be adjusted in certain circumstances, as described under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.” Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. Holder for U.S. federal income tax purposes, even though no cash or property is received. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, generally will not be considered to result in a deemed distribution to a U.S. Holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments with respect to taxable dividends to holders of our ordinary shares) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, depending on the circumstances, including whether we have paid in the past or will pay in the future distributions on our ordinary shares or interest on other convertible debt, a U.S. holder may be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. In addition, an adjustment to the conversion rate in connection with a make-whole fundamental change or during a redemption period or pursuant to the interest make-whole provision as described under “Description of Notes—Conversion Rights—Adjustment to Class A Ordinary Shares Delivered upon Conversion upon a Make-Whole Fundamental Change,” “Description of Notes—Conversion Rights—Adjustment to Conversion Rate upon Conversion in Connection with an Optional Redemption, a Cleanup Redemption or a Tax Redemption” and “Description of Notes—Conversion Rights—Interest Make-Whole Conversion Rate Adjustment Upon Certain Conversions,” respectively, may also be treated as a constructive distribution to a U.S. Holder under certain circumstances.
Any such constructive distribution will generally be taxable to U.S. Holders as a dividend to the extent of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles). It is not clear, however, whether any such dividend would be eligible for the reduced tax rate available to certain non-corporate U.S. Holders with respect to “qualified dividend income” as discussed below under “—Dividends.”
We are currently required to report the amount of any deemed distributions on our website or to the IRS and to holders of notes not exempt from reporting. Proposed U.S. Treasury Regulations have been released addressing the amount and timing of deemed distributions, obligations of withholding agents and filing and notice obligations of issuers, effective for deemed distributions occurring on or after the date the U.S. Treasury Regulations are adopted in final form. If adopted as proposed, the U.S. Treasury Regulations generally would provide that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire stock immediately after the conversion rate adjustment over the fair market value of the right to acquire stock without the adjustment (determined at the same time), (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the note and the date of the actual distribution of cash or property that results in the deemed distribution, (iii) subject to certain limited exceptions, a withholding agent is required to impose any applicable withholding on deemed distributions and if there is no associated cash payment, may withhold the required amounts
Dividends
Subject to the discussion below under “—Passive Foreign Investment Company Rules,” the gross amount of any distribution (including the constructive distribution discussed above) to a U.S. Holder with respect to the Class A ordinary shares will generally be included in such holder’s gross income as ordinary dividend income on the date actually or constructively received by such holder to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Amounts that exceed such current and accumulated earnings and profits and, therefore, are not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a U.S. Holder’s tax basis in our Class A ordinary shares, but not below zero. Any amount distributed in excess of basis will be treated as gain realized on the sale or other disposition of our Class A ordinary shares and will be treated as described under the section titled “—Sale or Other Taxable Disposition of Class A Ordinary Shares” below. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, U.S. Holders should expect that any distribution from us will generally be reported as a dividend. The amount of such dividend will include amounts withheld by us or our paying agent in respect of any foreign taxes. Any dividend from us will not be eligible for the dividends-received deduction generally allowed to corporations in respect of dividends received from U.S. corporations.
The amount of any dividend paid in foreign currency will equal the U.S. dollar value of the foreign currency received calculated by reference to the exchange rate in effect on the date the dividend is received by a U.S. Holder in the case of Class A ordinary shares regardless of whether the foreign currency is converted into U.S. dollars. If the foreign currency received as a dividend is converted into U.S. dollars on the date it is received, a U.S. Holder will generally not be required to recognize foreign currency gain or loss in respect of the dividend income. If the foreign currency received as a dividend is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the foreign currency will be treated as U.S. source ordinary income or loss.
With respect to individuals and certain other non-corporate U.S. Holders, dividends may constitute “qualified dividend income” that is subject to tax at the lower applicable capital gains rates provided that (1) the Class A ordinary shares on which the dividends are paid are readily tradable on an established securities market in the United States, (2) we are not a PFIC for either our taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period and other requirements are met. Our Class A ordinary shares are listed on Nasdaq so we anticipate that our Class A ordinary shares should qualify as readily tradable on an established securities market in the United States, although there can be no assurances in this regard. U.S. Holders should consult their tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for dividends paid with respect to our Class A ordinary shares (including rules relating to foreign tax credit limitations).
Dividends from us will generally constitute non-U.S. source income and be treated as “passive category income” for foreign tax credit limitation purposes. U.S. Holders may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any nonrefundable foreign withholding tax imposed on dividends received on Class A ordinary shares. If a U.S. Holder does not elect to claim a foreign tax credit for foreign taxes withheld, such holder may instead claim a deduction for U.S. federal income tax purposes in respect of such taxes, but only for a year in which such holder elects to do so for all creditable foreign income taxes. U.S. Holders should consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.
Sale or Other Taxable Disposition of Class A Ordinary Shares
Subject to the PFIC rules discussed below under “—Passive Foreign Investment Company Rules,” upon any sale or other taxable disposition of Class A ordinary shares, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of (A) the amount of cash and (B) the fair market value of any other property received in such sale or disposition and (ii) the U.S. Holder’s adjusted tax basis in our Class A ordinary shares. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such ordinary shares exceeds one year. Long-term capital gain recognized by non-corporate U.S. Holders generally will be taxed at currently preferential long-term capital gains rates. The deductibility of capital losses is subject to limitations. For foreign tax credit purposes, any such gain or loss generally will be treated as U.S. source gain or loss. Consequently, a U.S. Holder may not be able to use any foreign tax credit arising from any foreign tax imposed on the disposition of our Class A ordinary shares unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from non-U.S. sources.
If the consideration received by a U.S. Holder upon a sale or other taxable disposition of ordinary shares is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of such payment calculated by reference to the spot exchange rate in effect on the date of such sale or disposition. A U.S. Holder may have foreign currency gain or loss to the extent of the difference, if any, between (i) the U.S. dollar value of such payment on the date of such sale or disposition and (ii) the U.S. dollar value of such payment calculated by reference to the exchange rate in effect on the date of settlement. However, if our Class A ordinary shares are treated as traded on an “established securities market” and the U.S. Holder is either a cash basis taxpayer or an accrual basis taxpayer that has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), the U.S. Holder will determine the U.S. dollar value of the amount realized in a non-U.S. dollar currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. Any such foreign currency gain or loss will be U.S.-source for foreign tax credit purposes.
U.S. Holders should consult their tax advisors regarding the tax consequences of a sale or other taxable disposition of Class A ordinary shares, including the creditability of foreign taxes imposed on such sale or disposition by a taxing jurisdiction other than the United States, in their particular circumstances.
Passive Foreign Investment Company Rules
The U.S. federal income tax treatment of U.S. Holders could be materially different from that described above if we are treated as a PFIC for U.S. federal income tax purposes. In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on the basis of a weighted quarterly average) during such year consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income for such year consists of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, investment gains, net gains from the sales of property that does not give rise to any income and net gains from the sale of commodities (subject to certain exceptions, such as an exception for certain income derived in the active conduct of a trade or business). Cash and cash equivalents are, and cryptocurrency balances are likely, passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly, indirectly or constructively, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.
Based on our analysis of our income, assets, activities, and market capitalization, we believe that we were not a PFIC for our taxable year ended December 31, 2023. However, our PFIC status for any taxable year is a factual annual determination that can be made only after the end of that year and will depend on the composition of our income and assets and the value of our assets from time to time (including the value of our goodwill, which may be determined in large part by reference to the market price of our Class A ordinary shares from time to time, which could be volatile). In addition, the risk of us being a PFIC for any taxable year will increase if our market capitalization declines substantially during that year. Furthermore, whether and to which extent our income and assets, including goodwill, will be characterized as active or passive will depend on various factors that are subject to uncertainty, including our future business plan and the application of laws that are subject to varying interpretation. For example, there is no authority that directly addresses the proper treatment of certain items of our income, such as income from cryptocurrency self-mining, hash rate sharing, or hosting for purposes of the PFIC rules and, although we currently treat these items of income as active, such treatment is uncertain. Moreover, certain of our business activities generate passive income and, although the amount of such income is currently small, our risk of being a PFIC will increase if the proportion of our revenue earned from such business activities increases in future taxable years. Accordingly, there can be no assurances that we will not be a PFIC for our current or any future taxable year, and our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year.
The U.S. Treasury Department has proposed Treasury regulations with a retroactive effective date which, if finalized in their current form, would (i) treat a U.S. Holder that holds a note during any taxable year for which we are classified as a PFIC as holding stock of a PFIC for purposes of applying the PFIC rules to dispositions and (ii) treat for purposes of the PFIC rules the holding period of Class A ordinary shares received upon conversion of a note as including the period the note was held. Although the matter is not entirely clear, a U.S. Holder of our notes may not be permitted to make a qualified electing fund (“QEF”) election with respect to the notes, and a QEF election with respect to our Class A ordinary shares received on conversion of the notes may not be considered timely made in the absence of a concurrent “deemed sale” election. If we are a PFIC in any year with respect to which a U.S. Holder owns Class A ordinary shares, or, under the proposed Treasury regulations, the notes, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns Class A ordinary shares or notes, regardless of whether we continue to meet the tests described above unless we cease to be a PFIC and the U.S. Holder makes a “deemed sale” election under the PFIC rules. If such a deemed sale election is made, a U.S. Holder will be deemed to have sold the U.S. Holder’s Class A ordinary shares or notes at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain from such deemed sale would be subject to the rules described below. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the U.S. Holder’s Class A ordinary shares or notes with respect to which such election was made will not be treated as shares in a PFIC and the U.S. Holder will not be subject to the rules described below with respect to any “excess distribution” the U.S. Holder receives from us or any gain from an actual sale or other disposition of Class A ordinary shares or notes. U.S. Holders should consult their tax advisors as to the possibility and consequences of making a deemed sale election if we are a PFIC and cease to be a PFIC and such election becomes available.
Although PFIC status is generally determined annually, if we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder and the U.S. Holder did not make either a mark-to-market election or a QEF election, which are referred to collectively as the “PFIC Elections” for purposes of this discussion, for the first taxable year in which we are treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) Class A ordinary shares, or the U.S. Holder does not otherwise make a purging election, as described below, the U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other taxable disposition of Class A ordinary shares, and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to the U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by the U.S. Holder in respect of its Class A ordinary shares during the three preceding taxable years of the U.S. Holder or, if shorter, the U.S. Holder’s holding period in its Class A ordinary shares). The foregoing rules also generally would apply to the notes under the proposed Treasury Regulations that have a retroactive effective date.
Under these rules:
•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period in its notes or Class A ordinary shares;
•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, and to any period in the U.S. Holder’s holding period before the first day of the first taxable year in which we are treated as a PFIC, will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in the U.S. Holder’s holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections
If we are treated as a PFIC and our Class A ordinary shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market election with respect to its Class A ordinary shares for the first taxable year in which the U.S. Holder holds (or is deemed to hold) the Class A ordinary shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Class A ordinary shares at the end of such year over its adjusted tax basis in its Class A ordinary shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its Class A ordinary shares over the fair market value of its Class A ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its Class A ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Class A ordinary shares will be treated as ordinary income.
The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Nasdaq (on which Class A ordinary shares are currently listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. As such, such election generally will not apply to the notes or the stock of any of our non-U.S. subsidiaries, unless the notes or shares in such subsidiaries are themselves “marketable stock.” As such, U.S. Holders may continue to be subject to the adverse PFIC tax consequences discussed herein, notwithstanding their mark-to-market election with respect to Class A ordinary shares.
If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless Class A ordinary shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Class A ordinary shares in their particular circumstances.
The tax consequences that would apply if we were a PFIC and a U.S. Holder made a valid QEF election would also be different from the adverse PFIC tax consequences described above. In order to comply with the requirements of a QEF election, however, a U.S. Holder generally must receive a PFIC Annual Information Statement from us. If we are determined to be a PFIC for any taxable year, we do not currently intend to provide the information necessary for U.S. Holders to make or maintain a QEF election. As such, U.S. Holders should assume that a QEF election will not be available with respect to ordinary shares.
If we are treated as a PFIC and a U.S. Holder failed or was unable to timely make a PFIC Election for prior periods, the U.S. Holder might seek to make a purging election to rid its Class A ordinary shares of the PFIC taint. Under the purging election, the U.S. Holder will be deemed to have sold its Class A ordinary shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new adjusted tax basis and holding period in our Class A ordinary shares solely for purposes of the PFIC rules.
Related PFIC Rules
If we are treated as a PFIC and, at any time, has a non-U.S. subsidiary that is treated as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or sell or otherwise dispose of all or part of our interest in, such lower-tier PFIC, or the U.S. Holder otherwise was deemed to have sold or otherwise disposed of an interest in such lower-tier PFIC. U.S. Holders should consult their tax advisors regarding the application of the lower-tier PFIC rules in their particular circumstances.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year may have to file an IRS Form 8621 (whether or not a QEF election or a mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS and could result in penalties.

THE PFIC RULES ARE VERY COMPLEX AND U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF SUCH RULES IN THEIR PARTICULAR CIRCUMSTANCES.
Information Reporting and Backup Withholding
Payments of interest and constructive dividends with respect to the notes, dividend payments with respect to the Class A ordinary shares, and proceeds from the sale, exchange or other disposition of notes or Class A ordinary shares that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or that is otherwise exempt from backup withholding and establishes such an exemption.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
U.S. Holders should consult their tax advisors regarding the information reporting requirements and the application of the backup withholding rules in their particular circumstances.
Information With Respect to Foreign Financial Assets
Individuals and certain entities that own “specified foreign financial assets” with an aggregate value in excess of certain thresholds, generally are required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by non-U.S. financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. The notes and Class A ordinary shares may be subject to these rules. You are urged to consult your tax advisor regarding the application of this legislation to your ownership of the notes or Class A ordinary shares.
THIS DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. INCOME AND NON-INCOME TAX CONSEQUENCES OF THE OWNERSHIP, AND DISPOSITION OF THE NOTES AND CLASS A ORDINARY SHARES, INCLUDING THE IMPACT OF ANY POTENTIAL CHANGE IN LAW, IN THEIR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF ANY TAX TREATIES.

UNDERWRITING
We and the underwriters named below have entered into an underwriting agreement with respect to the notes being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of notes indicated in the following table. BTIG, LLC is acting as book-running manager and as the representative of the underwriters of this offering.
Underwriters	Principal Amount of the Notes
BTIG, LLC
A.G.P.
Total	US$150,000,000
The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated, severally and jointly, to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken, other than the notes covered by the underwriters’ option to purchase additional notes described below.
The underwriters initially propose to offer part of the notes directly to the public at the public offering price listed on the cover of this prospectus and part of the notes to certain dealers at a price that represents a concession not in excess of US$    per note under the public offering price. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters.
Option to Purchase Additional Notes
We have granted to the underwriters an over-allotment option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional US$22,500,000 aggregate principal amount of notes from us at the offering price listed on the cover of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, severally and jointly, subject to certain conditions, to purchase additional notes approximately proportionate to each underwriter’s initial amount reflected in the table above.
Commissions and Expenses
Total underwriting discounts and commissions to be paid to the underwriters represent   % of the total amount of the offering. The following table shows the per note and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional notes.
Total
	Per note	No Exercise	Full Exercise
Discounts and commissions paid by us	US$	US$	US$
The estimated offering expenses payable by us, exclusive of underwriting discounts and commissions, are approximately US$    million.
Lock-Up Agreements
We have agreed that, without the prior written consent of BTIG, LLC we will not, during the period ending 45 days after the date of this prospectus supplement, (i) issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for such ordinary shares or enter into a transaction which would have the same effect; (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares; (iii) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in the ordinary shares within the meaning of Section 16 of the Exchange Act; (iv) file any registration statement with the SEC relating to the offering of any ordinary shares, or any securities convertible into or exercisable or exchangeable for ordinary shares, other than registration statements on Form S-8 relating to the issuance, vesting, exercise or settlement of equity awards granted or to be granted pursuant to any employee benefit plan described in this prospectus supplement; or (v) publicly disclose the intention to make any offer, sale, pledge, disposition or filing, in each case regardless of whether any such transaction described above is to be settled by delivery of ordinary shares, or such other securities, in cash or otherwise.
The restrictions described in the preceding paragraph do not apply to (A) the issuance of the notes and any ordinary shares upon conversion of the notes; (B) the issuance of ordinary shares or the grant of restricted shares or options to purchase ordinary shares or similar securities under our 2021 Share Incentive Plan, 2023 Share Incentive Plan and 2023 Performance Share Plan; (C) the issuance by us of ordinary shares upon the conversion of preference shares, convertible promissory notes or bonds or convertible notes outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing or which is otherwise described in this prospectus supplement; (D) the issuance of ordinary shares by us in connection with any mergers or acquisitions approved by our board of directors or otherwise duly authorized by the company; and (E) the issuance of ordinary shares in connection with the At Market Issuance Sales Agreement, dated March 18, 2024, among the Company and B. Riley Securities, Inc., Cantor Fitzgerald & Co., Needham & Company, LLC, StockBlock Securities LLC, Roth Capital Partners, LLC and Rosenblatt Securities Inc., provided that no such ordinary shares may be issued or sold during the period commencing on and including the date hereof and continuing through and including the fifteenth (15) day following the date of this prospectus.
Each of our directors and executive officers has agreed that, without the prior written consent of BTIG, LLC, he or she will not, during the period ending 45 days after the date of this prospectus supplement, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, or file, or participate in the filing of, a registration statement with the SEC in respect of, any ordinary shares, or any options or warrants to purchase any ordinary shares, or any securities convertible into, exchangeable for or that represent the right to receive ordinary shares, whether now owned or hereinafter acquired, with respect to which they have beneficial ownership within the rules and regulations of the SEC. The foregoing restriction is expressly agreed to preclude each of our directors and executive officers from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of his or her securities even if such securities would be disposed of by someone other than themselves. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, swap or sale or grant of any right (including without limitation any put or call option) with respect to any of their securities or with respect to any security that includes or relates to, or derives any significant part of its value from, such ordinary shares.
The restrictions described in the preceding paragraph do not apply to (i) the sale of securities acquired in open market transactions or in the offering or after the date of this prospectus supplement, provided that no filing by any party under the Exchange Act shall be required or shall be voluntarily made in connection with such sale during the lock-up period, (ii) transfers by will or intestacy or otherwise transfer to immediate family members, trusts, family limited partnerships or an entity beneficially owned and controlled by such executive officer or director, or to a partner, member, stockholder or other equity holder of the party or, if the party is an investment fund or an investment fund manager, to any investment fund controlled or managed by such party or managed by the same investment fund manager as such party, in each case as part of a distribution without consideration, provided in each case that the transferee or transferees agree to be bound in writing by the lock-up restrictions set forth above prior to such transfer, no filing by any party (transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer and any such transfer shall not involve a disposition for value, (iii) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the lock-up restrictions set forth above, (iv) transfers with the prior written consent of BTIG, LLC, (v) pursuant to an order of a court, provided that the recipients of such transfers agree to be bound in writing by the lock-up restrictions set forth, or (vi) pursuant to a written plan meeting the requirements of 10b5-1 plan in effect as of the date hereof. The lock-up restrictions described above are subject to certain other customary exceptions.
BTIG, LLC, in its sole discretion, may release the shares and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.
In connection with the offering, the underwriters may purchase and sell notes and Class A ordinary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by an underwriter of a greater number of notes than it is required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.
Electronic Distribution
A prospectus in electronic format will be made available on the websites maintained by the underwriters or one or more securities dealers. The underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of notes for sale to their online brokerage account holders. Notes to be sold pursuant to an internet distribution will be allocated on the same basis as other allocations. In addition, notes may be sold by the underwriters to securities dealers who resell notes to online brokerage account holders.
Indemnification
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.
Relationships
The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing, investment research, market making, brokerage and other financial and non-financial activities and services. The underwriters and their affiliates may have, from time to time, performed, and may in the future perform, various financial advisory, commercial and investment banking services and other services for us and to persons and entities with relationships with us, for which it received or will receive customary fees and commissions.
In addition, in the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of us and/or persons and entities with relationships with us. The underwriters and their affiliates may also make or communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Selling Restrictions
No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the notes, or the possession, circulation or distribution of this prospectus supplement or any other material relating to us or the notes in any jurisdiction where action for that purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other material or advertisements in connection with the notes may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.
Australia
This prospectus:
•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);
•
has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”) as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•
does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•
may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

Any offer in Australia of the notes may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.
The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Canada
The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriters’ conflicts of interest in connection with this offering.
Cayman Islands
This prospectus does not constitute a public offer of the notes, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any notes in the Cayman Islands.
Dubai International Finance Center
This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The notes to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this document you should consult an authorized financial advisor.

European Economic Area
In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), an offer to the public of any notes which are the subject of the offering contemplated by this prospectus may not be made to the public in that Relevant State unless the prospectus has been approved by the competent authority in such Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that an offer of such notes to the public may be made in that Relevant State:
•	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;
•
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the relevant representatives for any such offer; or

•
in any other circumstances falling within Article 1 (4) of the Prospectus Regulation, provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and notes to be offered so as to enable an investor to decide to purchase or subscribe for any notes, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
An offer to the public of any notes which are the subject of the offering contemplated by this prospectus may not be made to the public in the United Kingdom unless the prospectus has been approved by the competent authority in the United Kingdom, all in accordance with the UK Prospectus Regulation, except that an offer of such notes to the public may be made in the United Kingdom:
•	to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;
•
to fewer than 150 natural or legal persons (other than qualified investors as defined in the UK Prospectus Regulation), subject to obtaining the prior consent of the relevant representatives for any such offer; or

•
in any other circumstances falling within section 86 of the FSMA, provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and notes to be offered so as to enable an investor to decide to purchase or subscribe for any notes, and the expression “UK Prospectus Regulation” means Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA, and the expression “FSMA” means Financial Services and Markets Act 2000.
Hong Kong
The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Indonesia
This prospectus does not, and is not intended to, constitute a prospectus for a public offering of securities and this offering does not, and is not intended to, constitute a public offering of securities under Law Number 8 of 1995 regarding Capital Market and its implementing regulations. This prospectus may not be distributed in the Republic of Indonesia and the notes may not be offered or sold in the Republic of Indonesia or to Indonesian citizens wherever they are domiciled, or to Indonesia residents, in a manner which constitutes a public offering under the laws of the Republic of Indonesia.
Israel
In the State of Israel, the notes offered hereby may not be offered to any person or entity other than the following:
•	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;
•	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;
•
an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•
a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•
a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

•	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;
•	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;
•
a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

•	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and
•
an entity, other than an entity formed for the purpose of purchasing the notes in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the notes offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.
Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the notes.
Accordingly, the notes have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

Korea
The notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the notes may not be resold to Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the notes.
Kuwait
Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the notes, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.
Malaysia
The offering of the notes has not been and will not be approved by the Securities Commission Malaysia, or SC, and this document has not been and will not be registered as a prospectus with the SC under the Malaysian Capital Markets and Services Act 2007, or CMSA. Accordingly, no notes or invitation to purchase is being made to any person in Malaysia under this document except to persons falling within any of paragraphs 2(g)(1) to (xi) of Schedule 5 of the CMSA and distributed only by a holder of a Capital Markets Services License who carries on the business of dealing in securities.
People’s Republic of China
This prospectus may not be circulated or distributed in the People’s Republic of China (the “PRC”) and the notes may not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the notes or any beneficial interests therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this prospectus are required by the issuer and its representatives to observe these restrictions. For the purposes of this paragraph, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.
Philippines
The notes being offered or sold have not been and will not be registered with the Philippine Securities and Exchange Commission under the Securities Regulation Code of the Philippines, or the SRC. Any future offer or sale of the notes within the Philippines is subject to the registration requirements under the SRC unless such offer or sale qualifies as a transaction exempt from the registration under the SRC.
Accordingly, this prospectus, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the notes, may not be circulated or distributed in the Philippines, and the notes may not be offered or sold, or be made the subject of an invitation for subscription or purchase, to persons in the Philippines, other than (i) to qualified investors in transactions that are exempt from the registration requirements of the SRC; and (ii) by persons licensed to make such offers or sales in the Philippines.
Qatar
In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Center Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.
Saudi Arabia
This prospectus may not be distributed in the Kingdom except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
Switzerland
The notes may not be offered or sold to any investors in Switzerland other than on a non-public basis. This prospectus does not constitute a prospectus within the meaning of Article 652a and Art. 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht). Neither this offering nor the notes have been or will be approved by any Swiss regulatory authority.
Taiwan
The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan through a public offering or in such an offering that require registration, filing or approval of the Financial Supervisory Commission of Taiwan except pursuant to the applicable laws and regulations of Taiwan and the competent authority’s rulings thereunder.
Thailand
This prospectus does not, and is not intended to, constitute a public offering in Thailand. The notes may not be offered or sold to persons in Thailand, unless such offering is made under the exemptions from approval and filing requirements under applicable laws, or under circumstances which do not constitute an offer for sale of the shares to the public for the purposes of the Securities and Exchange Act of 1992 of Thailand, nor require approval from the Office of the Securities and Exchange Commission of Thailand.
United Arab Emirates
The notes have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.
United Kingdom
Each underwriter has agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.
Vietnam
This offering of notes has not been and will not be registered with the State Securities Commission of Vietnam under the Law on Securities of Vietnam and its guiding decrees and circulars. The notes will not be offered or sold in Vietnam through a public offering and will not be offered or sold to Vietnamese persons other than those who are licensed to invest in offshore securities under the Law on Investment of Vietnam.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation's securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

LEGAL MATTERS
We are being represented by Cooley LLP with respect to legal matters of United States federal securities and New York State law. Certain legal matters with respect to United States federal securities and New York State law in connection with this offering will be passed upon for the underwriters by Goodwin Procter LLP. Legal matters as to Cayman Islands law will be passed upon for us by Ogier. Cooley LLP may rely upon Ogier with respect to matters governed by Cayman Islands law. Certain legal matters as to Cayman Islands law will be passed upon for the underwriters by The Maples Group. Goodwin Procter LLP may rely upon The Maples Group with respect to matters governed by Cayman Islands law.
EXPERTS
The consolidated financial statements of Bitdeer Technologies Group and its subsidiaries as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023, as incorporated by reference into this prospectus supplement and elsewhere in the registration statement, have been so incorporated by reference in reliance on the report of MaloneBailey, LLP, an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The current address of MaloneBailey, LLP is 10370 Richmond Avenue, Houston, TX 77042.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. We file or furnish reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. Our SEC filings are also available over the Internet at the SEC’s website at www.sec.gov. Our website is www.bitdeer.com. The information contained on, or linked from, our website is not incorporated by reference in, or a part of this prospectus supplement or the accompanying prospectus.
This prospectus supplement is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus supplement concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference into this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.
We incorporate by reference the documents listed below:
•	our Form 20-F for the year ended December 31, 2023, filed with the SEC on March 28, 2024;
•
the description of our ordinary shares contained in our registration statement on Form 8-A filed with the SEC on April 12, 2023, and any amendment or report filed for the purpose of updating such description;

•
our Report on Form 6-K furnished to the SEC on May 14, 2024 that attaches as an exhibit our Unaudited Interim Condensed Consolidated Financial Statements, both for the three months ended March 31, 2023 and 2024;

•	our Report on Form 6-K furnished to the SEC on August 5, 2024 that attaches as an exhibit our July 2024 production and operations update; and
•
our Report on Form 6-K furnished to the SEC on August 12, 2024 that attaches as an exhibit our Unaudited Interim Condensed Consolidated Financial Statements, both for the six months ended June 30, 2023 and 2024.

Our Form 20-F for the year ended December 31, 2023 contains a description of our business and audited consolidated financial statements. These financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).
Copies of all documents incorporated by reference into this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference into this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:
Bitdeer Technologies Group
08 Kallang Avenue
Aperia tower 1, #09-03/04
Singapore 339509
Tel: +65 62828220
Attention: Investor Relations

PROSPECTUS
Bitdeer Technologies Group
US$750,000,000

Ordinary Shares
Debt Securities
Warrants
We may offer and sell from time to time, in one or more offerings, up to US$750,000,000 of any combination of the following securities: ordinary shares, debt securities and warrants (collectively, the “securities”). We may offer and sell any combination of the securities described in this prospectus in different series, at times, in amounts, at prices and on terms to be determined at or prior to the time of each offering. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest.
The securities covered by this prospectus may be offered through one or more underwriters, dealers and agents, or directly to purchasers. The applicable prospectus supplement will set forth the names of the underwriters, dealers or agents, if any, any applicable commissions or discounts payable to them and the specific terms of the plan of distribution. For general information about the distribution of securities offered, see “Plan of Distribution” beginning on page 23 of this prospectus.
Our Class A Ordinary Shares are currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “BTDR.” On March 27, 2024, the last reported sales price of our Class A Ordinary Shares was US$6.92 per share.
Investing in our securities involves a high degree of risk. See the “Risk Factors” section beginning on page 9 of this prospectus and, if applicable, any risk factors described in any applicable prospectus supplement and in our Securities and Exchange Commission (“SEC”) filings that are incorporated by reference in this prospectus.
None of the U.S. Securities and Exchange Commission or any state securities commission has approved or disapproved of the securities or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 2, 2024.

i

ABOUT THIS PROSPECTUS
This prospectus is a part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell up to US$750,000,000 of any combination of the securities described in this prospectus. This prospectus provides you with a general description of the securities that may be offered by us. Each time we sell securities, we will provide a prospectus supplement accompanied by this prospectus. The prospectus supplement will contain specific information about the nature of the persons offering securities and the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus.
Before buying any of the securities we are offering, you should carefully read both this prospectus and any prospectus supplement with all of the information incorporated by reference in this prospectus, as well as the additional information described under the heading “Where You Can Find Additional Information” and “Information Incorporated by Reference.” These documents contain important information that you should consider when making your investment decision. We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.
To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any prospectus supplement or in any document incorporated by reference in this prospectus, on the other hand, you should rely on the information in this prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, a prospectus supplement or a document incorporated by reference in this prospectus-the statement in the document having the later date modifies or supersedes the earlier statement.
Neither we nor any underwriters, dealers or agents have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. Neither we nor any underwriters, dealers or agents take responsibility for, or provide assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front cover of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered (or pending registration) under applicable intellectual property laws. This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, trade names and service marks. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
On April 13, 2023 (the “Closing Date”), we consummated our previously announced business combination pursuant to that certain Amended and Restated Agreement and Plan of Merger dated December 15, 2021 (as amended on May 30, 2022, December 2, 2022 and March 7, 2023, the “Merger Agreement”), by and among Bitdeer Technologies Holding Company, Bitdeer Technologies Group, Blue Safari Group Acquisition Corp. (“BSGA”), Blue Safari Merge Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Bitdeer Technologies Group (“BSGA Merger Sub 1”), Blue Safari Merge II Limited, a British Virgin Islands business company and a wholly-owned subsidiary of BTG (“BSGA Merger Sub 2”), Bitdeer Merge Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Bitdeer Technologies Group (“Bitdeer Merger Sub”) and Blue Safari Mini Corp. (“BSGA Sub”).
As contemplated by the Merger Agreement, (i) BSGA Merger Sub 1 merged with and into BSGA, with BSGA surviving as a wholly-owned subsidiary of Bitdeer Technologies Group (the “First SPAC Merger”), (ii) immediately following the First SPAC Merger, BSGA merged with and into BSGA Merger Sub 2, with BSGA Merger Sub 2 surviving as a wholly-owned subsidiary of Bitdeer Technologies Group (the “Second SPAC Merger”, together with the First SPAC Merger, the “Initial Mergers”), (iii) immediately following the Initial Mergers, Bitdeer Merger Sub merged with and into Bitdeer, with Bitdeer surviving as a wholly-owned subsidiary of Bitdeer Technologies Group (the “Acquisition Merger”, together with the Initial Mergers and other transactions contemplated by the Merger Agreement, the “Business Combination”). As a result of and upon consummation of the Business Combination, the shareholders of Bitdeer and securityholders of BSGA became shareholders and securityholders of our company, Bitdeer Technologies Group.

MARKET PRICE INFORMATION
Class A Ordinary Shares are currently listed on Nasdaq under the symbol “BTDR”. On March 27, 2024, the closing price for each Class A Ordinary Share was US$6.92. The market price of Class A Ordinary Shares could vary at any time.
FREQUENTLY USED TERMS
In this prospectus, unless the context otherwise requires, the “Company,” “Bitdeer” and references to “we,” “us,” or similar such references should be understood to be references to Bitdeer Technologies Group and its subsidiaries. When this document refers to “Bitdeer” “we,” “us,” or similar such references in the context of discussing Bitdeer’s business or other affairs prior to the consummation of the Business Combination on April 13, 2023, it refers to the business of Bitdeer Technologies Holding Company and its subsidiaries. Following the date of consummation of the Business Combination, references to “Bitdeer” “we,” “us,” or similar such references should be understood to refer to Bitdeer Technologies Group and its subsidiaries. References to “BSGA” should be understood to refer to Blue Safari Group Acquisition Corp.
Certain amounts and percentages that appear in this document may not sum due to rounding. Unless otherwise stated or unless the context otherwise requires, in this document:
“Bitdeer Convertible Note” means the US$30,000,000 8% coupon unsecured convertible notes due July 2023 issued pursuant to such subscription agreement dated July 23, 2021 between Bitdeer and VENTE Technology Growth Investments L.P. as the noteholder, as amended by the First Amendment to Definitive Certificate for the Convertible Notes, dated December 15, 2021, by the same parties, and further amended by the Second Amendment to Definitive Certificate for the Convertible Notes, dated July 22, 2023, by the same parties, as a result of which we have repaid US$7 million in principal (and interest accrued thereon from July 1, 2023) of the then outstanding notes, and extended the maturity of the Bitdeer Convertible Note to July 21, 2025, by when we will pay the remainder of the notes.
“Bitdeer Merger Sub” or “Merger Sub 3” means Bitdeer Merge Limited, an exempted company with limited liability incorporated under the laws of Cayman Islands and a direct wholly-owned subsidiary of the Company.
“Bitdeer Ordinary Shares” means the ordinary shares in the share capital of Bitdeer.
“Bitdeer Plan” means the 2021 Share Incentive Plan adopted by Bitdeer on July 20, 2021, as amended from time to time.
“Bitdeer Preference Shares” means the preference shares in the share capital of Bitdeer.
“Bitdeer RSUs” means the restricted share units to acquire Bitdeer Shares issued pursuant to an award granted under the Bitdeer Plan.
“Bitdeer Shares” means the Bitdeer Ordinary Shares and the Bitdeer Preference Shares.
“Bitdeer Total Shares” means, as of immediately prior to the Acquisition Effective Time (as defined in the Merger Agreement), (i) the sum of the number of issued and outstanding Bitdeer Shares (on an as-converted basis), (ii) the aggregate number of Bitdeer Shares (on an as-converted basis) issuable upon the settlement of all vested Bitdeer RSUs as of immediately prior to the Acquisition Effective Time (including after giving effect to the consummation of the Acquisition Merger or any acceleration of any unvested Bitdeer RSUs in connection with the consummation of the Acquisition Merger) and (iii) the aggregate number of Bitdeer Shares (on an as-converted basis) issuable upon conversion of the Bitdeer Convertible Note.
“Business Combination” means the transactions contemplated by the Merger Agreement.
“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.
“Class A Ordinary Shares” means the Class A ordinary shares, par value US$0.0000001, in the share capital of the Company.
“Class V Ordinary Shares” means the Class V ordinary shares, par value US$0.0000001, in the share capital of the Company.
“Closing Date” means April 13, 2023.
“COVID-19” means the novel coronavirus.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means the quotient obtained by dividing the Per Share Equity Value by US$10.00, which is approximately 0.00858.
“IAS” means International Accounting Standard.
“IASB” means International Accounting Standards Board.
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.
“Investment Company Act” or “1940 Act” means the Investment Company Act of 1940, as amended.
“JOBS Act” means the Jumpstart our Business Startups Act of 2012.
“Merger Agreement” means the Amended and Restated Agreement and Plan of Merger, dated December 15, 2021, by and among the Company, BSGA, Bitdeer and other parties thereto, which amended and restated the Agreement and Plan of Merger dated November 18, 2021, as amended by (i) the First Amendment to Amended and Restated Agreement and Plan of Merger, dated May 30, 2022, by and among the same parties, (ii) the Second Amendment to Amended and Restated Agreement and Plan of Merger, dated December 2, 2022, by and among the same parties, and (iii) the Third Amendment to Amended and Restated Agreement and Plan of Merger, dated March 7, 2023, by and among the same parties.
“Nasdaq” means the Nasdaq Stock Market.
“Ordinary Shares” means Class A Ordinary Shares and/or Class V Ordinary Shares (as appropriate).
“PFIC” means a passive foreign investment company.
“Per Share Equity Value” means the quotient obtained by dividing US$1.18 billion by the Bitdeer Total Shares.
“Rule 144” means Rule 144 under the Securities Act.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“U.S. Dollars” and “US$” means United States dollars, the legal currency of the United States.
“U.S. GAAP” means generally accepted accounting principles in the United States.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that involve substantial risks and uncertainties. The Private Securities Litigation Reform Act of 1995 (the “PSLRA”) provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations.
Bitdeer desires to take advantage of the safe harbor provisions of the PSLRA and is including this cautionary statement in connection with this safe harbor legislation. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters.
Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those implied in those statements. Important factors that could cause such differences include, but are not limited to:
•	price and volatility of Bitcoin and other cryptocurrencies;
•	our ability to maintain competitive positions in proprietary hash rate;
•	our ability to procure mining machines at a lower cost;
•	our ability to expand mining datacenters;
•	our ability to control electricity cost;
•	our ability to make effective judgments regarding pricing strategy and resource allocation;
•	our ability to upgrade and expand product offerings;
•	regulatory changes or actions that may restrict the use of cryptocurrencies or the operation of cryptocurrency networks in a manner that may require us to cease certain or all operations;
•	the impact of health epidemics, including the COVID-19 pandemic;
•	the risks to our business of earthquakes, fires, floods, and other natural catastrophic events and interruptions by man-made issues such as strikes and terrorist attacks;
•	the risks that the Business Combination’s benefits do not meet the expectations of investors or securities analysts;
•	the volatility of the market price of the Class A Ordinary Shares, which could cause the value of your investment to decline;
•	the risk that an active trading market for Class A Ordinary Shares may never develop or be sustained;
•	potential litigation relating to the Business Combination;
•	our ability to maintain the listing of Class A Ordinary Shares on the Nasdaq;
•	the price of our securities has been and may continue to be volatile;
•	unexpected costs or expenses;
•	future issuances, sales or resales of Class A Ordinary Shares;
•	an active public trading market for our Class A Ordinary Shares may not develop or be sustained; and
•	other matters described under “Item 3.D.-Risk Factors” in our most recent Annual Report on Form 20-F, incorporated herein by reference.

We caution you not to rely on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances or changes in beliefs except to the extent required by law. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements except to the extent required by law. You should read this prospectus, the documents incorporated by reference in this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section entitled “Where You Can Find More Information.”
Market, ranking and industry data used throughout this prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of our management, which in turn are based upon our management’s review of internal surveys, independent industry surveys and publications and other third-party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors.

OUR COMPANY
This summary highlights selected information contained elsewhere in this prospectus and in the documents we incorporate by reference. This summary does not contain all of the information you should consider before making an investment decision. You should read this entire prospectus carefully, especially the risks discussed under “Risk Factors” beginning on page 9 of this prospectus, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus.
Our Company
Overview
We are a world-leading technology company for blockchain and high-performance computing. We are committed to providing comprehensive computing solutions for our customers. We handle complex processes involved in computing such as equipment procurement, transport logistics, datacenter design and construction, equipment management, and daily operations. We also offer advanced cloud capabilities to customers with high demand for artificial intelligence. Headquartered in Singapore, we currently operate six mining datacenters in the United States, Norway and Bhutan with an aggregate electrical capacity of 895MW as of February 29, 2024. From these mining datacenters, we generate hash rate under management which is categorized into proprietary and hosting hash rate. As of February 29, 2024, our proprietary hash rate reached 8.4 EH/s. Together with the 13.6 EH/s hosting hash rate generated from mining machines hosted in our mining datacenters, we possessed a total of 22.0 EH/s of hash rate under management as of February 29, 2024.
To date, we primarily operate three business lines – “self-mining,” “hash rate sharing” and “hosting.” Self-mining (formerly known as “proprietary mining”) refers to cryptocurrency mining for our own account, which allows us to directly capture the high appreciation potential of cryptocurrency. We offer two types of hash rate sharing solutions, Cloud Hash Rate and Hash Rate Marketplace. Through Cloud Hash Rate, we sell our proprietary hash rate to customers. We offer hash rate subscription plans at fixed price and share mining income with them under certain arrangements. Through Hash Rate Marketplace, we connect reliable third-party hash rate suppliers with hash rate users to facilitate hash rate sales and generate revenue from charging service fees. Our hosting services offer customers one-stop mining machine hosting solutions encompassing deployment, maintenance and management services for efficient cryptocurrency mining. Among a wide selection of hosting services, customers can either subscribe to our Cloud Hosting service for the specified mining machines from which they derive computing power under a “group-buying” model, or send their mining machines to our mining datacenters for hosting under the General Hosting option or the Membership Hosting option. All of our three business lines are supported by Minerplus, our self-developed integrated intelligent software platform, which offers software support to significantly reduce time needed for daily maintenance and mining machine upgrade and substantially decrease operation and maintenance headcount.
We source mining machines from a wide variety of manufacturers and traders with whom we have built robust relationships over the years. As a result, the majority of our mining machines are spot machines for the most recent and most commonly used models procured at a favorable price, which ensures high energy efficiency and stable hash rate supply both in quality and in quantum. We also engage in the sales of mining machines from time to time. We stay at the forefront of technology development. As a market player who is able to obtain a hash rate unit of 1TH/s through our hash rate slicing technology, we have been successfully maintaining a less than 1% fluctuation for 99% of our hash rate sales contracts as of December 31, 2023.
Corporate Information
We were created as “Bitdeer Technologies Holding Company” in January 2021 to separate the Cloud Hash Rate business, the self-mining business and the business of providing dynamic hosting solutions (collectively, the “Bitdeer Business”) and the mining pool business (the “BTC.com Pool Business”), following a corporate reorganization of BitMain Technologies Holding Company. In February 2021, we established Blockchain Alliance Technologies Holding Company (“Blockchain Alliance”) to separate the BTC.com Pool Business following a corporate reorganization of our group. The separation was consummated in April 2021, when we distributed by way of dividend in kind the shares of Blockchain Alliance to the then existing shareholders of our group.
In April 2023, the Business Combination was completed, upon which “Bitdeer Technologies Group”, an exempted company under the laws of Cayman Islands, became the ultimate corporate parent of our group, and the Class A Ordinary Shares were listed on the Nasdaq under the symbol “BTDR.”

Our registered office is Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, and our principal executive office is 08 Kallang Avenue, Aperia tower 1, #09-03/04, Singapore 339509. Our principal website address is https://www.bitdeer.com. We do not incorporate the information contained on, or accessible through, our websites into this prospectus, and you should not consider it a part of this prospectus.
Implications of Being an Emerging Growth Company, a Foreign Private Issuer and a Controlled Company
Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of reduced reporting requirements that are otherwise applicable to public companies. Section 107 of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with those standards. The JOBS Act also exempts us from having to provide an auditor attestation of internal control over financial reporting under Sarbanes-Oxley Act Section 404(b).
We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing Date, (b) in which we have an annual total gross revenue of at least US$1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary equity that is held by non-affiliates exceeds US$700 million as of the last business day of the second fiscal quarter of such fiscal year; and (ii) the date on which we have issued more than US$1 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Foreign Private Issuer
As a “foreign private issuer,” we will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that we must disclose differ from those governing U.S. companies pursuant to the Exchange Act. We will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act.
In addition, as a “foreign private issuer,” our officers and directors and holders of more than 10% of the issued and outstanding Class A Ordinary Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability. See “Item 3.D. Key Information—Risk Factors—Risks Related to Our Securities—We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to domestic public companies in the United States” in our most recent Annual Report on Form 20-F, incorporated herein by reference.
Controlled Company
Mr. Jihan Wu currently controls a majority of the voting power of our outstanding ordinary shares. As a result, we are a “controlled company” within the meaning of applicable Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company.” For so long as we remain a “controlled company,” we may elect not to comply with certain corporate governance requirements, including the requirements:
•	that a majority of the board of directors consists of independent directors;
•	for an annual performance evaluation of the nominating and corporate governance and compensation committees;
•	that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.
We intend to use these exemptions and may continue to use all or some of these exemptions in the future. As a result, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

RISK FACTORS
Investing in our securities involves risk. Before making a decision to invest in our securities, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our then-most recent Annual Report on Form 20-F, and any updates to those risk factors in our reports on Form 6-K incorporated by reference in this prospectus, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Although we discuss key risks in our discussion of risk factors, new risks may emerge in the future, which may prove to be significant. We cannot predict future risks or estimate the extent to which they may affect our business, results of operations, financial condition and prospects.

USE OF PROCEEDS
Unless otherwise indicated in a prospectus supplement, the principal purpose of an offering would be to increase our capitalization and financial flexibility and the net proceeds from our sale of the securities will be used for general corporate purposes and other business opportunities.
DIVIDEND POLICY
We may declare dividends on the Ordinary Shares from time to time. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as our board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.
The distribution of dividends may also be limited by the Companies Act, which permits the distribution of dividends only out of either profit or the credit standing in the Company’s share premium account, provided that in no circumstances may a dividend be paid if this would result in the Company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid. Under the Company’s articles of association, dividend distributions may be determined by our board of directors, without the need for shareholder approval. See “Description of Securities” and “Tax Considerations” for additional information.

DESCRIPTION OF SECURITIES
The Class A Ordinary Shares are listed on Nasdaq and are registered under Section 12(b) of the Exchange Act. Setting forth below is a description of the rights of the holders of Class A Ordinary Shares and Class V Ordinary Shares.
Description of Ordinary Shares
Ordinary Shares
General. Our Ordinary Shares are issued in registered form and are issued when registered in our register of shareholders. We may not issue shares to bearer. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their Ordinary Shares. Our Ordinary Shares are divided into Class A Ordinary Shares and Class V Ordinary Shares. Holders of our Class A Ordinary Shares and Class V Ordinary Shares shall have the same rights except for voting and conversion rights. See “––Voting Rights” below for additional information. Class V Ordinary Shares shall only be held by (i) Mr. Jihan Wu (the “Founder”), (ii) all limited partnerships, private companies or other vehicles of which more than 50% beneficial ownership or voting power are held directly or indirectly by the Founder, and (iii) a trust controlled by the Founder for the benefit of the Founder or his family, and all limited partnership, private companies or other vehicles wholly owned by such trust, including without limitation, Victory Courage Limited (collectively, “Founder Entities”).
Conversion. Each Class V Ordinary Share shall automatically convert into one Class A Ordinary Share (as adjusted for share splits, share combinations and similar transactions) on any transfer by a Founder Entity to a person or entity that is not a Founder Entity of any beneficial ownership of, or economic interest in, such Class V Ordinary Share or the control over the voting rights attached to such Class V Ordinary Share (through any contracts, voting proxies or otherwise); provided, however, that on the grant by a Founder Entity of any lien, charge, mortgage or other encumbrance (a “Security Interest”) over the Class V Ordinary Shares held by it, unless and until the legal ownership of such shares is transferred pursuant to such Security Interest (including any enforcement or foreclosure in connection therewith).
Each Class V Ordinary Share is convertible into one Class A Ordinary Share (as adjusted for share splits, share combinations and similar transactions) at any time at the option of the holder thereof. Each Class V Ordinary Share held by a Founder Entity shall automatically convert into one Class A Ordinary Share (as adjusted for share splits, share combinations and similar transactions) upon the death or incapacity of the Founder.
Dividends. The holders of our Ordinary Share are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Our amended and restated memorandum and articles of association provide that the directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the directors, be applicable for meeting contingencies or for equalizing dividends or for any other purpose to which those funds may be properly applied. Under the laws of the Cayman Islands, the Company may pay a dividend out of either profit or the credit standing in the Company’s share premium account, provided that in no circumstances may a dividend be paid if this would result in the Company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is proposed to be paid.
Voting Rights. Holders of our Ordinary Share have the right to receive notice of, attend and vote at general meetings of our Company. Holders of our Class A Ordinary Share and Class V Ordinary Share shall, at all times, vote together as one class on all matters submitted to a vote by our shareholders at any general meeting of the Company. Each Class A Ordinary Share shall be entitled to one (1) vote and each Class V Ordinary Share shall be entitled to ten (10) votes on all matters subject to vote at general meetings of the Company. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded (before or on the declaration of the result of the show of hands). A poll may be demanded by the chairman of such meeting or any one or more shareholders who together hold not less than 10% of the votes attaching to the total Ordinary Share which are present in person or by proxy at the meeting.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes of the Ordinary Shares which are cast by those of our shareholders who are entitled to do so attend and vote at the meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes of Ordinary Shares which cast by those of our shareholders who are entitled to do so attend and vote at the meeting.
A special resolution will be required for important matters such as a change of name or making changes to our amended and restated memorandum and articles of association. Holders of the Ordinary Share may, among other things, divide or combine their shares by ordinary resolution.
General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Cayman Companies Act, to call shareholders’ annual general meetings. Our amended and restated memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.
Shareholders’ general meetings may be convened by the chairman of our board of directors or a majority of our board of directors. Advance notice of at least ten calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of one or more shareholder present or by proxy, who alone or together hold not less than 50% of all votes attaching to all of our shares in issue and entitled to vote at such general meeting.
The Cayman Companies Act does not provide shareholders with an express right to put forth any proposal before an annual meeting of the shareholders. However, the Cayman Companies Act may provide shareholders with limited rights to requisition a general meeting, but such rights must be stipulated in the articles of association of our company.
Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.
Our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any Ordinary Share unless:
•
the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;
•	the instrument of transfer is properly stamped, if required;
•	in the case of a transfer to joint holders, the number of joint holders to whom the Ordinary Share is to be transferred does not exceed four; and
•	a fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.
If our directors refuse to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.
The registration of transfers may, after compliance with any notice required of Nasdaq, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 calendar days in any calendar year.
Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.
Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 calendar days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.
Redemption, Repurchase and Surrender of Shares. Subject to the Cayman Companies Act, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the Nasdaq, the Securities and Exchange Commission, or by any other recognized stock exchange on which our securities are listed, we may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors or by a special resolution of our shareholders and we may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders.
Under the Cayman Companies Act, the redemption or repurchase of any share may be paid out of our profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account) if our company can, immediately following on which such payment is proposed to be made, pay its debts as they fall due in the ordinary course of business. In addition, under the Cayman Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.
Variations of Rights of Shares. If at any time our share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound-up, may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or series or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares, or the redemption or purchase of any shares of any class by us. The rights of the holders of shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights..
Issuance of Additional Shares. Our amended and restated memorandum of association authorizes our board of directors to issue additional Ordinary Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.
Our amended and restated memorandum of association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:
•	the designation of the series;
•	the number of shares of the series;
•	the dividend rights, conversion rights, voting rights;
•	the rights and terms of redemption and liquidation preferences; and
•	any other powers, preferences and relative, participating, optional and other special rights.
Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of Ordinary Shares.
Inspection of Books and Records. Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our corporate records (other than copies of our memorandum and articles, the register of mortgages or charges, and any special resolutions passed by our shareholders). However, we will provide our shareholders with annual audited financial statements.

Anti-Takeover Provisions. Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:
•
authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.
However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.
Exempted Company. We are an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:
•	is not required to open its register of members for inspection;
•	does not have to hold an annual general meeting;
•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
•	may register as a limited duration company; and
•	may register as a segregated portfolio company.
Differences in Corporate Law
The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of England. In addition, the Cayman Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to us and the comparable laws applicable to companies incorporated in the United States.
Mergers and Similar Arrangements. The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.
The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Cayman Companies Act. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
Separate from the statutory provisions relating to mergers and consolidations, the Cayman Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
•	the statutory provisions as to the required majority vote have been met;
•
the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and
•	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.
The Cayman Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:
•	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

•	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained ; and
•	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.
Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. or against the indemnified person’s own fraud or dishonesty. Our amended and restated memorandum and articles of association provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.
In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.
Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills.
Shareholder Action by Written Resolution. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated articles of association provide that upon the requisition of any one or more of our shareholders who alone or together hold shares which carry in aggregate not less than one-third of the total number of votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings on the date of deposit of the requisition, our board of directors will be required to convene an extraordinary general meeting. As a Cayman Islands exempted company, we may but are not obliged by law to call shareholders’ annual general meetings. See “—Description of Securities—General Meetings of Shareholders” for more information on the rights of our shareholders’ rights to put proposals before the annual general meeting.
Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, directors may be removed only for cause by an ordinary resolution of our shareholders. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; or (v) is removed from office pursuant to any other provisions of our amended and restated memorandum and articles of association.
Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.
Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Cayman Companies Act and our amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.
Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our amended and restated articles of association, if at any time our share capital is divided into different classes of shares, the rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class), whether or not we are being wound-up, may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class.
Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Cayman Companies Act and our amended and restated memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.
Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.
Share Repurchase Program
On June 16, 2023, subject to a 10b5-1 Stock Repurchase Agreement dated June 16, 2023, our board of directors authorized the repurchase of up to US$1,000,000 of the Class A Ordinary Shares (the “Repurchase Program”), effective until September 15, 2023. The Repurchase Program was subsequently extended by our board of directors to be effective until December 15, 2023. We may repurchase all or a portion of our authorized repurchase amount. The Repurchase Program does not obligate us to repurchase any specific number of the Class A Ordinary Shares and the Repurchase Program may be suspended or terminated at any time at our management’s discretion. Pursuant to the Repurchase Program, as of the date of this prospectus, we have repurchased 606,756 Class A Ordinary Shares for approximately US$2.6 million.
Description of Debt Securities, Warrants and Rights and Other Securities
Description of Debt Securities
We may issue debt securities, which may be secured or unsecured and may be exchangeable for and/or convertible into other securities, including our Class A Ordinary Shares. The debt securities will be issued under one or more separate indentures between us and a designated trustee. The terms of each series of debt securities being offered, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for other securities, and the material terms of the indenture will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will set forth, to the extent required and as applicable, the following terms (non-exhaustive) of the debt securities in respect of which the prospectus supplement is delivered:
•	the title of the series;
•	the aggregate principal amount;
•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;
•	any limit on the aggregate principal amount;
•	the date or dates on which principal is payable;
•	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

•	the date or dates on which interest, if any, will be payable and any regular record date for the interest payable;
•	the place or places where principal and, if applicable, premium and interest, is payable;
•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;
•	the denominations in which such debt securities may be issuable, if other than denomination of US$1,000 or any integral multiple of that number;
•	whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;
•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;
•	the currency of denomination;
•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;
•
if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which exchange rate with respect to such payments will be determined;

•
if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies, or by reference to a commodity, commodity index, stock exchange index, or financial index, then the manner in which such amounts will be determined;

•	the provisions, if any, relating to any collateral provided for such debt securities;
•	any events of default;
•	the terms and conditions, if any, for conversion into or exchange for ordinary shares;
•	any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents; and
•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of our company.
Description of Warrants
We may issue warrants to purchase our debt or equity securities. The warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants being offered and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will set forth, to the extent required and as applicable, the following terms (non-exhaustive) of the warrants in respect of which the prospectus supplement is delivered:
•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the currency or currencies in which the price of such warrants will be payable;
•
the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	if applicable, a discussion of any material United States federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.
Description of American Depositary Shares
Not applicable.

FORMS OF SECURITIES
Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.
Registered Global Securities
We may issue registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.
If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.
Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.
So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.
Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Bitdeer Technologies Group, the trustees, the warrant agents, the unit agents or any other agent of Bitdeer Technologies Group, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.
We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION
We may sell the securities in one or more of the following ways (or in any combination) from time to time:
•	through underwriters or dealers;
•	directly to a limited number of purchasers or to a single purchaser;
•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, into an existing trading market on an exchange or otherwise;
•	through agents; or
•	through any other method permitted by applicable law and described in the applicable prospectus supplement.
The prospectus supplement will state the terms of the offering of the securities, including:
•	the name or names of any underwriters, dealers or agents;
•	the purchase price of such securities and the proceeds to be received by us, if any;
•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;
•	any public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchanges on which the securities may be listed.
Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:
•	negotiated transactions;
•	at a fixed public offering price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to prevailing market prices; or
•	at negotiated prices.
Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.
The securities may be sold through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.
Sales to or through one or more underwriters or agents in at-the-market offerings will be made pursuant to the terms of a distribution agreement with the underwriters or agents. Such underwriters or agents may act on an agency basis or on a principal basis. During the term of any such agreement, shares may be sold on a daily basis on any stock exchange, market or trading facility on which the ordinary shares are traded, in privately negotiated transactions or otherwise as agreed with the underwriters or agents. The distribution agreement will provide that any ordinary share sold will be sold at negotiated prices or at prices related to the then prevailing market prices for our ordinary shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we may also agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ordinary shares or other securities. The terms of each such distribution agreement will be described in a prospectus supplement.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.
Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make.
The prospectus supplement may also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.
Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.
Each series of securities will be a new issue of securities and will have no established trading market, other than our ordinary shares, which are listed on Nasdaq. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than our ordinary shares, may or may not be listed on a national securities exchange.
Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle (a) in two business days, prior to May 28, 2024 and (b) in one business day starting on May 28, 2024, unless the parties to any such trade expressly agree otherwise or the securities are sold by us to an underwriter in a firm commitment underwritten offering. The applicable prospectus supplement may provide that the original issue date for your securities may be more than two scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the second business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than two scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

EXPENSES RELATED TO THE OFFERING
The following table sets forth all expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of securities registered under this registration statement:
Amount
SEC registration fee	US$110,700
FINRA filing fee	US$113,000
Accounting fees and expenses	(1)
Legal fees and expenses	(1)
Financial printing and miscellaneous expenses	(1)
Total	(1)
(1)	These fees and expenses cannot be estimated at this time and will be reflected in the applicable prospectus supplement.

TAX CONSIDERATIONS
U.S. Federal Income Tax Considerations
The following is a discussion of certain material U.S. federal income tax considerations generally applicable to the acquisition, ownership, and disposition of Ordinary Shares by a “U.S. Holder” (as defined below). This discussion applies only to Ordinary Shares that are held by a U.S. Holder as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not describe all U.S. federal income tax considerations that may be relevant to a U.S. Holder in light of such U.S. Holder’s particular circumstances, nor does it address any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax, the special tax accounting rules under Section 451(b) of the Code, the Medicare contribution tax on net investment income, or any tax consequences that may be relevant to U.S. Holders that are subject to special tax rules, including, without limitation:
•	banks or other financial institutions;
•	insurance companies;
•	mutual funds;
•	pension or retirement plans;
•	S corporations;
•	broker or dealers in securities or currencies;
•	traders in securities that elect mark-to-market treatment;
•	regulated investment companies;
•	real estate investment trusts;
•	trusts or estates;
•	tax-exempt organizations (including private foundations);
•	persons that hold Ordinary Shares as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive sale,” or other integrated transaction for U.S. federal income tax purposes;
•	persons that have a functional currency other than the U.S. dollar;
•	certain U.S. expatriates or former long-term residents of the United States;
•	persons owning (directly, indirectly, or constructively) 5% (by vote or value) or more of our shares;
•	persons that acquired Ordinary Shares pursuant to an exercise of employee stock options or otherwise as compensation;
•	partnerships or other entities or arrangements treated as pass-through entities for U.S. federal income tax purposes and investors in such entities;
•	“controlled foreign corporations” within the meaning of Section 957(a) of the Code;
•	“passive foreign investment companies” within the meaning of Section 1297(a) of the Code; and
•	corporations that accumulate earnings to avoid U.S. federal income tax.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Ordinary Shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership and the partner. Partnerships holding Ordinary Shares should consult their tax advisors regarding the tax consequences in their particular circumstances.
This discussion is based on the Code, the U.S. Treasury regulations promulgated thereunder, administrative rulings, and judicial decisions, all as currently in effect and all of which are subject to change or differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could alter the tax consequences described herein. Furthermore, there can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge the tax considerations described herein and that a court will not sustain such challenge.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Ordinary Shares, that is, for U.S. federal income tax purposes:
•	an individual who is a U.S. citizen or resident of the United States;
•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

THIS DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF ORDINARY SHARES IN THEIR PARTICULAR CIRCUMSTANCES.
Distributions on Ordinary Shares
Subject to the PFIC rules discussed below under “––Passive Foreign Investment Company Rules,” distributions on Ordinary Shares generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the applicable U.S. Holder’s adjusted tax basis in its Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other taxable disposition of the Ordinary Shares and will be treated as described below under “—Sale or Other Taxable Disposition of Ordinary Shares.” The amount of any such distributions will include any amounts required to be withheld by us (or another applicable withholding agent) in respect of any non-U.S. taxes. Any such amount treated as a dividend will be treated as foreign-source dividend income. Any such dividends received by a corporate U.S. Holder generally will not qualify for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. With respect to non-corporate U.S. Holders, any such dividends generally will be taxed at currently preferential long-term capital gains rates only if (i) Ordinary Shares are readily tradable on an established securities market in the United States or we are eligible for benefits under an applicable tax treaty with the United States, (ii) we are not treated as a PFIC with respect to the applicable U.S. Holder at the time the dividend was paid or in the preceding year, and (iii) certain holding period and other requirements are met. Any such dividends paid in a currency other than the U.S. dollar generally will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of actual or constructive receipt.
As noted above and subject to applicable limitations, taxing jurisdictions other than the United States may withhold taxes from distributions on Ordinary Shares, and a U.S. Holder may be eligible for a reduced rate of withholding to the extent there is an applicable tax treaty between the applicable taxing jurisdiction and the United States and/or may be eligible for a foreign tax credit against the U.S. Holder’s U.S. federal income tax liability. Recently issued U.S. Treasury regulations, which apply to foreign taxes paid or accrued in taxable years beginning on or after December 28, 2021, may in some circumstances prohibit a U.S. Holder from claiming a foreign tax credit with respect to certain foreign taxes that are not creditable under applicable tax treaties. In lieu of claiming a foreign tax credit, a U.S. Holder may, at such U.S. Holder’s election, deduct foreign taxes in computing such U.S. Holder’s taxable income, subject to generally applicable limitations under U.S. tax law. An election to deduct foreign taxes in lieu of claiming a foreign tax credit applies to all foreign taxes paid or accrued in the taxable year in which such election is made. The foreign tax credit rules are complex and U.S. Holders should consult their tax advisers regarding the application of such rules, including the creditability of foreign taxes, in their particular circumstances.
Sale or Other Taxable Disposition of Ordinary Shares
Subject to the PFIC rules discussed below under “—Passive Foreign Investment Company Rules,” upon any sale or other taxable disposition of Ordinary Shares, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of (A) the amount of cash and (B) the fair market value of any other property received in such sale or disposition and (ii) the U.S. Holder’s adjusted tax basis in the Ordinary Shares. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Ordinary Shares exceeds one year. Long-term capital gain recognized by non-corporate U.S. Holders generally will be taxed at currently preferential long-term capital gains rates. The deductibility of capital losses is subject to limitations. For foreign tax credit purposes, any such gain or loss generally will be treated as U.S. source gain or loss.
If the consideration received by a U.S. Holder upon a sale or other taxable disposition of Ordinary Shares is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of such payment calculated by reference to the exchange rate in effect on the date of such sale or disposition. A U.S. Holder may have foreign currency gain or loss to the extent of the difference, if any, between (i) the U.S. dollar value of such payment on the date of such sale or disposition and (ii) the U.S. dollar value of such payment calculated by reference to the exchange rate in effect on the date of settlement.
U.S. Holders should consult their tax advisors regarding the tax consequences of a sale or other taxable disposition of Ordinary Shares, including the creditability of foreign taxes imposed on such sale or disposition by a taxing jurisdiction other than the United States, in their particular circumstances.
Passive Foreign Investment Company Rules
The U.S. federal income tax treatment of U.S. Holders could be materially different from that described above if we are treated as a PFIC for U.S. federal income tax purposes. In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, royalties, rents, investment gains, net gains from the sales of property that does not give rise to any income and net gains from the sale of commodities (subject to certain exceptions, such as an exception for certain income derived in the active conduct of a trade or business). Cash and cash equivalents are, and cryptocurrency balances are likely, passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.
Based on the Company’s analysis of its income, assets, activities, and market capitalization, the Company believes that it was not a PFIC for its taxable year ended December 31, 2023. However, the Company’s PFIC status for any taxable year is a factual annual determination that can be made only after the end of that year and will depend on the composition of the Company’s income and assets and the value of its assets from time to time (including the value of its goodwill, which may be determined in large part by reference to the market price of the Class A Ordinary Shares from time to time, which could be volatile). In addition, the risk of the Company being a PFIC for any taxable year will increase if its market capitalization declines substantially during that year. Furthermore, whether and to which extent the Company’s income and assets, including goodwill, will be characterized as active or passive will depend on various factors that are subject to uncertainty, including the Company’s future business plan and the application of laws that are subject to varying interpretation. For example, there is no authority that directly addresses the proper treatment of certain items of the Company’s income, such as income from cryptocurrency self-mining, hash rate sharing, or hosting for purposes of the PFIC rules and, although the Company currently treats these items of income as active, such treatment is uncertain. Moreover, certain of the Company’s business activities generate passive income and, although the amount of such income is currently small, the Company’s risk of being a PFIC will increase if the proportion of the Company’s revenue earned from such business activities increases in future taxable years. Accordingly, there can be no assurances that the Company will not be a PFIC for its current or any future taxable year, and the Company’s U.S. counsel expresses no opinion with respect to the Company’s PFIC status for any taxable year.
Although PFIC status is generally determined annually, if we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder in its Ordinary Shares and the U.S. Holder did not make either a mark-to-market election or a qualifying electing fund (“QEF”) election or, which are referred to collectively as the “PFIC Elections” for purposes of this discussion, for the first taxable year in which we are treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) Ordinary Shares, or the U.S. Holder does not otherwise make a purging election, as described below, the U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other taxable disposition of its Ordinary Shares and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to the U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by the U.S. Holder in respect of its Ordinary Shares during the three preceding taxable years of the U.S. Holder or, if shorter, the U.S. Holder’s holding period in its Ordinary Shares).
Under these rules:
•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period in its Ordinary Shares;
•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, and to any period in the U.S. Holder’s holding period before the first day of the first taxable year in which we are treated as a PFIC, will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in the U.S. Holder’s holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections
If we are treated as a PFIC and Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market election with respect to its Ordinary Shares for the first taxable year in which the U.S. Holder holds (or is deemed to hold) the Ordinary Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Ordinary Shares at the end of such year over its adjusted tax basis in its Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Ordinary Shares will be treated as ordinary income.
The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Nasdaq (on which Ordinary Shares are currently listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. As such, such election generally will not apply to any of our non-U.S. subsidiaries, unless the shares in such subsidiaries are themselves “marketable stock.” As such, U.S. Holders may continue to be subject to the adverse PFIC tax consequences discussed above with respect to any lower-tier PFICs, as discussed below, notwithstanding their mark-to-market election with respect to Ordinary Shares.
If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Ordinary Shares in their particular circumstances.
The tax consequences that would apply if we were a PFIC and a U.S. Holder made a valid QEF election would also be different from the adverse PFIC tax consequences described above. In order to comply with the requirements of a QEF election, however, a U.S. Holder generally must receive a PFIC Annual Information Statement from us. If we are determined to be a PFIC for any taxable year, we do not currently intend to provide the information necessary for U.S. Holders to make or maintain a QEF election. As such, U.S. Holders should assume that a QEF election will not be available with respect to Ordinary Shares.
If we are treated as a PFIC and a U.S. Holder failed or was unable to timely make a PFIC Election for prior periods, the U.S. Holder might seek to make a purging election to rid its Ordinary Shares of the PFIC taint. Under the purging election, the U.S. Holder will be deemed to have sold its Ordinary Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new adjusted tax basis and holding period in the Ordinary Shares solely for purposes of the PFIC rules.
Related PFIC Rules
If we are treated as a PFIC and, at any time, has a non-U.S. subsidiary that is treated as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or sell or otherwise dispose of all or part of our interest in, such lower-tier PFIC, or the U.S. Holder otherwise was deemed to have sold or otherwise disposed of an interest in such lower-tier PFIC. U.S. Holders should consult their tax advisors regarding the application of the lower-tier PFIC rules in their particular circumstances.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year may have to file an IRS Form 8621 (whether or not a QEF election or a mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS and could result in penalties.
THE PFIC RULES ARE VERY COMPLEX AND U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF SUCH RULES IN THEIR PARTICULAR CIRCUMSTANCES.
Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
U.S. Holders should consult their tax advisors regarding the information reporting requirements and the application of the backup withholding rules in their particular circumstances.
THIS DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. INCOME AND NON-INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF ORDINARY SHARES, INCLUDING THE IMPACT OF ANY POTENTIAL CHANGE IN LAW, IN THEIR PARTICULAR CIRCUMSTANCES.
Cayman Islands Tax Considerations
The following summary contains a description of certain Cayman Islands income tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of Cayman Islands and regulations thereunder as of the date hereof, which are subject to change.
Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile.
The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Class A Ordinary Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
Under Existing Cayman Islands Laws:
Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of Class A Ordinary Shares, nor will gains derived from the disposal of the Class A Ordinary Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.
No stamp duty is payable in respect of the issue of our securities or on an instrument of transfer in respect of our securities, except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands.
The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands.

LEGAL MATTERS
Bitdeer is being represented by Cooley LLP, New York, New York, with respect to certain legal matters as to United States federal securities and New York State law. The validity of Ordinary Shares has been passed on by Ogier.
EXPERTS
The consolidated financial statements of Bitdeer Technologies Group and its subsidiaries as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023, as incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance on the report of MaloneBailey, LLP, an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The current address of MaloneBailey, LLP is 10370 Richmond Avenue, Houston, TX 77042.
ENFORCEABILITY OF CIVIL LIABILITY
We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:
•	political and economic stability;
•	an effective judicial system;
•	tax neutrality;
•	the absence of exchange control or currency restrictions; and
•	the availability of professional and support services.
However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:
•
the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to those of the United States; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.
Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.
We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.
Certain of our directors are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
Ogier, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws, and (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.
There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:
(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;
(c)	is final;
(d)	is not in respect of taxes, a fine or a penalty;
(e)	was not obtained by fraud; and
(f)	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.
Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a “shelf” registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.
We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of our Class A Ordinary Shares. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
Our SEC filings, including the registration statement, are available to you on the SEC’s website at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. We also maintain a website at https://www.bitdeer.com/. Through our website, we make available, free of charge, our annual reports and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated by reference into, this prospectus.

INFORMATION INCORPORATED BY REFERENCE
This registration statement incorporates by reference important information about the Company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference:
•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2023 filed with the SEC on March 28, 2024; and
•
the description of our ordinary shares contained in our registration statement on Form 8-A filed with the SEC on April 12, 2023, and any amendment or report filed for the purpose of updating such description.

All subsequent annual reports on Form 20-F, Form 40-F or Form 10-K that we file with the SEC and all subsequent filings on Forms 10-Q and 8-K filed by us with the SEC pursuant to the Exchange Act (excluding, in each case, any information or documents deemed to be furnished and not filed with the SEC), after the date hereof and prior to the termination or expiration of the registration statement of which this prospectus forms a part, shall be incorporated by reference. We may incorporate by reference any reports on Form 6-K that we furnish to the SEC that we specifically identify in such form or in any applicable prospectus supplement as being incorporated by reference into this prospectus or such prospectus supplement (i) after the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the completion of an offering of securities under this prospectus.
Our filings with the SEC, including annual reports on Form 20-F and current reports on Form 6-K and amendments to those reports, are available electronically on the SEC’s website at www.sec.gov. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
Bitdeer Technologies Group
08 Kallang Avenue
Aperia tower 1, #09-03/04
Singapore 339509
Tel: +65 62828220
Attention: Investor Relations
You should rely only on the information that we incorporate by reference or provide in this prospectus or any accompanying prospectus supplement.

US$150,000,000

  % Convertible Senior Notes due 2029
Prospectus Supplement
Book-Running Managers
BTIG
Co-Manager
A.G.P.
August   , 2024